Filed Pursuant to Rule 424(b)(4)

Registration No. 333-257339

Prospectus

 Bioxytran, Inc.

 5,300,000 Shares of Common Stock

This prospectus relates to the sale of up to 5,300,000 shares of our common stock, par value $0.001 per share, or the Common Stock, by the Company. The shares will be sold at the fixed price of $1.00 per share until the completion of this offering.

This offering is self-underwritten and conducted on a “Best Efforts No Minimum” basis and will end twelve months from the date that the registration statement is effective. No arrangement has been made to escrow funds received from the stock sales pending the completion of the offering. In that regard, proceeds from sales of the common stock will be delivered directly to the Company as sales occur. Directly funding the Company from the common stock sales exposes investors to significant risks. See “Plan of Distribution.” Because the offering has no set minimum and there is no plan to escrow the offering proceeds, the Company may fail to raise enough capital to fund its business plan and operations and it’s possible that investors may lose substantially all of their investment. No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. There are no underwriting commissions involved in this offering. The Company does not intend to sell any specific minimum number or dollar amount of securities but will use its best efforts to sell the securities offered.

Our common stock is traded on OTC Markets “Expert Market” under the symbol BIXT. On July 14, 2021, the last reported sale price of our common stock as reported on the OTC Markets “Expert Market” was $0.0112 per share; however, we have a limited trading market for our stock and there is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our Common Stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

On April 15, 2020, the Securities and Exchange Commission (the “SEC”) issued a temporary order of trading suspension pertaining to the Company’s securities; See SEC Release 34-88656 (the “Suspension”). By its terms the Suspension terminated on April 29, 2020.

The Company’s stock was, at the time, quoted on the OTCQB. When an SEC trading suspension ends, a broker-dealer generally may not solicit investors to buy or sell the previously-suspended over-the-counter (“OTC”) stock until certain requirements are met. Before soliciting quotations or resuming quotations in an OTC stock that has been subject to a trading suspension, a broker-dealer must file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) representing that it has satisfied all applicable requirements, including those of Rule 15c2-11 and FINRA Rule 6432.

Among other things, Rule 15c2-11 requires broker-dealers to review and maintain certain documents and information about the company, including in certain cases:

1.	the company’s state of organization, business line, and names of certain control affiliates
2.	the title and class of the securities outstanding; and
3.	the company’s most recent balance sheet and its profit and loss and retained earnings statement.

No broker-dealer may solicit or recommend that an investor buy an OTC stock that has been subject to a trading suspension unless and until FINRA has approved a Form 211 relating to the stock. If there are continuing regulatory concerns about the company, its disclosures, or other factors, such as a pending regulatory investigation, a Form 211 application may not be approved.

Following any approval by FINRA of any 211 filed by us, we will also have to apply with OTC Markets to have our stock quoted on the OTCQB or OTCQX. There are no guarantees we will file a 211 or that any 211 we file will be approved by FINRA, nor are there any guarantees that even if we do file a 211 and it is approved by FINRA that OTC Markets will agree to allow our stock to be quoted via OTCQB or OTCQX.

However, limited or “unsolicited” trading can occur in an OTC stock that has been subject to a trading suspension after the suspension ends but before a Form 211 is approved. This may allow investors to trade the stock when a broker or adviser has not solicited or recommended such a transaction. Even though such trading is allowed, it can be very risky for investors without current and reliable information about the company.

We intend to apply for quotation on the Over the Counter Venture Market (“OTCQB”) operated by the OTC Markets Group, Inc. through a market maker; however, there can be no assurance that our common stock will ever be quoted on any quotation service. In order to be eligible for trading on the OTCQB we must a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTCQB and remain current in our filings with the Securities and Exchange Commission. In order to be eligible for the OTCQB we must have a minimum bid price of $0.01, have at least 50 beneficial stockholders, each owning at least 100 shares, have a freely traded public float of at least 10% of our issued and outstanding shares of Common Stock or qualify from an exemption thereof and pay initial listing fees.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing shares of our common stock.

	Subscription Price	Dealer-Manager Fee (1)	Proceeds, Before Expenses, to us
Per share	$5,300,000	$477,000	$4,823,000
Total (2)	$5,300,000	$477,000	$4,823,000

(1)      In connection with the public offering, we have agreed to pay WallachBeth Capital LLC, the dealer-manager for the offering, 9.0% of the gross proceeds of this offering in cash and Warrants to acquire 5.0% of the shares of common stock sold in the offering, exercisable at 110% of the subscription price, and to also reimburse WallachBeth Capital LLC for its reasonable expenses incurred in connection with the offering.

(2) Assumes that the stock offering is fully subscribed and that the maximum of 5,300,000 shares are sold.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

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The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dealer-Manager

WallachBeth Capital LLC

THE DATE OF THIS PROSPECTUS IS JULY 26, 2021

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, references contained in this prospectus to the “Company,” “we,” “us,” or “our” refers to Bioxytran, Inc.

Bioxytran, Inc. (“we”, “us”, or the “Company”) is a clinical stage pharmaceutical company focused on the development, manufacture and commercialization of therapeutic drugs designed to address hypoxia in humans, which is a lack of oxygen to tissues. This lack of oxygen to tissues, also known as hypoxia, needs to be addressed quickly, otherwise it results in necrosis, which is the death of cells comprising body tissue. Necrosis cannot be reversed. Our lead drug candidate, code named BXT-25, is an oxygen-carrying small molecule consisting of bovine hemoglobin stabilized with a co-polymer with an intended application that includes the treatment of hypoxic conditions in the brain resulting from stroke. We believe that our approach is novel when applied to hypoxic conditions in humans. Our drug development efforts are guided by specialists who work on co-polymer chemistry and other disciplines. We intend to supplement our efforts with input from a scientific and medical advisory board whose members are leading physicians.

We plan to initiate pre-clinical studies of BXT-25. However, we cannot provide any assurance that we will successfully initiate or complete those planned trials and be able to initiate any other clinical trials for BXT-25 or any of our future drug candidates.

The Company was organized on June 9, 2008 as a Nevada corporation.

Company Overview

Our former name was U.S. Rare Earth Minerals, Inc. or USREM. On September 21, 2018 the Company was reorganized after reaching a settlement with a secured creditor with respect to a 6% secured promissory note in the principal amount of $110,000, including all interest due thereon, which had been in default since August 23, 2013. The note was secured by substantially all of the assets of the Company. As a condition to the settlement of the outstanding debt, USREM, agreed to acquire Bioxytran, Inc., a Delaware company, or Bioxytran (Delaware) and divest substantially all of its assets and remaining liabilities to an affiliate of the creditor and former majority stockholder. The creditor agreed to an accord and satisfaction of the Company’s obligations to the creditor in full and to release all liens upon the completion of the transaction.

The Agreement and Plan of Merger and Reorganization by and among USREM, Bioxy Acquisition Corp., a Wyoming corporation and wholly owned subsidiary of USREM, and Bioxytran (Delaware) was entered into contemporaneously with the settlement and all of the transactions contemplated by the settlement were consummated on September 21, 2018. Our operations are conducted within Bioxytran (Delaware).

On November 7, 2018, U.S. Rare Earth Minerals, Inc. changed its name to Bioxytran, Inc.

We are a clinical stage pharmaceutical company focusing on the development, manufacture and commercialization of therapeutic drugs designed to address hypoxia in humans, which is a lack of oxygen to tissues. Our initial focus is the treatment of hypoxic conditions in the brain resulting from stroke. In the Company’s Subsidiary, Pharmalectin, Inc., we are developing a glyco-viral pharmaceutical, with emphasis on Covid-19.

Currently, our lead pharmaceutical drug candidate in Bioxytran is code named BXT-25 and is planned to be an oxygen-carrying small molecule consisting of bovine hemoglobin stabilized with a co-polymer. This modified hemoglobin will be designed to be an injectable intravenous drug and we plan to begin pre-clinical studies and apply to the Food and Drug Administration (FDA) for approval to use BXT-25 to prevent necrosis, or cell death, by carrying oxygen to human tissue when blood flow to the brain is blocked during the initial stages of stroke in adults.

If we successfully complete Phase I testing with the FDA, we plan to explore the use of additional drug candidates using chemical structures that are a sub-class of BXT-25 that share the same physical properties, to treat wound healing due to hypoxia, cardiovascular ischemia, anemia, cancer conditions and trauma, subject to FDA approval.

BXT-25 is based in part on a technology developed by the Biopure Corporation which separates the hemoglobin molecule from red blood cells. Biopure filed for bankruptcy in 2009 and the technology we use from Biopure is in the public domain. We plan to apply our proprietary chemistry to enhance the hemoglobin molecule to produce BXT-25 which is hemoglobin and co-polymer based. BXT-25 is a novel, unproven technology. We may be unsuccessful in developing this technology into drugs ultimately dependent on FDA approval.

The lead pharmaceutical drug candidate in Pharmalectin, the Subsidiary, is code named ProLectin-Rx a complex polysaccharide derived from pectin that binds to, and blocks the activity of galectin-1, a type of galectin. Galectins are a member of a family of proteins in the body called lectins. These proteins interact with carbohydrate sugars located in, on the surface of, and in between cells. This interaction causes the cells to change behavior, including cell movement, multiplication, and other cellular functions. The interactions between lectins and their target carbohydrate sugars occur via a carbohydrate recognition domain, or CRD, within the lectin. Galectins are a subfamily of lectins that have a CRD that bind specifically to ß-galactoside proteins. Galectins have a broad range of functions, including regulation of cell survival and adhesion, promotion of cell-to-cell interactions, growth of blood vessels, regulation of the immune response and inflammation. During viral infections galectins are upregulated and downregulated based on the type of virus.

Pharmalectin has an exclusive license for an earlier developed molecule, based on Guar Gum, for treatment of mild to moderate COVID-19. The molecule, with the codename ProLectin-M, is currently in the process of being cleared for clinical trials in India and U.S. The technology, developed by NDPD Pharma, Inc., provides for a rapid, cost-effective and validated development of safe new molecule that serves as a proof of concept in form of an oral treatment for mild to moderate conditions of the disease. This treatment complements the Company’s intravenous drug candidates, currently under development, for treatment of more severe conditions for treatment of the SARS-Cov-2 virus and developed from pectic substances.

In the past, pectin has been used as a fibrosis drug and a cancer drug. It is currently being reformulated to treat viral infections. We believe that we have a novel approach in treating viral infections in humans. Our drug development efforts are guided by specialists on carbohydrate chemistry and other disciplines, and we intend to supplement our efforts with input from a scientific and medical advisory board whose members are leading physicians.

We plan to file a pre-investigational new drug application for ProLectin-Rx for the treatment of mild to moderate COVID-19 patients. However, we cannot provide any assurance that we will successfully initiate or complete those planned trials and be able to initiate any other clinical trials for ProLectin-Rx or any of our future drug candidates.

If successful in our initial trials, we will need to raise additional funds in excess of the $5,300,000 in this offering in order to expand the use to BXT-25 and new indications.

BXT-25 and ProLectin-Rx are novel, unproven technologies. We may be unsuccessful in developing this technology into drugs which the FDA ultimately will approve.

Our independent registered accounting firm noted in their report accompanying our financial statements for the period ending December 31, 2020, that the Company’s limited resources and operating history, as well as operating losses raise substantial doubt about the Company’s ability to continue as a going concern. As of March 31, 2021, we had a cumulative net loss of $6,343,630, while the Company had $91,635 cash on hand, which was provided by a third-party investor in the company’s Subsidiary, Pharmalectin, Inc.

We do not currently have sufficient capital resources to fund operations. To stay in business and to continue the development of our products, we will need to raise additional capital through public or private sales of our securities, debt financing or short-term bank loans, or a combination of the foregoing. We believe that we must raise not less than $3,700,000 in the current offering in addition to current cash on hand to be able to continue our business operations for approximately the next 15 months; however, funding at any level lower than $5,300,000 will delay the development of our technology and business.

We have not applied to register the shares in any state. An exemption from registration will be relied upon in the states where the shares are distributed and may only be traded in such jurisdictions after compliance with applicable securities laws. There can be no assurances that the shares will be eligible for sale or resale in such jurisdictions. We may apply to register the shares in several states for secondary trading; however, we are under no requirement to do so.

Our only current officers are David Platt, Mike Sheikh and Ola Soderquist. We are dependent upon these officers for implementation and execution of our business plan. The loss of any of them could have a material adverse effect upon our results of operations and financial position and could delay or prevent the achievement of our business objectives.

Note Financing

A summary of the outstanding 1-year convertible notes at July 19, 2021, are as follows:

Debtor	Date of Issuance	Principal Amount	Interest
Robert Salna	5/03/2021	$1,000,000	6%
Mike Parravano	5/03/2021	100,000	6%
Angelo Parravano	5/03/2021	65,000	6%
Pharmalectin Partners LLC	5/2/2021	1,000,000	6%
		$2,165,000

Note Holders

Between May 5, 2021 and May 26, 2021, we entered into four Securities Purchase Agreements, or “the SPA’s”, under which we agreed to sell convertible promissory notes, “the Notes”, in an aggregate principal amount of $2,165,000 with 6% interest to the Lenders shown in the table above.

At any time after the issue date of the Notes, The Holders of the Notes, “the Holders”, have the option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Notes into shares of our common stock at the Conversion Price. The “Conversion Price” will be the lesser of (i) $.13 per share or (ii) 85% of the closing price of Any Qualified Financing, which consists of any fundraising receiving gross proceeds of not less than $500,000.

The Holders are limited to holding a total of 4.99% of our issued and outstanding common stock.

The Common Stock underlying the Notes, when issued, bear a restrictive legend and has a 180-day lock-up period. They are currently eligible for resale under Rule 144.

If the Notes are converted prior to us paying off such note, it would lead to substantial dilution to our shareholders as a result of the conversion discounted for the Notes. There can be no assurance that there will be any funds available to pay of the Notes, or if available, on terms that will be acceptable to us or our shareholders. If we fail to obtain such additional financing on a timely basis, the Holders may convert the Notes and sell the underlying shares, which may result in significant dilution to shareholders due to the conversion discount, as well as a significant decrease in our stock price.

As at July 19, 2021, the principal amount of debt to the Holders of the Notes is $2,165,000 and the interest mounts to $16,765.

THE OFFERING

Issuer	Bioxytran, Inc.
Securities Offered	Up to 5,300,000 shares of our common stock, $0.001 par value per share.

Offering Price	$1.00 per share of common stock.

Determination of Offering Price	The offering price of $1.00 per share has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. For purposes of calculating the registration fee for the common stock included in this Prospectus, we have used an estimated public offering price of $1.00 per share. We can offer no assurances that the $1.00 price bears any relation to the value of the shares as of the date of this Prospectus.

Common Stock Outstanding Before the Offering	109,872,228 shares
Common Stock Outstanding After the Offering	130,925,305 shares, which does not include shares of common stock issuable under our 2021 Stock Incentive Plan, but includes the 17,653,077 shares of our common stock being registered by the Selling Stockholders concurrently herewith.

No minimum	There is no minimum for this offering. No arrangements have been made to place funds into an escrow or any similar account. We may conduct one or multiple closings. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations. We will then issue and deliver the securities.

Termination of Offering	The offering will terminate 12 months from the date that the registration statement is effective unless otherwise terminated early by the Company.

Use of Proceeds	We intend to use the net proceeds from this offering to repay all outstanding principal and interest on the Notes, develop BXT-25 and ProLectin-Rx, to build a management team, general corporate purposes and working capital.

Symbol for Common Stock	BIXT (OTC Expert Market) We intend to apply for quotation on the OTCQB through a market maker. There can be no assurance that our common stock will ever be quoted on any quotation service.

Transfer Agent and Registrar for our Shares:	Action Stock Transfer, LLC

Issuer’s Address:	75, Second Ave., Suite 605 Needham, MA 02494

Telephone Number:	617-454-1199

RISK FACTORS

An investment in our common stock involves substantial risks, including the risks described below. You should carefully consider the risks described below before purchasing our common stock. The risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business

Our plan relies upon our ability to obtain additional sources of capital and financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may be required to cease operations.

To become and remain profitable, we must succeed in developing and commercializing products that generate significant income. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our drug candidates, discovering additional drug candidates, obtaining regulatory approval for these drug candidates, manufacturing, marketing and selling any products for which we may obtain regulatory approval, and establishing and managing our collaborations at various stages of each candidate’s development. We are only in the preliminary stages of these activities. We may never succeed in these activities and, even if we do, may never generate income that is significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. If we are required by the U.S. Food and Drug Administration, or FDA, or the European Medicines Agency, or EMA, to perform studies in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our drug candidates, our expenses could increase, and revenue could be further delayed.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain the research and development efforts that will be initially funded by the proceeds of this offering, diversify our product offerings or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We have incurred losses since our inception and expect to incur losses for the foreseeable future and may never achieve or maintain profitability.

As at March 31, 2021, we have incurred losses since inception and have an accumulated deficit of $6,343,630 and, we had approximately $91,635 of cash on hand. The report of our independent registered public accountants as of and for years ending December 31, 2020 and 2019, contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate revenue and raise capital from financing transactions. Management anticipates that our cash resources are not sufficient to continue operations until additional cash investments are secured. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. There can be no assurance that we will be successful in accomplishing its objectives. Without such additional capital, we may be required to curtail or cease operations.

We have a limited operating history, which makes it difficult to evaluate our current business and future prospects.

We are a company with limited operating history, and our operations are subject to all of the risks inherent in establishing a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new technologies or those subject to clinical testing, and the competitive and regulatory environment in which we will operate. We may never obtain FDA or EMA approval of our products in development and, even if we do so and are also able to commercialize our products, we may never generate revenue sufficient to become profitable. Our failure to generate revenue and profit would likely cause our securities to decrease in value or become worthless.

We will require additional financing to implement our business plan, which may not be available on favorable terms or at all, and we may have to accept financing terms that would place restrictions on us.

We believe that we must raise not less than $3,700,000 in the current offering in addition to current cash on hand to be able to continue our business operations for approximately the next 15 months; however, funding at any level lower than $5,300,000 over the next year will delay the development of our technology and business. We will need to continue to conduct significant research, development, testing and regulatory compliance activities for BXT-25, together with projected general and administrative expenses, we expect will result in operating losses for the foreseeable future. We may not be able to obtain equity or debt financing on acceptable terms or at all to implement our growth strategy. As a result, adequate capital may not be available to finance our current development plan, take advantage of business opportunities or respond to competitive pressures. If we are unable to raise additional funds, we may be forced to curtail or even abandon our business plan.

Until such time, if ever, as we can generate substantial product income, we expect to finance our cash needs through a combination of equity offerings, debt financings and license and collaboration agreements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. In addition, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, or making acquisitions or significant asset sales.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates or grant licenses on terms that may not be favorable to us and/or that may reduce the value of our common stock.

Our products are based on novel, unproven technologies.

Our drug candidates in development are based on novel, unproven technologies using proprietary co-polymer compounds in combination with similar FDA approved drug for veterinary use. Co-polymers are difficult to synthesize, and we may not be able to synthesize co-polymer that will be usable as delivery vehicles for the anti-hypoxia drugs we are working with or other therapeutics we intend to develop. Clinical trials are expensive, time-consuming and may not be successful. They involve the testing of potential therapeutic agents, or effective treatments, in humans, typically in three phases, to determine the safety and efficacy of the products necessary for an approved drug. Many products in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our products progress successfully through initial or subsequent human testing, they may fail in later stages of development. We may engage others to conduct our clinical trials, including clinical research organizations and, possibly, government-sponsored agencies. These trials may not start or be completed as we forecast or may not achieve desired results.

Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

Our drug candidate is unproven, and its risk of failure is high. It is impossible to predict when or if our current or any future drug candidates will receive regulatory approval or prove effective and safe in humans. Before obtaining marketing approval from regulatory authorities for the sale of any drug candidate, we must conduct extensive clinical trials and, in the case of BXT-25, first complete preclinical development, to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failed clinical trial can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their drug candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our drug candidates, including:

●	regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

●	clinical trials of our drug candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

●	the number of patients required for clinical trials of our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

●	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

●	we may have to suspend or terminate clinical trials of our drug candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

●	the cost of clinical trials of our drug candidates may be greater than we anticipate;

●	the supply or quality of our drug candidates or other materials necessary to conduct clinical trials of our drug candidates may be insufficient or inadequate;

●	our drug candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or institutional review boards to suspend or terminate the trials; and

●	regulators may revise the requirements for approving our drug candidates, or such requirements may not be as we anticipate.

If we are required to conduct additional clinical trials or other testing of our drug candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our drug candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

●	be delayed in obtaining marketing approval for our drug candidates;

●	not obtain marketing approval at all, which would seriously impair our viability;

●	obtain marketing approval in some countries and not in others;

●	obtain approval for indications or patient populations that are not as broad as we intend or desire;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

●	be subject to additional post-marketing testing requirements; or

●	have the product removed from the market after obtaining marketing approval.

We plan to initiate pre-clinical studies of BXT-25 and clinical studies of ProLectin-Rx. However, we cannot provide any assurance that we will successfully initiate or complete those planned trials and be able to initiate any other clinical trials for BXT-25, ProLectin-Rx, or any future drug candidates we may develop. The results of any clinical trials could yield negative or ambiguous results. Such results could adversely affect future development plans, collaborations and our stock price.

Our product development costs will increase if we experience delays in clinical testing or marketing approvals. We do not know whether any of our intended preclinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our drug candidates or allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our drug candidates and harming our business and results of operations.

A fast track, breakthrough therapy or other designation by the FDA may not actually lead to a faster development or regulatory review or approval process.

We may seek fast-track, breakthrough therapy or similar designation for our drug candidates. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA fast track designation. The FDA has broad discretion whether or not to grant this designation, and even if we believe a particular drug candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

Additionally, we may in the future seek a breakthrough therapy designation for some of our product candidates that reach the regulatory review process. A breakthrough therapy is a drug candidate that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and that, as indicated by preliminary clinical evidence, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies by the FDA are eligible for accelerated approval and increased interaction and communication with the FDA designed to expedite the development and review process.

As with fast-track designation, designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and may determine not to grant such a designation. Even if we receive a breakthrough therapy designation for any of our product candidates, the designation may not result in a materially faster development process, review or approval compared to conventional FDA procedures. Further, obtaining a breakthrough therapy designation does not assure or increase the likelihood of the FDA’s approval of the applicable product candidate. In addition, even if one or more of our product candidates qualifies as a breakthrough therapy, the FDA could later determine that those products no longer meet the conditions for the designation or determine not to shorten the time period for FDA review or approval.

We will rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

We intend to use third-party clinical research organizations, or CROs, to conduct our planned clinical trials and do not plan to independently conduct clinical trials of BXT-25 or any future drug candidates. We rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct and manage our clinical trials. These agreements might terminate for a variety of reasons, including a failure to perform by the third parties. If we need to enter into alternative arrangements, that would delay our product development activities.

Our reliance on these third parties for research and development activities reduces our control over these activities but does not relieve us of our responsibilities. For example, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with regulatory standards, commonly referred to as good clinical practices, or GCPs, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Other countries’ regulatory agencies also have requirements for clinical trials with which we must comply. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our drug candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our drug candidates.

We also expect to rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our drug candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our drug candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States, such as the EMA. In addition, some of our competitors have ongoing clinical trials for drug candidates that treat the same indications as our drug candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ drug candidates.

Patient enrollment is affected by other factors including:

●	the severity of the disease under investigation;

●	the patient eligibility criteria for the study in question;

●	the perceived risks and benefits of the drug candidate under study;

●	the efforts to facilitate timely enrollment in clinical trials;

●	our payments for conducting clinical trials;

●	the patient referral practices of physicians;

●	the ability to monitor patients adequately during and after treatment; and

●	the proximity and availability of clinical trial sites for prospective patients.

We are unable to forecast with precision our ability to enroll patients. Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our drug candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing.

 If serious adverse or unacceptable side effects are identified during the development of our drug candidate or we observe limited efficacy, we may need to abandon or limit our development of some of our drug candidate.

If our drug candidate is associated with undesirable side effects in clinical trials, have limited efficacy or have characteristics that are unexpected, we may need to abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. We have not commenced pre-clinical trials of BXT-25 and ProLectin-Rx, which even if it proves successful, may later be found to cause side effects that will prevent further development of the compounds.

Even if our drug candidate receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payers and others in the medical community necessary for commercial success.

Even if our drug candidate receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payers and others in the medical community. If our drug candidate does not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of our drug candidate, if approved for commercial sale, will depend on a number of factors, including:

●	their efficacy, safety and other potential advantages compared to alternative treatments;

●	our ability to offer them for sale at competitive prices;

●	their convenience and ease of administration compared to alternative treatments;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the strength of marketing and distribution support;

●	the availability of third-party coverage and adequate reimbursement for our drug candidate;

●	the prevalence and severity of their side effects;

●	any restrictions on the use of our products together with other medications;

●	interactions of our products with other medicines patients are taking; and

●	inability of certain types of patients to take our products.

If we are unable to address and overcome these and similar concerns, our business and results of operations could be substantially harmed.

If we are unable to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities, we may not be successful in commercializing our drug candidate if and when they are approved.

We do not have a sales or marketing infrastructure and have limited experience in the sale, marketing or distribution of our products. To achieve commercial success for any product for which we obtain marketing approval, we will need to successfully establish and maintain relationships with third parties to perform sales and marketing functions.

Factors that may inhibit our efforts to commercialize our products on our own include:

●	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to or educate physicians on the benefits of our products;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines;

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization;

●	inability to obtain sufficient coverage and reimbursement from third-party payors and governmental agencies; and

●	inability to obtain sufficient coverage and reimbursement from third-party payors and governmental agencies.

We will rely on third parties to sell, market and distribute our drug candidate. We may not be successful in entering into, or maintaining, arrangements with such third parties or may be unable to do so on terms that are favorable to us. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our drug candidate.

If we are unable to convince physicians as to the benefits of our proposed products, we may incur delays or additional expense in our attempt to establish market acceptance.

Broad use of our proposed products may require physicians to be informed regarding our proposed products and the intended benefits. Inability to carry out this physician education process may adversely affect market acceptance of our proposed products. We may be unable to timely educate physicians regarding our proposed products in sufficient numbers to achieve our marketing plans or to achieve product acceptance. Any delay in physician education may materially delay or reduce demand for our products. In addition, we may expend significant funds toward physician education before any acceptance or demand for our proposed products is created, if at all.

We face substantial competition, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to BXT-25 and will face competition with respect to any drug candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products in the field of oxygen therapeutics for the treatment of a variety of conditions and any of such products may target the stroke. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

A substantial number of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources, established presence in the market and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, sales and marketing and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products.

We may be unable to compete in our target marketplaces, which could impair our ability to generate revenues, thus causing a material adverse impact on our results of operations.

Our success depends upon our ability to retain key executives and to attract, retain, and motivate qualified personnel, and the loss of these persons could adversely affect our operations and results.

We are highly dependent on the principal members of our management, scientific and clinical team, including Dr. David Platt, our Chairman, President and Chief Executive Officer, Mike Sheikh, our Executive Vice President and Ola Soderquist, our Chief Financial Officer. We don’t have a “key person” insurance for any of Dr. Platt, Mr. Sheikh or Mr. Soderquist and even if such policies were to be obtained, such insurance policies may not adequately compensate us for the loss of their services.

The loss of the services of any of our executive officers or of any members of our scientific and medical advisory board, could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely and expect to continue to rely to a significant degree on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

Our lack of operating experience may cause us difficulty in managing our growth which could lead to our inability to implement our business plan.

We have limited experience in marketing and the selling of pharmaceutical products. Any growth will require us to expand our management and our operational and financial systems and controls. If we are unable to do so, our business and financial condition would be materially harmed. If rapid growth occurs, it may strain our operational, managerial and financial resources.

We will depend on third parties to manufacture and market our products and to design trial protocols, arrange for and monitor the clinical trials, and collect and analyze data.

We do not have, and do not now intend to develop, facilities for the manufacture of any of our products for clinical or commercial production. In addition, we are not a party to any long-term agreement with any of our suppliers, and accordingly, we have our products manufactured on a purchase-order basis from one of two primary suppliers. We will need to develop relationships with manufacturers and enter into collaborative arrangements with licensees or have others manufacture our products on a contract basis. We expect to depend on such collaborators to supply us with products manufactured in compliance with standards imposed by the FDA and foreign regulators.

Moreover, as we develop products eligible for clinical trials, we contract with independent parties to design the trial protocols, arrange for and monitor the clinical trials, collect data and analyze data. In addition, certain clinical trials for our products may be conducted by government-sponsored agencies and will be dependent on governmental participation and funding. Our dependence on independent parties and clinical sites involves risks including reduced control over the timing and other aspects of our clinical trials.

We are exposed to product liability, pre-clinical and clinical liability risks which could place a substantial financial burden upon us, should we be sued.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical formulations and products. Such claims may be asserted against us. In addition, the use in our clinical trials of pharmaceutical formulations and products that our potential collaborators may develop and the subsequent sale of these formulations or products by us or our potential collaborators may cause us to bear a portion of or all product liability risks. A successful liability claims, or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

Since we do not currently have any FDA-approved products or other formulations, we do not currently have any other product liability insurance covering commercialized products. We may not be able to obtain or maintain adequate product liability insurance, when needed, on acceptable terms, if at all, or such insurance may not provide adequate coverage against our potential liabilities. Furthermore, our potential partners with whom we intend to have collaborative agreements, or our future licensees may not be willing to indemnify us against these types of liabilities and may not themselves be sufficiently insured or have sufficient liquidity to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage that may be obtained by us could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may be unable to obtain or to maintain clinical trial liability insurance on acceptable terms, if at all. Any inability to obtain and/or maintain insurance coverage on acceptable terms could prevent or limit the commercialization of any products we develop.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payers or if new restrictive legislation is adopted, market acceptance of our proposed products may be limited, and we may not achieve revenues.

The continuing efforts of government and insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, and the future revenues and profitability of our potential customers, suppliers and collaborative partners and the availability of capital. For example, in certain international markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the U.S., given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could materially harm our business, financial condition and results of operations.

Our ability to commercialize our proposed products will depend in part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations and products and related treatments are obtained by governmental authorities, private health insurers and other organizations, such as HMOs. Third-party payers are increasingly challenging the prices charged for medical drugs and services. Also, the trend toward managed health care in the U.S. and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and drugs, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for or rejection of our products.

There are risks associated with our reliance on third parties for marketing, sales and distribution infrastructure and channels.

We intend to enter into agreements with commercial partners to engage in sales, marketing and distribution efforts around our products in development. We may be unable to establish or maintain these third-party relationships, or establish new relationships, on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors. If we do not enter into or maintain relationships with third parties for the sales and marketing of our proposed products, we will need to develop our own sales and marketing capabilities. Furthermore, even if engaged, these distributors may:

●	fail to satisfy financial or contractual obligations to us;

●	fail to adequately market our products;

●	cease operations with little or no notice to us; or

●	offer, design, manufacture or promote competing formulations or products.

If we fail to develop sales, marketing and distribution channels, we could experience delays in generating sales and incur increased costs, which would harm our financial results.

We will be subject to risks if we seek to develop our own sales force.

If we choose at some point to develop our own sales and marketing capability, our experience in developing a fully integrated commercial organization is limited. If we choose to establish a fully integrated commercial organization, we will likely incur substantial expenses in developing, training and managing such an organization. We may be unable to build a fully integrated commercial organization on a cost-effective basis, or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete against these other companies. We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all.

Risks Related to Our Industry

We will need regulatory approvals to commercialize our products as drugs.

In offering BXT-25, ProLectin-Rx or any other product as a drug, we are required to obtain approval from the FDA to sell our products in the U.S. and from foreign regulatory authorities to sell our products in other countries. The FDA’s review and approval process is lengthy, expensive and uncertain. Extensive pre-clinical and clinical data and supporting information must be submitted to the FDA for each indication for each product candidate to secure FDA approval. Before receiving FDA clearance to market our proposed products, we will have to demonstrate that our products are safe and effective on the patient population and for the diseases that are to be treated. Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, regulatory approvals can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources. The FDA could reject an application or require us to conduct additional clinical or other studies as part of the regulatory review process. Delays in obtaining or failure to obtain FDA approvals would prevent or delay the commercialization of our product candidates, which would prevent, defer or decrease our receipt of revenues. In addition, if we receive initial regulatory approval, our product candidates will be subject to extensive and rigorous ongoing domestic and foreign government regulation.

 Data obtained from clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

Data we obtain from our planned pre-clinical studies and clinical trials will not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug, resulting in delays to commercialization, and could materially harm our business. Our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

Our competitive position depends on protection of our intellectual property.

Development and protection of our intellectual property are critical to our business. All of our intellectual property has been invented and/or developed or co-developed by Dr. David Platt; and other intellectual property that is important to the development of BXT-25 is in the public domain. If we do not adequately protect our intellectual property, or if competitors develop technologies incorporating the same or similar technologies that already are in the public domain, those competitors may be able to practice our technologies. Our success depends in part on our ability to obtain patent protection for our products or processes in the U.S. and other countries, protect trade secrets, and prevent others from infringing on our proprietary rights.

Since patent applications in the U.S. are maintained in secrecy for at least portions of their pendency periods (published on U.S. patent issuance or, if earlier, 18 months from earliest filing date for most applications) and since other publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we are or will be the first to make the inventions to be covered by our patent applications. The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents.

The patent applications we file, including applications that will follow the filing of Provisionals, may not issue as patents or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or to any future licensors may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights, and we may not have the required resources to pursue such litigation or to protect our patent rights.

Although we will require our scientific and technical employees and consultants to enter into broad assignment of inventions agreements, and all of our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored. Currently, we do not have any scientific or technical employees.

 Products we develop could be subject to infringement claims asserted by others.

We cannot assure that products based on our patents or intellectual property that we license from others will not be challenged by a third-party claiming infringement of its proprietary rights. If we were not able to successfully defend patents that may be issued to us, that we may acquire, or that we may license in the future, we may have to pay substantial damages, possibly including treble damages, for past infringement.

We face intense competition in the biotechnology and pharmaceutical industries.

The biotechnology and pharmaceutical industries are intensely competitive. We face direct competition from U.S. and foreign companies focusing on pharmaceutical products, which are rapidly evolving. Our competitors include major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions are increasingly likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products based on technology developed at such institutions. Our competitors may succeed in developing or licensing technologies and products that are more effective or less costly than ours or succeed in obtaining FDA or other regulatory approvals for product candidates before we do. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources.

The market for our proposed products is rapidly changing and competitive, and new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue company engaged in the development of drug technologies, our resources are limited, and we may experience technical challenges inherent in such technologies. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to our proposed products. Our competitors may develop drugs that are safer, more effective or less costly than our proposed products and, therefore, present a serious competitive threat to us.

The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medication. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for our technologies, formulations and products to receive widespread acceptance if commercialized.

Health care cost containment initiatives and the growth of managed care may limit our returns.

Our ability to commercialize our products successfully may be affected by the ongoing efforts of governmental and third-party payers to contain the cost of health care. These entities are challenging prices of health care products and services, denying or limiting coverage and reimbursement amounts for new therapeutic products, and for FDA-approved products considered experimental or investigational, or which are used for disease indications without FDA marketing approval.

Even if we succeed in bringing any products to the market, they may not be considered cost-effective and third-party reimbursement might not be available or sufficient. If adequate third-party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for our products, or if the scope of the patent protection obtained is not sufficiently broad, competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be impaired.

Our plan for the development of BXT-25 is based in part on a technology developed by the Biopure Corporation which separates hemoglobin from red blood cells. Biopure filed for bankruptcy in 2009 and the technology we use from Biopure is in the public domain. We plan to apply our proprietary chemistry to break down and augment a bovine hemoglobin molecule producing a co-polymer-based molecule we call BXT-25. We face competitors and other entities who are engaged in the further development of some or all of that public-domain technology for the purpose of creating products that may compete directly with our products.

Among such competitors and other entities is Boston Therapeutics, Inc. (OTCQB: BTHE). Our chairman, David Platt, was founder, and until April 1, 2015, Chief Executive Officer of Boston Therapeutics; and that entity is a pharmaceutical company focused on developing, manufacturing and commercializing novel compounds based on complex carbohydrate chemistry to address unmet medical needs in diabetes. According to its website, products Boston Therapeutics seeks to develop include an anti-necrosis glyco-protein based therapeutic agent that consists of a stabilized glycoprotein composition containing oxygen-rechargeable iron, targeting both human and animal tissues and organ systems deprived of oxygen and in need of metabolic support. The Boston Therapeutic development efforts are, like the efforts of the Company, based in part on Biopure technology that is now in the public domain. While Boston Therapeutics is focused on medical conditions that are different from the conditions that will be addressed by the Company, and while the Company’s proprietary technology is very different from the technology under development at Boston Therapeutics at the time of Dr. Platt’s departure from that entity, a refocus of Boston Therapeutics to treat conditions that are central to the Company’s focus may make it a direct competitor.

Currently there are four drug candidates to treat a stroke. Abciximab from Eli Lilly is a platelet aggregation inhibitor. Clinical trials show little advantage over placebos and could lead to dangerous side effects, including more bleeding in patients. Cerovive from AstraZeneca is a Nitrone-based neuro protectant currently in phase III clinical trials which shows no significant benefit over placebos with respect to changes in neurological impairment as measured by the national institute of health stroke scale. Candesartan, from AstraZeneca, is an angiotensin receptor blocker which was used to control blood pressure. Its efficacy in stroke patients still must be proven. Ancod from Knoll Pharmaceuticals is an anti-coagulant that acts by breaking down the fibrinogen. It increases the risk of hemorrhage similar to those associated with tPA.

Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our proprietary products. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our drug candidates.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States and we may fail to seek or obtain patent protection in all major markets. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned patents or pending patent applications, or that we were the first to file for patent protection of such inventions, nor can we know whether those from whom we license patents were the first to make the inventions claimed or were the first to file. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The U.S. Patent and Trademark Office, or U.S. PTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the U.S. PTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future drug candidates.

Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical products, or limit the duration of the patent protection of our products. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and ultimately unsuccessful.

Competitors may infringe our issued patents or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly, which could adversely affect us.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our drug candidates without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries. While no such litigation has been brought against us and we have not been held by any court to have infringed a third party’s intellectual property rights, we cannot guarantee that our products or use of our products do not infringe third-party patents. It is also possible that we have failed to identify relevant third-party patents or applications. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing, which is referred to as the priority date. Therefore, patent applications covering our products or technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our products or the use of our products.

We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including inter parties review, interference, or derivation proceedings before the U.S. PTO and similar bodies in other countries. Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our drug candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the U.S. PTO and foreign patent agencies in several stages over the lifetime of the patent. The U.S. PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

The employees and consultants we may hire likely will have been previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we will try to ensure that our employees and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these employees or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and drug candidates, we also intend to rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We will seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also seek to enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Our trade secrets may also be obtained by third parties by other means, such as breaches of our physical or computer security systems. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Relating to this Offering and Ownership of Our Common Stock

Prior to this offering, we had a limited public market for our shares of common stock and you may not be able to resell our shares at or above the price you paid, or at all.

Prior to this offering, there was a limited public market for our common stock in the OTC Markets “Expert Market” market. We intend to apply for quotation on the OTCQB through a market maker; however, there can be no assurance that our common stock will ever be quoted on any quotation service. In order to be eligible for trading on the OTCQB we must a market maker file an application with FINRA to have our common stock quoted on the OTCQB and remain current in our filings with the Securities and Exchange Commission. In order to be eligible for the OTCQB we must have a minimum bid price of $0.01, have at least 50 beneficial stockholders, each owning at least 100 shares, have a freely traded public float of at least 10% of our issued and outstanding shares of Common Stock or qualify from an exemption thereof and pay initial listing fees. We cannot assure you that an active public market for our common stock will develop or that the market price of our shares will not decline below the public offering price. The public offering price of our shares may not be indicative of prices that will prevail in the trading market following the offering.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any listed, trading equity security that has a market price less than $1.00 per share or an exercise price of less than $1.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Provisions in the Nevada Revised Statutes and our Bylaws could make it very difficult for an investor to bring any legal actions against our directors or officers for violations of their fiduciary duties or could require us to pay any amounts incurred by our directors or officers in any such actions.

Members of our board of directors and our officers will have no liability for breaches of their fiduciary duty of care as a director or officer, except in limited circumstances, pursuant to provisions in the Nevada Revised Statutes and our Bylaws as authorized by the Nevada Revised Statutes. Specifically, Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the company or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (2) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. Accordingly, you may be unable to prevail in a legal action against our directors or officers even if they have breached their fiduciary duty of care. In addition, our Bylaws allow us to indemnify our directors and officers from and against any and all costs, charges and expenses resulting from their acting in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay. Accordingly, our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition, results of operations and cash flows, and adversely affect prevailing market prices for our common stock.

Future sales of substantial amounts of the shares of common stock by existing shareholders could adversely affect the price of our common stock.

If our existing shareholders sell substantial amounts of the shares following this offering, the market price of our common stock could fall. Such sales by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. The shares of common stock offered in this offering will be eligible for immediate resale in the public market without restrictions. All remaining shares, which are currently held by our existing shareholders, may be sold in the public market in the future subject to the lock-up agreements and the restrictions contained in Rule 144 under the Securities Act. If any existing shareholders sell a substantial number of shares, the prevailing market price for our shares could be adversely affected.

 The market price of our Common Stock may be subject to fluctuation and you could lose all or part of your investment.

The public offering price has been arbitrarily determined by us and may not be indicative of prices that will prevail in the trading market. The price of our shares may decline following this offering. The stock market in general has been, and the market price of our ordinary shares in particular will likely be, subject to fluctuation, whether due to, or irrespective of, our operating results and financial condition. The market price of our shares may fluctuate as a result of a number of factors, some of which are beyond our control, including, but not limited to:

●	actual or anticipated variations in our and our competitors’ results of operations and financial condition;

●	market acceptance of our products;

●	the mix of products that we sell and related services that we provide;

●	changes in earnings estimates or recommendations by securities analysts, if our shares are covered by analysts;

●	development of technological innovations or new competitive products by others;

●	announcements of technological innovations or new products by us;

●	failure by us to achieve a publicly announced milestone;

●	delays between our expenditures to develop and market new or enhanced products and the generation of sales from those products;

●	developments concerning intellectual property rights, including our involvement in litigation;

●	regulatory developments and the decisions of regulatory authorities as to the approval or rejection of new or modified products;

●	changes in the amounts that we spend to develop, acquire or license new products, technologies or businesses;

●	changes in our expenditures to promote our products;

●	our sale or proposed sale, or the sale by our significant shareholders, of our shares or other securities in the future;

●	changes in key personnel;

●	success or failure of our research and development projects or those of our competitors;

●	the trading volume of our Shares; and

●	general economic and market conditions and other factors, including factors unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our shares and result in substantial losses being incurred by our investors. In the past, following periods of market volatility, public company shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could impose a substantial cost upon us and divert the resources and attention of our management from our business.

The price at which you purchase shares from our Selling Stockholders in their offering may be higher or lower than the $1.00 per share offered by us in our direct offering.

We propose to sell shares of our Common Stock at a price of $1.00 per share in our direct offering. Shares sold by our Selling Stockholders in this offering will be sold at a fixed price of $0.13 per share.

Investors in this offering will experience immediate substantial dilution in net tangible book value.

The public offering price of our shares in this offering is considerably greater than the net tangible book value per share of our outstanding shares immediately after this offering. Accordingly, investors in this offering will incur immediate dilution of $0.96 per share, based on an assumed public offering price of $1.00 per share, the estimated public offering price range shown on the cover of this prospectus, and the sale of all 5,300,000 shares offered to the public. If only 750,000 shares are sold at the assumed public offering price of $1.00 per share, then investors in this offering will incur immediate dilution of $0.99 per share. See “Dilution.”

We have broad discretion as to the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering to further build our sales and marketing infrastructure, fund research and development projects and scale up manufacturing and for other general corporate purposes. However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income.

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that we provide herein or our management may provide from time to time (including, but not limited to, those relating to potential peak sales amounts, clinical and regulatory timelines, production and supply matters, commercial launch dates, and other financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, regulatory, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There may be differences between actual and projected results, and actual results may be materially different from than those contained in the projections. The inclusion of the projections in this prospectus should not be regarded as an indication that we, our management, or their representatives considered or consider the projections to be a guaranteed prediction of future events, and the projections should not be relied upon as such.

 An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

An investment in our company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any State or local taxing authority has reviewed the transactions described herein, and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warranties regarding such matters.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the completion of this offering when it is taken together with other transactions we may consummate in the succeeding three-year period. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

Our Certificate of Incorporation permits “blank check” preferred stock, which can be designated by our Board of Directors without stockholder approval.

We have 50,000,000 authorized shares of preferred stock. The shares of our preferred stock may be issued from time to time in one or more series, each of which shall have a distinctive designation or title as is determined by our Board of Directors prior to the issuance of any shares thereof. The preferred stock may have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the Board of Directors. Because the Board of Directors is able to designate the powers and preferences of the preferred stock without the vote of a majority of our stockholders, stockholders will have no control over what designations and preferences our preferred stock will have. If preferred stock is designated and issued, then depending upon the designation and preferences, the holders of the preferred stock may exercise voting control over us. As a result, our stockholders will have no control over the designations and preferences of the preferred stock and as a result the operations of our company.

Our management collectively owns a substantial majority of our common stock.

Collectively, our officers, our directors and one other stockholder own or exercise voting and investment control of approximately 82.8% of our outstanding common stock. As a result, investors may be prevented from affecting matters involving our company, including:

●	the composition of our Board of Directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

●	any determinations with respect to mergers or other business combinations;

●	our acquisition or disposition of assets; and

●	our corporate financing activities.

Furthermore, this concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in a company that is controlled by a small number of stockholders.

If we fail to establish and maintain an effective system of internal control or disclosure controls and procedures are not effective, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and, depending on our future growth, may require our independent registered public accounting firm to annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting. The process of implementing and maintaining proper internal controls and complying with Section 404 is expensive and time consuming. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need may become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If our auditors or we discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for future listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which may reduce our stock price.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they make and then change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

The trading market for our common stock, should it develop, may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on this information in making an investment decision.

Risks Related to the Note Financings

Common Stock that we issue upon conversion of the promissory note will dilute our existing stockholders and depress the market price of our common stock.

As of the date of this prospectus, we are obligated to issue approximately 17,653,077 common shares upon conversion of the currently outstanding Notes. For the Holders, the shares total is based on $2,165,000 of currently outstanding principal at July 19, 2021 and based upon a conversion price equal to the lesser of  (i) $0.13 or (ii) 85% of the closing price of Any Qualified Financing, which consists of any fundraising receiving gross proceeds of not less than $500,000.

The total potential issuable shares increase with the inclusion of additional interest and any decrease in our stock price. As of the date of this prospectus, no shares have been issued pursuant to conversion of the Notes and the Holders has not elected to convert any part of the Notes to date.

The issuance of shares upon conversion of the notes will dilute our existing shareholders.

The holders of the notes convertible into our common stock will pay less than the then- prevailing market price for our common stock.

The notes are convertible at the lesser of: (i) $0.13 or (ii) 85% of the closing price of Any Qualified Financing, which consists of any fundraising receiving gross proceeds of not less than $500,000. As such, the note holders have a financial incentive to sell our common stock after their 180-day holding period to realize the profit equal to the difference between the discounted price and the market price. If the noteholders sell shares, the price of our common stock will likely decrease. If our stock price decreases, the noteholders may have a further incentive to sell the shares of our common stock that they hold. These sales may put further downward pressure on our stock price and reduce the value of your common shares.

The price of the Common Stock we are selling under this Offering is significantly higher than the conversion price of the Notes and the price of our common stock would likely drop to or below the conversion price of the Notes upon conversion by the Holders.

In the event that the Holders converts the Notes into common stock, the conversion price is significantly lower than the price at which we are selling our common stock in this offering. As a result, the sale by the Holders of our common stock could drive the market price down to the conversion price on, or after their 180-day holding period. This could result in the purchaser of our common stock in this offering loose a substantial portion of his or her investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of “forward-looking statements”. Specifically, all statements other than statements of historical facts included in this prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information currently available to management. When used in this prospectus and the documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “continue” and “intend,” and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed in our periodic reports to be filed with the SEC under the Exchange Act, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

●	We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.

●	We are a company with limited operating history which makes it difficult to evaluate our current business and future prospects.

●	We will require additional financing to implement our business plan may not be available on favorable terms or at all, and we may have to accept financing terms that would adversely affect our stockholders.

●	Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our drug candidates and dietary supplements.

●	Our products are based on novel, unproven technologies.

●	Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

●	We may be unable to commercialize our drug candidates

●	Our success depends upon our ability to retain key executives and to attract, retain, and motivate qualified personnel and direction and the loss of these persons could adversely affect our operations and results.

●	We will need regulatory approvals to commercialize our products as drugs.

●	Our competitive position depends on protection of our intellectual property.

●	The market for our proposed products is rapidly changing and competitive, and new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

●	We may become involved in lawsuits to protect or enforce patents that may issue to us, that we may acquire, or may license in the future, or other intellectual property, which could be expensive, time-consuming and ultimately unsuccessful.

●	The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

●	There is no market, and no market may develop, for our common stock, which makes our securities very speculative.

●	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

●	Our management will have broad discretion in how we use the net proceeds of this offering.

●	As a public company, we must implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization to satisfy new reporting requirements, which will increase our costs and require additional management resources.

Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements as anticipated, believed, estimated, expected or intended.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference herein might not occur.

USE OF PROCEEDS

Pharmalectin is a single purpose entity aiming to develop pharmaceutical cures for Covid-19 (collectively referred to as “ProLectin-Rx”) and bring the drugs through FDA acceptance and thereafter license out the product(s). The total cost of the project is estimated to cost $40 million, whereof $2.6 million has been raised so far through an investment fund, and through the New Notes funding.

As at March 31, 2021 Good Manufacturing Practice (GMP), pre-clinical and a clinical Phase I/II study have been completed for the initial drug, ProLectin-M, an oral formulation against mild to moderate symptoms of the disease, while GMP manufacturing has been completed for ProLectin-I, and -F. The results of the ProLectin-M trial are described in our peer-reviewed article Galectin antagonist use in mild cases of SARS-CoV-2; pilot feasibility randomised, open label, controlled trial, published in Journal of Vaccines & Vaccination on December 30, 2020.

Approximately $0.4 million will be used for toxicity testing in animals, submission of Investigational New Drug application (IND) $0.55 million, approximately $3.5 million for Phase I (safety), Phase II (proof-of-concept) and Phase III (approval) clinical trials and approximately $0.9 million for General and Administrative and general working capital purposes.

We intend to develop ProLectin-Rx, to build a management team, general corporate purposes and working capital. We believe we can fully support the development as outlined in the above, if we are less successful, we intend to develop the projects from left to right, as set forth in the table below.

	ProLectin-M	ProLectin-I	ProLectin-F	ProLectin-Rx**
Estimated Project Cost in thousands USD**	$2,700	$1,650	$1,000	$5,350
Development & GLP	-	-	-	-
Pre-Clinical	100	150	150	400
IND Submission	150	200	200	550
Clinical Trials	2,000	1,000	500	3,500
G&A	450	300	150	900
End Point	Phase III	Phase II/a	Phase II/a	Total
% of funding required	50%	30%	20%	100%

* $2.6 million have previously been spent on proof-of-concept and GMP manufacturing of ProLectin-M, -I, and -F
** Funding of ProLectin-A is not covered by the present offering, see below

In addition to the $2,600,000 currently invested in the project, we believe we will be required to raise the full $5,300,000 in order to complete the Good Laboratory Practice (GLP), Pre-clinical and submit an IND with the FDA for ProLectin-M, -I and, as well as a proof of concept for ProLectin-F.

•	if we are successful in raising 25% of the current offering, we can develop ProLectin-F.
•	if we are successful in raising 50% of the current offering, we can chose to develop either ProLectin-M, or ProLectin-I and ProLectin-F.
•	if we are successful in raising 75% of the current offering, we can develop ProLectin-M and ProLectin-F.

Future Project Costs

An additional spending in the range of $10 to 15 million will be required in order to complete the Phase IIb/III testing with the FDA and EMA of the ProLectin-I and -F.

ProLectin-A

In order to develop ProLectin-A, the Company will need an additional $10 million in a future offering, approximately $3.15 million of proceeds will be used for preparation for scale up and manufacturing (Good Laboratory Practice (GLP) Good Manufacturing Practices (GMP)), approximately $1.5 million will be used for toxicity testing in animals for Investigational New Drug application (IND), approximately $3.5 million for Phase I (safety) and Phase II (proof of concept) clinical trials. We expect that obtaining a CE from the European Directorate for the Quality of Medicines will require an additional $0.5 million in funds. G&A is expected to be $1.35 million.

Estimated Project Cost in thousands USD (in aggregate)	$1,800	$5,000	$7,000	$10,000
Development & Manufacturing	500	1,150	3,150	3,150
Pre-Clinical	800	1,200	1,200	1,200
IND Submission	300	300	300	300
Clinical	-	1,000	-	4,000
G&A	500	1,350	1,350	1,350
End Point	IND	Phase I	GMP	Phase II/a

BXT-25

In order to start the development BXT-25, the Company will need an additional $10 million in a future offering, approximately $3.15 million of proceeds will be used for preparation for scale up and manufacturing (Good Laboratory Practice (GLP) Good Manufacturing Practices (GMP)), approximately $1.5 million will be used for toxicity testing in animals for Investigational New Drug application (IND), approximately $3.5 million for Phase I (safety) and Phase II (proof of concept) clinical trials. We expect that obtaining a CE from the European Directorate for the Quality of Medicines will require an additional $0.5 million in funds. G&A is expected to be $1.35 million.

Estimated Project Cost in thousands USD (in aggregate)	$1,800	$5,000	$7,000	$10,000
Development & Manufacturing	500	1,150	3,150	3,150
Pre-Clinical	800	1,200	1,200	1,200
IND Submission	300	300	300	300
Clinical	-	1,000	-	4,000
G&A	500	1,350	1,350	1,350
End Point	IND	Phase I	GMP	Phase II/a

In aggregate, we believe we will be required to raise an additional $30-35 million in order to complete the II/a trials with the FDA for ProLectin-A and BXT-25 and the Phase II/b/III trials for ProLectin-I and -F. The Company has no current plans to raise any additional capital outside of this offering and there are no guarantees the Company will be able to obtain additional capital funder, whether through debt and/or equity financing, or will be able to raise funds on terms acceptable to the Company.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021:

●	On an actual basis;

●	On a pro forma as adjusted basis, to give further effect to (i) the sale of 5,300,000 shares of common stock by us in this offering at the public offering price of $1.00 per share, which is the estimated offering price set forth on the cover page of this prospectus, and after deducting the estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

	March 31, 2021
	Actual	Debt Restructure (3)	Pro Forma	Pro Forma As Adjusted

Convertible Loan (1)	$2,033,106	$131,894	$-	$2,165,000
Preferred stock, $.001 par value, 50,000,000 shares authorized; No shares issued and outstanding	-	-	-	-
Common stock, $.001 par value, 300,000,000 shares authorized; 100,649,873 shares issued and outstanding (2)	100,650	9,222	5,300	115,172
Additional paid-in capital	2,566,484	1,146,134	5,294,700	9,007,318
Non-controlling interest	1,183,477	-	-	1,183,477
Accumulated deficit	(6,343,630)	2,266,972	(477,000)	(4,553,658)
Other comprehensive income	-	-	-	-
Total stockholders’ (deficit) equity	(2,493,019)	3,422,328	4,823,000	5,752,309

Total capitalization	$(459,913)	$3,554,222	$4,823,000	$7,917,309

(1)	Calculation is based on the net amount received from the Selling Stockholders notes.
(2)	The adjusted number of shares to be outstanding immediately after this offering is based on 109,872,228 shares outstanding (including debt restructure) on July 19, 2021, but before the conversion of Selling Stockholders notes.
(3)	For more details, see under the title “Debt Restructure” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section.

DILUTION

“Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding on March 31, 2021, is a negative $2,511,972, or a negative $0.02 per share. After Debt Restructure the pro-forma net tangible value was a negative $263,861, or a negative $0.00 per share.

After giving effect to our issuance and sale of 5,300,000 shares of common stock in this offering at an assumed public offering price of $1.00 per share, after deducting the estimated offering expenses payable by us (See “Use of Proceeds”), the pro forma as adjusted net tangible book value, including Debt Restructure, would be $4,559,139, or $0.04 per share. This represents an immediate increase in pro forma net tangible book value of $0.04 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $0.96 per share to investors purchasing shares of common stock in this offering at the assumed public offering price.

The following table illustrates this dilution:

Assumed public offering price per share	$1.00
Pro forma net tangible book value per share after Debt Restructure	(0.00)
Increase in pro forma net tangible book value per share attributable to the offering	0.04
Pro forma as adjusted net tangible book value per share as of March 31, 2021, after the offering	0.04
Dilution per share to new investors in the offering	$0.96

The following table presents, on a pro forma basis after Debt Restructure at July 19, 2021, with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of common stock, and the average price per share paid or to be paid to us at the public offering price of $1.00 per share, before deducting estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per
	Number*	Percent	Amount	Percent	Share
Existing stockholders (1)	109,872,228	95.4%	$3,483,358	39.3%	$0.03
New investors	5,300,000	4.6	5,300,000	60.7	$1.00
Total	115,172,228	100.0%	$8,738,358	100.0%

(1)	The adjusted number of shares to be outstanding immediately after this offering is based on 109,872,228 shares outstanding (including debt restructure) on July 19, 2021, but before the conversion of Selling Stockholders notes.

Assuming the offering is subscribed in full, sales in this offering will reduce the percentage of shares held by existing stockholders to 95.4% and will increase the number of shares held by our new investors to 5,300,000 shares, or 4.6%, assuming no purchases of our common stock by Selling Stockholders in this offering.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business.

On June 5, 2020 the Supreme Court of the State of New York, County of Nassau, issued a commencement of Action based on behalf of Power Up Lending Group, Ltd (“Power Up” or the “Claimant”). The Claimant request that due to the default of their note requesting a judgment for an amount of not less than $420,750. Among other claims Power Up asserts that the Company willfully failed to maintain the trading status, and manipulated its stock in its efforts to defraud the public and its investors by making false press statements and the like. The Company is denying any wrong-doing. On January 20, 2021 the Supreme Court of the State of New York, County of Nassau, granted Power Up a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750.

The underlying convertible note was, per agreement of the parties, cancelled on June 4, 2021, with Power Up agreeing to a stipulation of discontinuance with prejudice of on-going lawsuit and forfeiture of the mentioned awarded damages.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Our board of directors, executive officers and key employees are as follows:

Name	Age as at December 31, 2020	Position
David Platt, Ph.D.	67	Chief Executive Officer, Chairman and Director
Ola Soderquist, MBA, CPA, CMA	59	Chief Financial Officer, Treasurer, Secretary
Mike Sheikh, BS	51	VP Business Development
Dale H. Conaway, D.V.M.	66	Director
Alan M. Hoberman. Ph.D.	67	Director
Hana Chen-Walden, MD	66	Director
Anders Utter, MBA	53	Director

David Platt, Ph.D. is the Chief Executive Officer and Chairman of our Board of Directors. Dr. Platt is a world-renowned expert in carbohydrate chemistry and has founded three publicly traded companies, creating nearly $1B for investors. He has raised $150M directly in public markets in the U.S. and has led development of two drug candidates from concept through phase II clinical trials. Prior to Bioxytran, Inc. Dr. Platt founded Boston Therapeutics Inc. in 2010 (OTC: BTHE) where he served as chief executive officer from 2010 to April 1, 2015 and as a director from March 2015 to June 8, 2016. From 2001 to 2009, Dr. Platt was a founder, Chief Executive Officer and Chairman of the Board at Pro-Pharmaceuticals, Inc. (OTC: PRWP and AMEX: PRW, now NASDAQ: GALT). From 1995 to 2000 Dr. Platt was the founder of International Gene Group (NASDAQ: IGGI, GLGS now LPJC). Dr. Platt received a Ph.D. in Chemistry in 1988 from Hebrew University in Jerusalem. In 1989, Dr. Platt was a research fellow at the Weizmann Institute of Science, Rehovot, Israel, and from 1989 to 1991, was a research fellow at the Michigan Foundation (re-named Barbara Ann Karmanos Institute). From 1991 to 1992, Dr. Platt was a research scientist with the Department of Internal Medicine at the University of Michigan. Dr. Platt has published peer-reviewed articles and holds many patents, primarily in the field of carbohydrate chemistry. Our board of directors believes that Dr. Platt’s expertise and experience with public biotech companies, his perspective, depth and background in chemistry and finance, the capital formation process and leadership experience in public companies provide him with the qualifications and skills to serve on our board of directors.

Ola Soderquist, MBA, CPA, CMA, CM&AA has more than 30 years of senior international entrepreneurial management experience within technology companies. Ola’s managerial experience portfolio includes; Start-ups, Private, Public, Venture Capital and Private Equity ownership. He has served in CFO and other managerial capacities in multiple industry sectors and companies. His public company tenures include companies in the Wallenberg Sphere (1986-1996): Industrivarden (OMX:INDU), Electrolux (OMX:ELUX), Ericsson (NASDAQ:ERIC), Swedish Match (OMX:SWMA) and SKF AB (OMX:SKF), and most recently in Traction (OMX:TRAC) (1996-2001) and Belden (NYSE: BDC) (2006-2011). His private company experience includes CFO and CAO positions in Proditec, Inc. (2001-2006), LFA Corp. (2012-2014) and Faria Beede Instruments, Inc. (2014-2016). Ola is a multi-lingual senior finance professional poised to work globally and cross-functionally, particularly with complex projects involving change management, business integration, systems implementation, continuous improvement, and process excellence. He obtained a BS and an MSA rom Stockholm School of Economics and an MBA from Babson College.

Mike Sheikh, BS, is a US Air Force Academy graduate and pilot. He has a Bachelor’s of Science in Economics and flew KC-135 tankers and worked as a budget officer in the comptroller’s squadron. He has prior experience as a broker and research analyst. After the brokerage industry, he was a business development officer for a variety of specialty finance companies. He is a long-time Biotech Consultant expert for public or private biotech companies with disruptive technologies. Mr. Sheikh the founder of Falcon Strategic Research, which focuses on companies that are not covered by traditional analysts on Wall Street. He is also the founder of an Investor Relations Firm.

Dale H. Conaway, D.V.M., is a Director of the Company. Dr Conaway is a Veterinary Medical Officer in Federal Research. From 2001 to 2006, Dr. Conaway was the Deputy Regional Director (Southern Region). From 2010 to September 15, 2016, Dr. Conaway served as a member of the board of directors of Boston Therapeutics, Inc.. From 1998 to 2001, Dr. Conaway served as Manager of the Equine Drug Testing and Animal Disease Surveillance Laboratories for the Michigan Department of Agriculture. From 1994 to 1998, he was Regulatory Affairs Manager for the Michigan Department of Public Health Vaccine Production Division. Dr. Conaway received a D.V.M. degree from Tuskegee Institute and an M.S. degree in pathology from the College of Veterinary Medicine at Michigan State University. Our board of directors believes that Dr. Conaway’s expertise and experience as a director in a public biotech company, his perspective, depth and background in testing and the development of biologic compounds, and his leadership in management provide him with the qualifications and skills to serve on our board of directors.

Alan M. Hoberman, Ph.D. is president and CEO of Argus International, Inc., overseeing a staff of scientists and other professionals who provide consulting services for industry, government agencies, law firms and other organizations, both in the U.S. and internationally. From 2014 to September 15, 2016 Dr. Hoberman served as a member of the board of directors of Boston Therapeutics, Inc. Between 1991 and 2013 he held a series of positions of increasing responsibility at Charles River Laboratories Preclinical Services (formerly, Argus Research Laboratories, Inc.), most recently as Executive Director of Site Operations and Toxicology. He currently works with that organization to design, supervise and evaluate reproductive and developmental toxicity, neurotoxicity, inhalation and photobiology studies. Dr. Hoberman holds a PhD in toxicology from Pacific Western University, an MS in interdisciplinary toxicology from the University of Arkansas and a BS in biology from Drexel University. Our board of directors believes that Dr. Hoberman’s expertise and experience as a director in a public biotech company, his perspective, depth and background in consulting and advising clients and his experience in the testing and development of biologic compounds, and his leadership in management provide him with the qualifications and skills to serve on our board of directors.

Dr. Hana Chen-Walden, M.D. is an Endocrinologist and has specialized in regulatory affairs in the pharmaceutical industry in the US and Europe. Dr. Chen-Walden has more than 35 years of regulatory experience with the EMEA and in individual European countries. Since 2004 to present, Dr. Chen-Walden consulted for European Clinical and Regulatory Consultancy in medical monitoring, quality assurance and regulatory input for clinical studies in the fields of oncology, cardiology, diabetes, neurology, respiratory diseases and medical devices. Dr. Chen Walden received her Doctorate of Medicine from University of Tel Aviv, Israel. Dr. Chen-Walden has practiced medicine in Germany and France. Our board of directors believes that Dr. Chen-Walden’s expertise and experience in practicing medicine, her perspective, depth and background in medical monitoring and quality assurance, and her leadership in regulatory affairs provide her with the qualifications and skills to serve on our board of directors.

Anders N. Utter, has more than 25 years of finance, accounting and management experience in medical devices, consulting and manufacturing industries in capacities as CFO, Controller and Managing Director. He had progressively increased management experience in the European Nolato Group and later on in the Amplex Group. Mr. Utter has had a broad business exposure with IFRS and GAAP reporting as well as with SOX compliance. He has also worked with M&A evaluations, financing and integration as well as more hands-on manufacturing cost accounting and reporting. He is currently in charge of the finance control at one of General Cable’s entities. Mr. Utter is and has been serving as a director on boards in both profit as well as non-profit organizations. Mr. Utter holds an MBA from Babson College and a BA from Uppsala University in Sweden. Our board of directors believes that Mr. Utter’s expertise and experience as a chief financial officer, his perspective, depth and background in GAAP reporting and SOX compliance, and his finance, management and accounting experience provide him with the qualifications and skills to serve on our board of directors.

Our Directors are elected annually and each holds office until the annual meeting of the shareholders of the Company and until their respective successors are elected and qualified. Our officers, including any officers we may elect moving forward, will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. In the event, we employ any additional officers or directors of the Company, they may receive compensation as determined by the Company from time to time by vote of the Board of Directors. Vacancies in the Board will be filled by majority vote of the remaining directors or in the event that a sole remaining Director vacates his position, by our majority shareholders. Our Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors.

Scientific Advisory Board

We are establishing a scientific advisory board to advise our management regarding our clinical and regulatory development programs and other customary matters. Our scientific advisors are experts in various areas at medicine including diabetes and other diseases. We believe the advice of our scientific advisors is important to the research, development and clinical testing of our products. Our scientific advisory board is comprised of the following individuals.

Prof. Avraham Mayevsky, Ph.D. is a worldwide authority in the field of minimal invasive monitoring of tissue and organ physiology. Prof. Mayevsky is a professor at the Faculty of Life Sciences, Bar-Ilan University, Israel. He founded Vital Medical Ltd. He served as Head of the Department of Life Sciences and Dean of the Faculty of Natural Sciences at Bar-Ilan University, where he established a center of tissue physiology. He served as Visiting professor at University of Pennsylvania and Johns Hopkins Medical School World-recognized expert in tissue physiology, especially in brain metabolism. He Published over 150 papers and patents. He has published over 170 papers in scientific journals and is the author of five patents. Prof. Mayevsky completed PhD from Weizmann Institute of Science, Rehovot, Israel.

Dr. Hana Chen-Walden, M.D. is an Endocrinologist and has specialized in regulatory affairs in the pharmaceutical industry in the US and Europe. Dr. Chen-Walden has more than 35 years of regulatory experience with the EMEA and in individual European countries. Since 2004 to present, Dr. Chen-Walden consulted for European Clinical and Regulatory Consultancy in medical monitoring, quality assurance and regulatory input for clinical studies in the fields of oncology, cardiology, diabetes, neurology, respiratory diseases and medical devices. Dr. Chen Walden received her Doctorate of Medicine from University of Tel Aviv, Israel. Dr. Chen-Walden has practiced medicine in Germany and France.

Dr. Juan Carlos Lopez-Talavera, M.D., PhD. has over 20 years of experience in the biopharma industry, with extensive expertise in liver and gastrointestinal diseases. Most recently, Dr. Lopez-Talavera was Senior Vice President, Head of Medical Affairs and member of the Executive Team at Intercept Pharmaceuticals. Previously he held positions at AbbVie as Head of Medical Affairs, Global Research and Development, Bristol Myers Squibb, as Vice President and Global Development Lead, and Roche Laboratories as Senior Medical Director. Before moving into the industry, Dr. Lopez-Talavera was an Assistant Professor with the Divisions of Gastroenterology and Hepatology, and Endocrinology and Pathology at the University of Pittsburgh Medical Center, Associate Professor of Medicine with the Universidad Autónoma de Barcelona and Attending Physician of the Liver Unit at the Hospital General Universitari Vall D’Hebron in Barcelona.

Medical Advisory Board

We are evaluating a Medical Advisory Board that will be comprised of Clinicians and Clinical Research professionals who are interested in the field of Diabetes or in other subjects related to our product pipeline. The board will provide leadership and expertise to assist us in designing, executing and implementing our clinically oriented activities in a safe, efficient and professional manner.

Employment Agreements

Our officers have entered into employment agreements and confidentiality, non-disclosure and assignment of inventions agreements with the Company which include, among other things, provisions which restrict any of them from selling any shares of Company common stock in the 180 days following the effective date of this registration statement. Other than provisions in the employment agreements, there are no arrangements or plans in which we provide pension, retirement or similar benefits for our officers or directors. Our officers and directors may receive stock options at the discretion of our board of directors in the future. We do not have any bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our officers or directors, except that stock options may be granted at the discretion of our board of directors from time to time.

Change in Control and Severance Payments

Under the terms of their employment agreements, our executive officers are entitled to receive certain payments upon the termination without cause from their employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as at July 19, 2021 with respect to the beneficial ownership of shares of the Company’s common stock by (i) each person or group known to us, to beneficially own more than 5% of the outstanding shares of such stock, (ii) each director; (iii) each of our executive officers named in the summary compensation table under “Director and Executive Compensation” currently serving as an executive officer; and (iv) the executive officers and directors as a group. All persons listed below have (i) sole voting power and investment power with respect to their shares of common stock (the only class of outstanding stock), except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 109,872,228 shares of common stock outstanding as at July 19, 2021. Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable

.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)

David Platt (2)	46,640,362	42.4%
whereof 411,300 indirect

Offer Binder	8,919,169	8.1%
12 Azoar 6233906 Tel Aviv Israel

Ola Soderquist (2)	23,337,088	21.2%

Mike Sheikh (2)	11,071,085	10.1%
whereof 400,000 indirect

Dale H. Conaway (2)	290,800	0.3%

Alan M. Hoberman (2)	364,100	0.3%

Hana Chen-Walden (2)	247,800	0.3%

Anders Utter (2)	309,900	0.3%

All Officers and Directors as a Group (7 persons)	82,261,135	74.9%

(1)	The percentage shown in the table is based on 109,872,228 shares of Common Stock outstanding on July 19, 2021
(2)	The business address for these individuals is 75, Second Ave., Suite 605, Needham, MA 02494.

DESCRIPTION OF BUSINESS

Overview

Bioxytran, Inc. (“we”, “us”, or the “Company”) is a clinical stage pharmaceutical company focused on the development, manufacture and commercialization of therapeutic drugs designed to address hypoxia in humans, which is a lack of oxygen to tissues. This lack of oxygen to tissues, also known as hypoxia, needs to be addressed quickly, otherwise it results in necrosis, which is the death of cells comprising body tissue. Necrosis cannot be reversed. Our lead drug candidate, code named BXT-25, is an oxygen-carrying small molecule consisting of bovine hemoglobin stabilized with a co-polymer with an intended application that includes the treatment of hypoxic conditions in the brain resulting from stroke. We believe that our approach is novel when applied to hypoxic conditions in humans. Our drug development efforts are guided by specialists who work on co-polymer chemistry and other disciplines. We intend to supplement our efforts with input from a scientific and medical advisory board whose members are leading physicians.

The Company was organized on June 9, 2008, as a Nevada corporation.

Our subsidiary, Pharmalectin Inc. (the “Subsidiary”), of which we currently have 85% ownership, is focused on the development, manufacturing and commercialization of therapeutic drugs designed to address viral diseases in humans. The company has developed a novel method designed to reduce the viral load and modulate the immune system using a galectin inhibitor. Our lead drug candidate, named ProLectin-Rx, is a complex polysaccharide derived from pectin that binds to, and blocks the activity of galectin-1, a type of galectin. Galectins are a member of a family of proteins in the body called lectins. These proteins interact with carbohydrate sugars located in, on the surface of, and in between cells. This interaction causes the cells to change behavior, including cell movement, multiplication, and other cellular functions. The interactions between lectins and their target carbohydrate sugars occur via a carbohydrate recognition domain, or CRD, within the lectin. Galectins are a subfamily of lectins that have a CRD that bind specifically to ß-galactoside proteins. Galectins have a broad range of functions, including regulation of cell survival and adhesion, promotion of cell-to-cell interactions, growth of blood vessels, regulation of the immune response and inflammation. During viral infections galectins are upregulated and downregulated based on the type of virus.

In the past, pectin has been used as a fibrosis drug and a cancer drug. It is currently being reformulated to treat viral infections. We believe that we have a novel approach in treating viral infections in humans. Our drug development efforts are guided by specialists on carbohydrate chemistry and other disciplines, and we intend to supplement our efforts with input from a scientific and medical advisory board whose members are leading physicians.

We plan to file a pre-investigational new drug application for ProLectin-Rx for the treatment of mild to moderate Covid-19 patients. However, we cannot provide any assurance that we will successfully initiate or complete those planned trials and be able to initiate any other clinical trials for ProLectin-Rx or any of our future drug candidates.

The Subsidiary was organized on October 5, 2017, as a Delaware corporation.

Company Overview

We are a clinical stage pharmaceutical company founded on June 9, 2008 as America’s Driving Ranges, Inc., on September 21, 2018, the Company was reorganized into Bioxytran through a reverse merger to focus on the development, manufacturing and commercialization of therapeutic drugs designed to address hypoxia in humans, which is a lack of oxygen in tissues. Our initial focus is the treatment of hypoxic conditions in the brain resulting from stroke and through our Subsidiary, Pharmalectin in the treatment of viral diseases, notably Covid-19.

Currently, the Company’s lead pharmaceutical drug candidate is code named BXT-25 and is planned to be an oxygen-carrying small molecule consisting of bovine hemoglobin stabilized with a co-polymer. This modified hemoglobin will be designed to be an injectable intravenous drug and we plan to begin pre-clinical studies and apply to the Food and Drug Administration for approval to use BXT-25 to prevent necrosis, or cell death, by carrying oxygen to human tissue with blood flow to the brain. If we successfully complete Phase I testing with the FDA we plan to explore the use of additional drug candidates using chemical structures that are a sub-class of BXT-25 that share the same physical properties to treat wound healing due to hypoxia, cardiovascular ischemia, anemia, cancer conditions and trauma, subject to FDA approval. However, we will need to raise additional funds in excess of the $10,000,000 in order to expand the use of BXT-25.

BXT-25 is a novel unproven technology. Although we have not conducted research applying our co-polymer technology and related chemistry to the treatment of hypoxic conditions, we know from Dr. Platt’s prior research that our technology enables the creation of molecules that are 5,000 times smaller than human red blood cells and we believe that our proprietary technology will enable these molecules to carry oxygen for delivery to tissue through the bloodstream. We also believe that the small size of these molecules will more effectively enable their delivery to hypoxic tissues which red blood cells cannot reach under the clinical conditions we intend to address. We may be unsuccessful in developing these technologies into drugs which the United States Food and Drug Administration (FDA) ultimately will approve.

Stroke

Stroke, also known as cerebrovascular accident (CVA), or brain attack, occurs when poor blood-flow to the brain results in necrosis and cell death. Strokes can be classified into two major categories: ischemic and hemorrhagic. Ischemic strokes are caused by interruption of the blood supply to the brain; hemorrhagic strokes result from the rupture of a blood vessel or an abnormal vascular structure. According to the Center for Disease Control, approximately 87% of all strokes are ischemic strokes. An ischemic stroke may be thrombotic, which occurs when diseased or damaged cerebral arteries become blocked by the formation of a blood clot within the brain, or embolic, which occurs when a clot formed originally somewhere in the body outside the brain - typically in the heart - travels in a cerebral artery. Whether thrombotic or embolic, an ischemic stroke restricts the flow of blood to the brain and results in near-immediate physical and neurological deficits.

According to the Center for Disease Control, there are about 795,000 new or recurrent cases of stroke in the United States each year, of which 610,000 are new cases and 185,000 recurrent cases. One hundred thirty thousand (130,000) Americans are killed by stroke each year, or one very four minutes. Stroke is a leading cause of serious long-term disability and costs the United States an estimated $34 Billion each year, according to the Center for Disease Control, a figure which includes the cost of health care services, medications to treat the stroke, and missed days of work.

Hemoglobin and Complex Co-Polymer Science

Oxygen therapeutics describe generally a class of agents that will be administered intravenously to enhance the oxygen delivery capability of blood. These oxygen transporting agents may be perfluorocarbon (PFC) emulsions or modified hemoglobin solutions. Our technology involves the development of hemoglobin-based oxygen carriers. To produce BXT-25, we will take red blood cells (RBCs) from bovine sources, isolate hemoglobin from the RBCs and, by applying our proprietary co-polymer chemistry, stabilize and modify the hemoglobin. Our novel, complex co-polymer molecules can be produced at specific molecular weights and with other pharmaceutical properties for various hypoxic diseases; and in the production of BXT-25.

The BXT-25 co-polymer hemoglobin molecule will be designed to be 5,000 times smaller than an RBC, which we believe will enable that small molecule to reach hypoxic tissue more effectively than RBCs. BXT-25 will be designed to be administered as an injectable IV drug that will circulate in the blood collecting oxygen from the lungs and releasing the oxygen molecules where tissue has developed ischemia, or lack of oxygen. BXT-25 will be designed to have oxygen affinity that mimics RBCs, minimize adverse effects, and be compatible with all blood types. BXT will be designed to have a shelf life of two years at room temperature.

With regard to compatibility with all blood types, we believe that the differences between a BXT-25 molecule and a red blood cell will not be limited to differences in size. Surfaces of red blood cells include different antigens which determine the blood type as A, B, AB or O. We believe that BXT-25 will be found to be compatible with all blood types because it is a single, modified hemoglobin molecule stabilized with a co-polymer which, unlike a red blood cell, has neither antigens nor a Rh factor.

Certain regulatory issues relating to our use of bovine hemoglobin as a raw material

Our products include a raw material commercially available bovine hemoglobin that has been purified, chemically modified and cross-linked for stability. It is sourced from controlled herds of U.S. cattle raised for beef production. Those herds are subject to and meet the requirements of a herd management program that assures the origin, health, feed and quality of the cattle used as a raw material source. Our suppliers will contract to maintain traceable records on animal origin, health, feed and care as part of our effort to assure the use of known, healthy animals in compliance with applicable laws and regulations.

Bovine whole blood will be collected in individual pre-sanitized containers. The containers will be shipped to separation facility. Prior to collection of blood, the animals undergo live inspection. Then, following blood collection, the animal carcass undergoes U.S. Department of Agriculture (USDA) inspection for use as beef for human consumption. If an animal carcass is retained for further inspection for final disposition by the USDA veterinarian, we reject the corresponding container of whole blood. We have validated and tested the processes described below for removal of potential pathogens in our raw material. Potential pathogens include bacteria, viruses such as those leading to hepatitis and AIDS, and the transmissible spongiform encephalopathies that cause rare neurological disorders such as “mad cow disease” and its human equivalent. The validation of a process means that it has been tested and documented and that it performs adequately. Health and regulatory authorities have given guidance directed at three factors to control these diseases: source of animals, the nature of tissue used and manufacturing process. We will comply with, and believe we will exceed, all current guidelines regarding such risks for human pharmaceutical products.

There will be four major steps in the manufacture of BXT-25: (1) hemoglobin separation; (2) hemoglobin purification; (3) polymerization/size selection and (4) synthesizing with our co-polymer. More specifically, bovine blood will be collected in an aseptic fashion and processed to first remove plasma and then to remove at high concentration the hemoglobin protein from red blood cells. The hemoglobin will be purified of other red cell proteins by anion exchange chromatography. The purified hemoglobin will be stabilized by the addition of a cross-linking agent to form hemoglobin polymers. There is an additional sizing step to remove the higher hemoglobin molecules. The final step, co-polymer synthesis, will take place on the stabilized hemoglobin. The combination polymers will be filled with a solution suitable for infusion. The product will be run through sterilizing filters into sterile product bags.

Pharmalectin

The Subsidiary was organized on October 5, 2017 as a Delaware corporation under the name of Bioxytran “Bioxytran (DE)”. On April 29, 2020, the name was changed to Pharmalectin. In the Subsidiary, we are not a party to any long-term agreement with any of our suppliers and, accordingly, we have our products manufactured on a purchase-order basis from one of two primary well-known and established pharmaceutical suppliers that meet FDA requirements. Due to an overwhelming amount of research on galectins we do not plan on conducting any further research into new molecules. Instead, we intend to apply our knowledge of galectin science and drug development to create new therapies for the treatment of viruses.

Covid-19

A significant problem related to the Covid-19 pandemic is that an increasing number of Covid-19 patients are developing life-threatening complications, such as Acute Respiratory Distress Symptom (ARDS), shock (i.e. a potentially fatal drop in blood pressure), kidney failure, acute cardiac injury and secondary bacterial infections. The underlying cause for these complications is often a cytokine storm that results in a massive, systemic inflammatory response, leading to the damage of vital organs such as the lungs, heart, and kidneys, and ultimately multiple organ failure and death in many cases.

We are currently working on an end-to-end solution for Covid-19 mild to severe cases and treatment for organ damage caused by the virus or by commonly used treatment methods.

•	ProLectin-M, a chewable polysaccharide tablet for early stage of Covid-19.
•	ProLectin-I, an IV treatment for more severe cases of Covid-19.
•	ProLectin-F, an IV treatment of lung-fibrosis as a result of the use of ventilators used for treatment of Covid-19.
•	ProLectin-A, an IV treatment of ARDS as a result of Covid-19.

Using our issued patents and proprietary technology coupled with the scientific knowledge and expertise of Dr. David Platt, we intend to develop and manufacture ProLectin-M (oral) for treatment of mild cases and ProLectin-I (intravenous) for treatment of more severe cases of Covid-19. These treatments may also be used for the treatment of other types of viral infections, such as influenza.

A significant problem related to the Covid-19 pandemic is that an increasing number of patients are developing life-threatening complications, such as ARDS, shock (i.e. a potentially fatal drop in blood pressure), kidney failure, acute cardiac injury and secondary bacterial infections. The underlying cause for these complications is often a cytokine storm that results in a massive, systemic inflammatory response, leading to the damage of vital organs such as the lungs, heart, and kidneys, and ultimately multiple organ failure and death in many cases. For this purpose, we are developing ProLectin-A that aim to deliver oxygen to damaged organs and at the same time fight infection.

The fourth drug in this series is ProLectin-F is developed to treat patients developing lung fibrosis as a result of the use of ventilator in Covid-19 treatment. An increasing evidence from experimental and clinical studies suggests that mechanical ventilation, which is necessary for life support in patients with acute respiratory distress syndrome, can cause lung fibrosis, which may significantly contribute to morbidity and mortality. According to a review of medical records of 22,350 admissions showed that the cost of treating patients who were put on a ventilator was four times higher than for those treated without a ventilator and also that the death rate of pulmonary fibrosis patients who were put on a hospital ventilator was seven times higher than those treated without a ventilator, according to a review of thousands of medical records.

Strategic Objectives

It is our intention to develop the drug to the point whereby the company would be in a position to license the drug to large pharmaceuticals capable of conducting clinical trials and managing the distribution of the product. The Company does not plan to create a sales and marketing staff to commercialize the pharmaceutical products it produces. The Company would be dependent on third parties such as licensees, collaborators, joint venture partners or independent distributors to market and sell those products.

The FDC Act and other federal and state statutes and regulations govern the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. As a result of these laws and regulations, product development and product approval processes are very expensive and time-consuming. Our goal is to advance our leading drug candidate, BXT-25, and our Subsidiary’s leading drug candidate, ProLectin-Rx, through regulatory submissions for Investigational New Drug (IND) status in the United States, is subject to expensive and time-consuming approval processes.

Management

Our management team and advisors include most notably our CEO and Chairman David Platt, Ph.D., who has played a leading role in the development of complex co-polymer therapeutics for a variety of applications to address a variety of unmet medical needs. Our CFO Ola Soderquist, CPA, CMA is a seasoned financial officer with than 30 years of senior international entrepreneurial management experience within many industries, both in public and private companies. Our VP of Business Development (“VPBD”) Mike Sheikh is a US Air Force Academy graduate and a long-time Biotech Consultant with expertise in public and private biotech companies with disruptive technologies.

Dr. Platt, Mr. Sheikh and Mr. Soderquist are our only employees and each of them is committed on a full-time basis. David Platt and Ola Soderquist currently have a monthly salary of $35,000 and Mike Sheik a monthly salary of $17,500, as well as the participation in a Safe Harbor 401K plan at 25% of gross salary up to the federal limit, currently $58,000 per year.

Business Development

BXT-25

Bioxytran intends to develop and, through third party contracts, manufacture oxygen therapeutics. Our oxygen therapeutics are a new class of pharmaceuticals that are administered intravenously to transport oxygen to the body’s tissues. Currently there are four drug candidates to treat a stroke. Abciximab from Eli Lilly is a platelet aggregation inhibitor. Clinical trials show little advantage over placebos and could lead to dangerous side effects, including more bleeding in patients. Cerovive from AstraZeneca is a Nitrone-based neuro protectant currently in phase III clinical trials which shows no significant benefit over placebos with respect to changes in neurological impairment as measured by the national institute of health stroke scale. Candesartan, from AstraZeneca, is an angiotensin receptor blocker which was used to control blood pressure. Its efficacy in stroke patients still must be proven. Ancod from Knoll Pharmaceuticals is an anti-coagulant that acts by breaking down the fibrinogen. It increases the risk of hemorrhage similar to those associated with tPA.

Using our issued patents and proprietary technology, we will develop and manufacture BXT-25 and similar drugs for applications including treatment of stroke conditions. Our patent position consists of 3 parts: a patent related to our co-polymer technology issued in 2009 by the United States Patent and Trademark Office expiring in February 2029 (method patent for producing modified pectins consisting of neutral sugar sequences ) and assigned to us outright by David Platt; various methods to stabilize a single hemoglobin molecule that are in the public domain; and proprietary technology that is the subject were issued in 2001 by the United States Patent and Trademark Office expiring in June 2021 (Enhancement of Delivery of Radio imaging and Radioprotective Agents). Dr. Platt did not receive any compensation from the Company in consideration of his assignment of the two patents.

To our knowledge, Bioxytran, Inc. has an exclusive license for an FDA approved technology monitoring NADH (OxySense), the control marker in the body’s conversion of Oxygen to Energy, or the energy generating chain. The technology provides a clinical end-point for measuring oxygen supply to the brain in real-time. OxySense, developed by MDX LifeSciences, Inc., provide us with a rapid, cost-effective and validated development of safe new molecules that address unmet medical needs in disease indications resulting from hypoxia. MDX LifeSciences has licensed a patent (Tissue Metabolic Score for Patient Monitoring) to Bioxytran for clinical monitoring of oxygen delivery through oxygen carriers.

ProLectin-Rx

The Subsidiary is focusing on the development, manufacturing and commercialization of therapeutic drugs designed to address viral diseases in humans. The company has developed a novel method designed to reduce the viral load and modulate the immune system using a galectin inhibitor.

Currently, the Subsidiary’s lead drug candidate, named ProLectin-Rx, is a complex polysaccharide derived from pectin that binds to, and blocks the activity of galectin-1, a type of galectin. Galectins are a member of a family of proteins in the body called lectins. These proteins interact with carbohydrate sugars located in, on the surface of, and in between cells. This interaction causes the cells to change behavior, including cell movement, multiplication, and other cellular functions. The interactions between lectins and their target carbohydrate sugars occur via a carbohydrate recognition domain, or CRD, within the lectin. Galectins are a subfamily of lectins that have a CRD that bind specifically to ß-galactoside proteins. Galectins have a broad range of functions, including regulation of cell survival and adhesion, promotion of cell-to-cell interactions, growth of blood vessels, regulation of the immune response and inflammation. During viral infections galectins are upregulated and downregulated based on the type of virus.

To our knowledge, Pharmalectin, Inc. is the only company planning to develop a viable end-to-end solution for Covid-19. We are also the only company using a Galectin Inhibitor to combat the virus, SARS-CoV-2. The technology is built on the life-time work by the founder of the company, David Platt, PhD, who discovered, and named, the Human Galectin-3 protein coded by a single gene, LGALS3, located on chromosome 14, and published in his groundbreaking article Structure-Function Relationship of a Recombinant Human Galactoside-Binding Protein, Biochemistry 1993. Galectin inhibitors block the binding of galectins to carbohydrate structures, present in numerous diseases, reducing their capability to replicate. Dr. Platt has over the years used this knowledge to create a significant number of sustainable therapeutic solutions.

David Platt has filed an initial Provisional Patent (Galactomannans for Treatment of SARS-CoV-2/Covid-19) which has been assigned to Pharmalectin. We intend to apply for two additional provisional patents for use and composition of matter for moderate Covid-19 and long-hauler Covid-19 after the first production run of the intravenous (“IV”) drugs.

The Company is capitalizing on 30 years of research in Galectins and recent peer reviewed articles on Galectins and Covid-19. The founder of the Company also has an impressive body of patents in this field which gives him an advantage with respect to filing new patents based on his prior art. We will rely on a combination of patent applications, patent, trade secrets, proprietary know-how and trademarks to protect our proprietary rights. We believe that to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies. Because the drug can be taken by mouth, treatment can be started early for a potentially three-fold benefit:

●	inhibit patients' progress to severe disease
●	shorten the infectious phase to ease the emotional and socioeconomic toll of prolonged patient isolation, and
●	rapidly silence local outbreaks

A Proof of Concept trial approved by the IRB at Mazumdar Shaw Medical Center, Narayana Health in Bangalore, India was finalized in October 2020. The results of the trial are described in our peer-reviewed article Galectin antagonist use in mild cases of SARS-CoV-2; pilot feasibility randomised, open label, controlled trial, published in Journal of Vaccines & Vaccination on December 30, 2020 after pre-print in medRxiv on December 9, 2020.

The study will continue by the filing an Emergency IND with the FDA which has already been filed with the CDSCO, the equivalent agency in India. An initial pre-IND was submitted to the FDA in December 2020. In parallel the Subsidiary has filed an additional IND with the CDSCO for an IV treatment of SARS-CoV-2 in moderate (Hospitalized patients) Covid-19 infections (ProLectin-I) and of treatment of lung-fibrosis as a result of use of ventilator in treatment of Covid-19 (ProLectin-F), respectively.

FDA Approval Process

In the United States, pharmaceutical products, including biologics like BXT-25, are subject to extensive regulation by the FDA. The FDC Act and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, or NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA/EMA of an IND application, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug or biologic for each indication for which FDA/EMA approval is sought. Satisfaction of FDA/EMA pre-market approval requirements typically takes many years (typically between 5-7 years post an IND submission) and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation as well as animal trials to assess the characteristics and potential pharmacology and toxicity of the product. The conduct of the preclinical tests must comply with federal regulations and requirements including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has not objected to the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations and good clinical practices, or GCP, as well as under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The clinical trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support New Drug Applications (NDAs) are typically conducted in three sequential Phases, but the Phases may overlap. In Phase 1, the initial introduction of the investigational drug candidate into healthy human subjects or patients, the investigational drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population, to determine the effectiveness of the investigational drug for a particular indication or indications, dosage tolerance and optimum dosage, and identify common adverse effects and safety risks. In the case of product candidates for severe or life-threatening diseases such as pneumonia, the initial human testing is often conducted in patients rather than in healthy volunteers.

If an investigational drug demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the investigational drug and to provide adequate information for its labeling.

After completion of the required clinical testing, an NDA, is prepared and submitted to the FDA. FDA approval of the marketing application is required before marketing of the product may begin in the United States. The marketing application must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of marketing applications. Most such applications for non-priority drug products are reviewed within ten months. The review process may be extended by the FDA for three additional months to consider new information submitted during the review or clarification regarding information already provided in the submission. The FDA may also refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving a marketing application, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

Additionally, the FDA will inspect the facility or the facilities at which the drug product is manufactured. The FDA will not approve the NDA unless compliance with cGMPs is satisfactory and the marketing application contains data that provide substantial evidence that the product is safe and effective in the indication studied. Manufacturers of biologics also must comply with FDA’s general biological product standards.

After the FDA evaluates the NDA and the manufacturing facilities, it issues an approval letter or a complete response letter. A complete response letter outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed in a resubmission of the marketing application, the FDA will re-initiate review. If the FDA is satisfied that the deficiencies have been addressed, the agency will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. It is not unusual for the FDA to issue a complete response letter because it believes that the drug product is not safe enough or effective enough or because it does not believe that the data submitted are reliable or conclusive.

An approval letter authorizes commercial marketing of the drug product with specific prescribing information for specific indications. As a condition of approval of the marketing application, the FDA may require substantial post-approval testing and surveillance to monitor the drug product’s safety or efficacy and may impose other conditions, including labeling restrictions, which can materially affect the product’s potential market and profitability. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Once a NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of therapeutic products, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

BXT-25

Currently, Bioxytran’s lead pharmaceutical drug candidate, code-name BXT-25, is an oxygen-carrying small molecule consisting of bovine hemoglobin stabilized with a co-polymer. This modified hemoglobin will be designed to be an injectable intravenous drug and we plan to begin pre-clinical studies and apply to the Food and Drug Administration for approval to use BXT-25 to prevent necrosis, or cell death, by carrying oxygen to human tissue when blood flow to the brain.

The only FDA approved treatment for ischemic strokes is tissue plasminogen activator tPA, also known as IV rtPA, given through an IV in the arm. tPA works by dissolving the clot and improving blood flow to the part of the brain being deprived of blood flow. If administered within 3 hours and up to 4.5 hours in certain eligible patients, tPA may improve the chances of recovering from a stroke. Another treatment option is an endovascular procedure called mechanical thrombectomy in which a blood clot is removed by threading a wired-caged device called a stent retriever through an artery in the groin up to the blocked artery in the brain. The stent opens and grabs the clot, enabling the removal of the stent with the trapped clot.

Hypoxia is a condition in which cells lack sufficient oxygen supply to support metabolic function. The BXT-25 co-polymer hemoglobin molecule will be designed to contain an oxygen rechargeable iron which picks up oxygen in the lungs, is expected to be 5,000 times smaller than an RBC, and we believe can reach hypoxic tissue more effectively than RBCs. Products similar to BXT-25 are stable at room temperature and have no blood type matching requirement. We plan to introduce BXT-25 in clinical trials for hypoxic medical conditions as stroke.

For the production of BXT-25, we intend to utilize third party manufacturing facilities that we believe are fully compliant with Good Manufacturing Practices (GMP) only, as required by the regulatory authorities in Europe or the United States, in order to produce a sufficient quantity of BXT-25 for animal toxicity and pre-clinical trials for animals. We have not conducted any clinical trials on animals or humans to confirm the efficacy of, or filed any applications with the FDA with respect to, BXT-25. We are in the process of developing BXT-25 for pre-clinical studies for human use, in order to conduct clinical trials and to file applications with the FDA as applicable. We expect to file an IND application with the FDA in 2021, provided we obtain adequate funding.

This product is being developed and as an early intervention in an out-of-hospital setting for the treatment of patients with ischemia of the brain resulting from a stroke or the blockage of the blood vessels to the brain. We plan to initially conduct pre-clinical trials and to seek approval of BXT-25 for the treatment of adults at early stages of stroke.

We will design BXT-25 to transport oxygen through blocked arteries to oxygen-deprived tissues. We expect that the BXT-25 molecule at room temperature solution will be 5,000 times smaller than a red blood cell and its size will enable its delivery to oxygenate brain tissue where red blood cells will not go due to strokes If we are successful with our Phase I testing for BXT-25 with the FDA, we plan to apply to the FDA for other indications including wound healing due to hypoxia, cardiovascular ischemia anemia, cancer conditions and trauma. However, we will need to raise additional funds in excess of the $10,000,000 in order to expand the use of BXT-25.

ProLectin-Rx

Currently, the Subsidiary’s lead pharmaceutical drug candidate is code named ProLectin-Rx. ProLectin-Rx is a complex polysaccharide derived from pectin that binds to, and blocks the activity of galectin-1, a type of galectin. Galectins are a member of a family of proteins in the body called lectins. These proteins interact with carbohydrate sugars located in, on the surface of, and in between cells. This interaction causes the cells to change behavior, including cell movement, multiplication, and other cellular functions. The interactions between lectins and their target carbohydrate sugars occur via a carbohydrate recognition domain, or CRD, within the lectin. Galectins are a subfamily of lectins that have a CRD that bind specifically to ß-galactoside proteins. Galectins have a broad range of functions, including regulation of cell survival and adhesion, promotion of cell-to-cell interactions, growth of blood vessels, regulation of the immune response and inflammation. During viral infections galectins are upregulated and downregulated based on the type of virus.

There is an unmet medical need in Covid-19 to find a therapeutic that reduces the mortality of the disease. There are no FDA approved treatments for Covid-19 only repurposed therapeutics. If given early enough in the disease we believe that ProLectin-Rx will block viral entry and act as an antiviral by eliminating the virus from the blood stream after a couple of treatments. At a later stage in the disease pathology, ProLectin-Rx could restore adaptive immune function to help eradicate the virus from the body. In severe Covid-19 patients the drug could reduce the trafficking of macrophages responsible for the cytokine storm and restore immune homeostasis.

 The cytokine storm is a severe immune reaction in which the body overproduces too many pro-inflammatory cytokines into the blood leading to a surge of more immune cells to the site of infection. This translates into an inflammatory cycle that is not easily brought back to homeostasis. Cytokines play an important role in normal immune responses, but having a large amount of them released in the body all at once can be harmful. A cytokine storm can occur as a result of an infection, autoimmune condition, or other disease. It may also occur after treatment with some types of immunotherapy. Signs and symptoms include high fever, inflammation (redness and swelling), and severe fatigue and nausea. Sometimes, a cytokine storm may be severe or life threatening and lead to acute respiratory distress syndrome (ARDS), and multiple organ failure.

For the production of ProLectin-Rx, we intend to utilize third party manufacturing facilities that we believe are fully compliant with Good Manufacturing Practices (GMP) only, as required by the regulatory authorities in Europe or the United States, in order to produce a sufficient quantity of ProLectin-Rx for animal toxicity, pre-clinical trials for animals, and human trials. We have not conducted any clinical trials on animals or humans to confirm the efficacy of any applications with the FDA with respect to ProLectin-Rx. We are in the process of developing ProLectin-Rx for pre-clinical studies for human use, in order to conduct clinical trials and to file applications with the FDA as applicable. We expect to file an IND application with the FDA in early 2021, provided we obtain adequate funding.

This product is being developed as a treatment for mild to moderate Covid-19 patients.

European Directorate for the Quality of Medicines Certification (EDQM)

Certification from the European Directorate for the Quality of Medicines (EDQM) is required for all new and approved human and veterinary medicinal products that are manufactured from materials taken from cattle and marketed in the European Union. As part of the certification process, we will be required to provide technical information on the manufacturing process, the origin of the raw material and type of tissue used, the cattle traceability, beginning at their country of birth, and auditing, and a risk analysis from an independent expert.

We intend to establish and implement clinical development programs that add value to our business in the shortest period of time possible and to seek strategic partners when a program becomes advanced and requires additional resources. We intend to continue focusing our expertise and resources to develop novel formulations, and to leverage development partnerships to apply our complex co-polymer chemistry designs in other medical indications. We may seek to enter into licensing, co-marketing, or co-development agreements across different geographic regions, in order to avail ourselves of the marketing expertise of one or more seasoned marketing and/or pharmaceutical companies. We plan to further develop new and proprietary drug candidates by using novel development pathways specific to each drug candidate.

A core part of our strategy relies upon creating safe and efficacious drug formulations that can be administered as standalone therapies or in combination with existing medications. We believe we utilize a novel approach that is expected to create drug formulations that can be combined with existing therapies and potentially deliver valuable products in areas of high unmet medical needs. We will assemble a scientific advisory board consisting of scientists with both academic and corporate research and development experience that will provide leadership and counsel in the scientific, technological and regulatory aspects of our current and future projects. In addition, we will assemble a medical advisory board consisting of leading physicians and key opinion leaders who have participated in relevant clinical studies and who will guide us through ongoing clinical trial programs. Our scientific and medical advisory boards consist of some of leading scientists, medical doctors and professionals in the co-polymer and ischemic brain injury field.

We believe that our drug development leadership team provides us with a significant competitive advantage in designing highly efficient clinical programs to deliver valuable products in areas of high unmet medical needs.

If the Company is successful in raising $5,300,000 in this offering, approximately $0.4 million will be used for toxicity testing in animals, submission of Investigational New Drug application (IND) $0.55 million, approximately $3.5 million for Phase I (safety), Phase II (proof-of-concept) and Phase III (approval) clinical trials and approximately $0.9 million for General and Administrative and general working capital purposes. We expect that Phase III clinical trials for ProLectin I-, and -F will require an additional $4,000,000 in funds.

Market Opportunity

Stroke

Our injectable drug candidate, BXT-25, will potentially compete with existing therapies for the treatment for stroke, hypoxia and anti-necrosis that according to Global Industry Analysts, Inc. has a global market opportunity of $50 billion. Hypoxia is a condition in which cells lack sufficient oxygen supply to support metabolic function. The standard therapy for acute anemia resulting from blood loss is infusion of red blood cells mainly from supplies of donated blood. For prophylactic or long-term treatment of anticipated or chronic anemia, medications that stimulate the creation of new red blood cells are frequently used.

According to the Center for Disease Control, there are about 795,000 new or recurrent cases of stroke in the United States each year, of which 610,000 are new cases and 185,000 recurrent cases. One hundred thirty thousand (130,000) Americans are killed by stroke each year, or one very four minutes. Stroke is a leading cause of serious long-term disability and costs the United States an estimated $34 Billion each year, according to the Center for Disease Control, a figure which includes the cost of health care services, medications to treat the stroke, and missed days of work.

Presently, the standard therapy for reversing hypoxia is blood infusion, RBCs or hyperbaric oxygen. Hyperbaric medicine or hyperbaric oxygen therapy (HBOT) is a medical term for using oxygen at a level higher than atmospheric pressure. The HBOT treatment can only be done at a medical facility and each session can cost from $1,000 to more than $3,000. For decades, oxygen carriers have been developed for perfusion and oxygenation of ischemic tissue; none have yet succeeded in becoming a proven oxygen therapeutics for stroke and wound healing. These products were either blood-derived elements, synthetic perfluorocarbons, or red blood cell modifiers. According to the Fact Sheet No. 279 published June 7, 2014 by the World Health Organization, there is a global shortage of transfusion suitable blood of 110 million units, and the need for blood is rising 6- 7% annually. We will design BXT-25 and any new drug candidates to enhance HBOT treatment and reduce the demand on blood transfusions, subject to testing as required by the FDA.

Covid-19

A significant problem relating to the Covid-19 pandemic is that an increasing number of Covid-19 patients are developing life-threatening complications, such as ARDS, shock (i.e. a potentially fatal drop in blood pressure), kidney failure, acute cardiac injury and secondary bacterial infections. The underlying cause for these complications is often a cytokine storm that results in a massive, systemic inflammatory response, leading to the damage of vital organs such as the lungs, heart, and kidneys, and ultimately multiple organ failure and death in many cases.

There is an unmet medical need in Covid-19 to find a therapeutic that reduces the mortality of the disease. There are no FDA approved treatments for Covid-19 only repurposed therapeutics. If given early enough in the disease we believe that ProLectin-Rx will block viral entry and act as an antiviral by eliminating the virus from the blood stream after a couple of treatments. At a later stage in the disease pathology, ProLectin-Rx could restore adaptive immune function to help eradicate the virus from the body. In severe Covid-19 patients the drug could reduce the trafficking of macrophages responsible for the cytokine storm and restore immune homeostasis.

Key Strengths

We believe that our key differentiating elements include:

●

Focus on novel therapeutic opportunities provided by co-polymer: We are focused on development of co-polymer compounds to stabilize the modified hemoglobin molecule. The Co-polymer method of chemical stabilization has not received as much scientific attention as nucleic acids and proteins, but the Company believes that it is a viable alternative to these other materials.

Notable advantages compared with other drugs are:

-         No refrigeration or special storage

-         Low manufacturing cost

-         Non, or low toxicity

-         No major adverse effects

-         Can enhance other drugs by reducing toxicity and increasing precision

-         High scalability, ample availability of material and quick set-up

-         High effectiveness

-         Almost instant results, from minutes to a few days depending on indication

-         First in line treatment

●	Experienced management

●	Our President, Chief Executive Officer and Chairman, David Platt, Ph.D., is a chemical engineer, a pioneer in designing drugs made from co-polymers, and has more than 30 years of experience in the development of therapeutic drugs. We are the fourth biotechnology company founded by Dr. Platt. The prior company is Boston Therapeutics Inc. (OTC: BTHE). The first two are International Gene Group, which later became Prospect Therapeutics, and is now known as La Jolla Pharmaceuticals (Nasdaq: LJPC), and Pro-Pharmaceuticals (now Galectin Therapeutics) (Nasdaq: GALT). Their core technologies were either developed or co-developed by Dr. Platt.

●	Our CFO Ola Soderquist has more than 30 years of senior international entrepreneurial management experience within technology companies. Ola’s managerial experience portfolio includes; Start-ups, Private, Public, Venture Capital and Private Equity ownership. He has served in CFO and other managerial capacities in multiple industry sectors and companies. Ola is a multi-lingual senior finance professional poised to work globally and cross-functionally, particularly with complex projects involving change management, business integration, systems implementation, continuous improvement, and process excellence. He obtained a BS and an MS in Accounting from Stockholm School of Economics and an MBA from Babson College.

●	Our EVP of Business Development (EVBD) Mike Sheikh, is a US Air Force Academy graduate and pilot. He has a Bachelor’s of Science in Economics and flew KC-135 tankers and worked as a budget officer in the comptroller’s squadron. He worked for Dean Witter and National Securities as a broker and eventually research analyst. After the brokerage industry, he was a business development officer for a variety of specialty finance companies that did factoring and purchase order financing. He is a long-time Biotech Consultant expert for public or private biotech companies with disruptive technologies. Mr. Sheikh the founder of Falcon Strategic Research, which focuses on small-cap and micro-cap companies that are not covered by traditional analysts on Wall Street. He is also the founder of an Investor Relations Firm.

●	We have assembled a scientific and medical advisory board consisting of leading physicians and key opinion leaders who have participated in relevant clinical studies and who will guide us through ongoing clinical trial programs. Our scientific and medical advisory boards consist of some of the leading scientists, medical doctors and professionals in the ischemia or hypoxia fields.

●	Products are differentiated and address significant unmet needs: Our lead product candidates, BXT-25, ProLectin-Rx, and any additional products will be designed to address significant unmet medical needs. Oxygen therapy management, including stroke, other hypoxia management and treatment of diseases and medical conditions associate with hypoxia, remain a critical area of unmet need. Increasingly, patients, physicians and the media are highlighting the deficiencies of current oxygen therapy related therapies and the growing population of individuals adversely affected by ischemia, unhealed wounds, or traumatic brain injury.

●	Efficient development strategy: We believe that our regulatory development pathway is a standard generic pathway approval for a drug.

●

Risks Associated with Our Business

Our business is subject to numerous significant risks, as more fully described in the section entitled “Risk Factors” immediately following this section. You should read and carefully consider these risks, together with the risks set forth under the section entitled “Risk Factors” and all of the other information contained in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our common stock. If any of the risks discussed in this Prospectus actually occur, our business, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

●	We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.

●	We are a company with limit operating history which makes it difficult to evaluate our current business and future prospects.

●	We will require additional financing to implement our business plan, which may not be available on favorable terms or at all, and we may have to accept financing terms that would adversely affect our stockholders.

●	Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our drug candidates.

●	Our products are based on novel, unproven technologies.

●	Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

●	We may be unable to commercialize our drug candidates or expand awareness.

●	Our success depends upon our ability to retain key executives and to attract, retain, and motivate qualified personnel and direction and the loss of these persons could adversely affect our operations and results.

●	our competitive position depends on protection of our intellectual property. We intend to submit more patents and provisional patents in the near future to strengthen our intellectual property.

●	The market for our proposed products is rapidly changing and competitive, and new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

●	We may become involved in lawsuits to protect or enforce patents that may issue to us, that we may acquire, or may license in the future or other intellectual property, which could be expensive, time-consuming and ultimately unsuccessful.

●	The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

●	We have a limited market for our common stock, which makes our securities very speculative.

Corporate Information

We were formed on June 9, 2008 as a Nevada corporation under the name of Bioxytran, Inc. Initially, we focused on our BXT-25 drug candidate in the medical condition of stroke, while we are, in our Subsidiary, Pharmalectin, currently proceeding with clinical trials with our glycol-virology drug, ProLectin-Rx, aimed for treatment of mild to moderate cases of Covid-19.

Our principal executive offices are located at 75, Second Ave., Suite 605, Needham, MA 02494.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with the audited financial statements and the notes thereto for the years ended December 31, 2020 and 2019, and unaudited financial statements for the three-month periods ended March 31, 2021 and 2020, included elsewhere in this Prospectus. This discussion contains forward-looking statements. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Such forward looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. The forward-looking statements in this Prospectus represent our views as of the date of this Prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this Prospectus.

Overview

We do not currently have sufficient capital resources to fund operations. To stay in business and to continue the development of our products, we will need to raise additional capital through public or private sales of our securities, debt financing or short-term bank loans, or a combination of the foregoing. We believe that if we can raise $3,700,000, we will have sufficient working capital to repay the ten convertible notes and develop our business over the next approximately 15 months. At funding raised that is significantly less than $3,700,000, we can likely repay the ten convertible notes and continue to develop our business over the same 15-month period, but funding at that level will delay the development of our technology and business.

Bioxytran, Inc. is headquartered in Needham, Massachusetts. The Company’s initial product pipeline is focused on developing and commercializing therapeutic molecules for stroke. BXT-25 will be designed to be an injectable anti-necrosis drug specifically designed to treat a person immediately after that person suffers an ischemic stroke. The drug is designed to be injected intravenously to travel to the lungs to pick up oxygen molecules to carry to the brain. Like a red blood cell, the drug will cross the blood brain barrier, which is a protective semi-permeable membrane allowing some material to cross but preventing others from crossing. BXT-25 will be designed to diffuse oxygen into the brain tissues. We expect the BXT-25 molecule to be 5,000 times smaller than a red blood cell.

Our Subsidiary is continuing our clinical trials with a candidate named, ProLectin-Rx a complex polysaccharide derived from galactomannan and pectin respectively, that binds to, and blocks the activity of galectin-1 and -3, a type of galectin. Galectins are a member of a family of proteins in the body called lectins. These proteins interact with carbohydrate sugars located in, on the surface of, and in between cells. This interaction causes the cells to change behavior, including cell movement, multiplication, and other cellular functions. The interactions between lectins and their target carbohydrate sugars occur via a carbohydrate recognition domain, or CRD, within the lectin. Galectins are a subfamily of lectins that have a CRD that bind specifically to ß-galactoside proteins. Galectins have a broad range of functions, including regulation of cell survival and adhesion, promotion of cell-to-cell interactions, growth of blood vessels, regulation of the immune response and inflammation. During viral infections galectins are upregulated and downregulated based on the type of virus.

ProLectin-M’s clinical data shows non-toxicity and efficacy for treatment of mild to moderate COVID-19. In our initial Phase I/II clinical trial are published as a peer-reviewed scientific report in the Journal of Vaccines & Vaccinations: https://www.longdom.org/open-access/galectin-antagonist-use-in-mild-cases-of-sarscov2-pilot-feasibility-randomised-open-label-controlled-trial-61087.html  The Company is currently working on a Phase III clinical trial with the CDCSO in India, and is preparing its IND for a Phase III clinical trial with the FDA, soon to be followed by a Phase III submission with the EMEA. The clinical trials are expected to take place in August through September, 2021. Further, the Company is also preparing an IND for a second drug candidate ProLectin-I with similar galactin blocking capabilities as the oral drug, ProLectin-M, but IV-injectable for severe cases of COVID-19. The initial Phase I/II clinical trial is planned for September through December, 2021. The described clinical trials are subject to additional funding.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has limited resources and operating history. As described in Note 7 of the financial statements, the Company has currently ten convertible loans outstanding at a total face value of $938,400. As a result of the ten-day SEC suspension of April 16. 2020, the notes entered into default and the principal owed is currently $1,612,356, including default penalties. As shown in the accompanying consolidated financial statements, the Company had an accumulated deficit of $6,343,630 as at March 31, 2021. The accumulated deficit as at December 31, 2020 was $4,721,923.

The future of the Company is dependent upon its ability to obtain financing to develop its new business opportunities and support the cost of the drug development including clinical trials and regulatory submission to the FDA.

Potential Impact of the Covid-19 Pandemic in December 2019, a strain of novel coronavirus (now commonly known as Covid-19) was reported to have surfaced in Wuhan, China. Covid-19 has since spread rapidly throughout many countries, and, on March 12, 2020, the World Health Organization declared Covid-19 to be a pandemic. In an effort to contain and mitigate the spread of Covid-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of Covid-19. Covid-19 may have a future material impact on our results of operation with respect to product development and clinical trials. However, significant uncertainty remains as to the potential impact of the Covid-19 pandemic on our operations, and on the global economy as a whole. It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. We do not yet know the full extent of any impact on our business or our operations, however, we will continue to monitor the Covid-19 situation closely, and we intend to follow health and safety guidelines as they evolve.

Management plans to seek additional capital through private placements and public offerings of its common stock. There can be no assurance that the Company will be successful in accomplishing its objectives. Without such additional capital or the establishment of strategic relationships with established pharmaceutical companies, the Company may be required to cease operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue operations.

Debt Restructure

On May 2 and 3, 2021, Bioxytran, Inc. (the “Company”) entered into nine Convertible Note Agreements for the purchase of a total amount of $3,266,845.70 in 1-year convertible notes (the “New Notes”), with an interest rate of 6% convertible at the lower of (i) a fixed price of $0.13, or (ii) 85% of the closing price of any Qualified Financing, which consists of any fundraising receiving gross proceeds of not less than $500,000. The Notes were paid for in a combination of cash and in replacement of debt and contain provisions of a lock-up period of 180 days, as well as a requirement that the Company prepare and file with the SEC a Registration Statement on Form S-1 within a period of 60 days from issuance of the New Notes. The transactions set forth below were approved by the Company’s Board of Directors on June 4, 2021. The total Debt Discount amounted to $119,850.00, was paid to a sole Placement Agent: WallachBeth Capital, LLC (Member FINRA / SIPC).

Name	Amount Due	Accrued Interest at June 1, 2021	Converted Price	Converted # of shares
Robert Salna (1)	$1,000,000.00	$4,577.00	$—	—
Angelo Parravano (1)	100,000.00	458.00	—	—
Mike Parravano (1)	65,000.00	298.00	—	—
David Platt (2)	384,503.60	2,114.77	0.13	2,973,988
Ola Soderquist (2)	384,503.60	2,114.77	0.13	2,973,988
Mike Sheikh (2)	212,458.50	1,168.52	0.13	1,643,285
Veronika Tyukova (2)	100,380.00	552.09	0.13	776,401
Alben Sigamani (2)	20,000.00	110.00	0.13	154,463
Pharmalectin Partners LLC (3)	1,000,000.00	4,577.00	—	—
	$3,266,845.70	$15,418.06		8,522,355

(1) Paid for in exchange of cash ($1,165,000.00).
(2) Paid for by amounts due, in reliance on an exemption under Section 4(2)(a) ($1,101,845.70) – The notes were converted into Common Stock on June 4, 2021.
(3) Paid for by cancellation of the the “Old Notes” here below ($1,000,000);

Debtor	Date of Issuance	Principal Amount	Default Penalty	Warrants Issued	Term	Exercise Price	Amortization of Warrants	Accrued Interest
GS Capital	10/30/2019	$125,000	$65,808	50,000	5	$2.00	$23,867	$53,645
Power Up #1	10/24/2019	106,000	114,224	—	—	—	—	58,535
Peak One	10/23/2019	120,000	36,000	50,000	5	2.00	21,606	31,542
Tangiers	10/23/2019	106,300	48.261	50,000	5	2.00	21,116	35,351
FirstFire	11/20/2019	125,000	65,541	50,000	5	2.00	17,979	53,395
Power Up #2	12/30/2019	54,600	57,185	—	—	—	—	28,917
EMA Financial	01/10/2020	125,000	135,158	50,000	5	2.00	5,948	71,464
Crown Bridge	02/20/2020	55,000	28,015	22,000	5	2.00	6,763	14,331
Power Up #3	02/19/2020	56,600	58,039	—	—	—	—	29,049
Power Up #4	03/18/2020	64,900	65,725	—	—	—	—	32,693
		$938,400	$673,956	272,000			$97,279	$408,924

The debt originating from a January 20, 2021 summary judgement by the Supreme Court of the State of New York, County of Nassau, awarding Power Up damages in the amount of $420,750 for Breach of Contact is also cancelled by this agreement, with Power Up agreeing to a stipulation of discontinuance with prejudice of on-going lawsuit and forfeiture of the mentioned awarded damages.

The Old Notes were cancelled by issuance of a “New note” of $1,000,000, while the Warrants were transferred to the Company’s officers in lieu of interest on amounts due as at May 31, 2021.

Results of Operations

We are a start-up company. Historically, Bioxytran was engaged in formation, fund raising and identifying and consulting with the scientific community regarding the development, formulation and testing of its products.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Operating Expenses

Research and Development (R&D) expenses for the year ended December 31, 2020 were $544,519, while there were no such expenses in 2019.

General and administrative (G&A) expenses for the year ended December 31, 2020 were $476,315, while for the year ended December 31, 2019, they were $507,273. The components of G&A expenses are as follows:

●	Payroll and related expenses for the year ended December 31, 2020 were $192,000, as compared to $144,000 for the year ended December 31, 2019. The difference was due to the hire of Mike Sheik on May 1, 2020.

●	Costs for legal, accounting and other professional services for the year ended December 31, 2020 were $102,232, as compared to $154,403 for the year ended December 31, 2019. The decrease was due to reduced use of external corporate counsel.

●	Sales and marketing expense for the year ended December 31, 2020 were $34,027, as compared to $55,289 for the year ended December 31, 2019. The decrease was due to the web-site build-up in 2019.

●	The remaining miscellaneous G&A expenses totaled $148,056 for the year ended December 31, 2020, as compared to $153,581 for the year ended December 31, 2019.

Stock-based Compensation

Stock-based compensation mounted to $247,867 for the year ended December 31, 2020. The stock-based compensation for the year ended December 31, 2019 was $1,124,194. The increase was due to the liquidation of the 2010 Stock Plan.

Interest Expense and Amortization of Debt Discount and Premium

During the year ended December 31, 2020, the Company recorded $961,128 of premium accretion to additional paid-in capital, and $259,057 in amortization of debt discount (including $145,438 in warrant amortization), as compared to, $402,175 of premium accretion and a debt discount amortization of $185,163 (including warrant amortization of $129,929) for the year ended December 31, 2019. The interest for the convertible notes outstanding amounted to $1,014,769 (including a pre-pay fee of $91,362 for the early payment of a convertible note and the default penalty of $673,956), as compared to $41,485 for the year ended December 31, 2019. The increased costs are mainly linked to current quarter costs for legal, accounting and other professional services, as well as the amortization of debt discounts applied to warrants issued in connection with convertible debt and the related loan fees.

Non-Controlling Interest

For the year ended December 31, 2020 there was a non-controlling interest attribution of $61,909. No attribution was made as at December 31, 2019.

Net Loss

The Company generated a net loss for the year ended December 31, 2020 of $2,542,527. In comparison, for the year ended December 31, 2019, the Company generated a net loss of $1,858,475. The increased loss is mainly linked to fiscal 2020 costs for legal, accounting and other professional services, as well as the amortization of debt discounts applied to warrants issued in connection with convertible debt and the related loan fees.

Cash-Flows

Net cash used in operating activities was $1,098,992 and $431,033 for the year ended December 31, 2020 and 2019, respectively. The increase was due to Research and Development starting in the 4th quarter of 2020.

As at December 31, 2020 the Company is in the process of filing a patent. During the year ended December 31, 2020, the Company spent $10,000 in patent legal and filing fees. The Company did not engage in any investing activities during the year ended December 31, 2019.

Cash flows from financing activities were $981,052 and $564,250 for the years ended December 31, 2020 and 2019, respectively. The significant change was a $950,000 investment by our JV partner in the Company’s subsidiary, Pharmalectin, in the 4th quarter of 2020.

Available cash was $41,688 and $169,628 at December 31, 2020 and December 31, 2019, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As at December 31, 2020, our assets consisted of $41,688 in cash, $274,715 in pre-paid expenses and $10,000 in intangible assets in form of capitalized patent expenses. We had total liabilities of $2,267,659, which were all current liabilities, and which consisted of $655,303 in accounts payable and accrued expenses (of which $307,176 was payable to related parties), and $1,612,356 in the form of ten convertible loans currently in default. As a result of defaulting on the notes, the debt premium as well as the debt discounts are fully amortized. The equivalent numbers at December 31, 2019 were $169,628 in cash and total liabilities of $1,018,915, which were all current liabilities, and which consisted of $167,932 in accounts payable and accrued expenses (of which $96,000 was payable to related parties), and $850,983 (which includes unamortized debt premium of $24,121, and which has been netted with unamortized debt discounts totaling $60,038) in the form of ten convertible loans, currently defaulted.

At December 31, 2020, we had total working capital of negative $1,951,256 and an accumulated deficit of $4,721,923. Comparatively, on December 31, 2019, we had total working capital of negative $799,287 and an accumulated deficit of $2,241,305. We believe that we must raise not less than $3,700,000 in addition to current cash on hand to be able to continue our business operations for approximately the next 15 months and repay the ten convertible notes.

At June 4, the Old Notes were repurchased by issuing a New Notes for a total of $1,000,000, while Power Up agreeing to a stipulation of discontinuance with prejudice of on-going lawsuit and forfeiture of awarded damages by a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750.

Future Financing

We have a commitment from our JV partner to invest a total of $5 million in the Company’s subsidiary, at December 31, 2020 $950,000 has been released. If we are unable to raise additional capital from conventional sources and/or additional sales of stock in the future, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results. In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

Contractual obligations

Our contractual obligations include ten convertible notes, with a face value of $938,400 and of accrued interest for these notes mounting to $175,543, described under Note 7 to the Financial Statements. As a result of the ten-day SEC suspension of April 16, 2020, the notes entered into default and the principal owed is currently $1,612,356, including default penalties.

At June 4, the Old Notes were repurchased by issuing a New Notes for a total of $1,000,000, while Power Up agreeing to a stipulation of discontinuance with prejudice of on-going lawsuit and forfeiture of awarded damages by a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

Operating Expenses

Research and Development (R&D) expenses for the 3-months ended March 31, 2021 were $347,033, while there were no such expenses during the 3 months ended March 31, 2020.

General and administrative (G&A) expenses for the three months ended March 31, 2021 were $567,320, while for the three months ended March 31, 2020, they were $110,542. The components of G&A expenses are as follows:

●	Payroll and related expenses for the three months ended March 31, 2021 were $54,000, as compared to $36,000 for the three months ended March 31, 2020. The difference was due to the hire of Mike Sheik on May 1, 2020.

●	Costs for legal, accounting and other professional services for the three months ended March 31, 2021 were $39,123, as compared to $22,574 for the three months ended March 31, 2020. The increase was due to contracting of a Project Manager for the ongoing clinical trials.

●	Sales and marketing expense for the three months ended March 31, 2021 were $3,500, as compared to $9,489 for the three months ended March 31, 2020. The decrease was due reduced PR efforts.

●	The remaining miscellaneous G&A expenses totaled $470,697, including a $420,750 summary judgement against the Company, for the three months ended March 31, 2021, as compared to $42,479 for the three months ended March 31, 2020.

Stock-based Compensation

Stock-based compensation mounted to $774,558 for the three months ended March 31, 2021. The stock-based compensation for the three months ended March 31, 2020 was $155,501. The increase was due to the liquidation of the 2010 Stock Plan.

Interest Expense and Amortization of Debt Discount and Premium

During the three months ended March 31, 2021, the Company didn’t record any premium accretion to additional paid-in capital, and in amortization of debt discount, as compared to, $104,458 of premium accretion and a debt discount amortization of $166,722 (including warrant amortization of $145,438) for the three months ended March 31, 2020. The interest for the convertible notes outstanding amounted to $87,410, as compared to $107,730 for the three months ended March 31, 2020.

Non-Controlling Interest

For the three months ending March 31, 2021 there was a non-controlling interest attribution of $154,614. No attribution was made as at March 31, 2020.

Net Loss

The Company generated a net loss for the three months ended March 31, 2021 of $1,621,707. In comparison, for the three months ended March 31, 2020, the Company generated a net loss of $540,495. The increased loss is a result of the summary judgement against the Company, the commencement of Research & Development as well as the liquidation of the 2010 Stock Plan.

Cash-Flows

 Net cash used in operating activities was $391,100 and $156,789 for the three months ended March 31, 2021 and 2020, respectively. The increase was due to Research and Development starting in the 4th quarter of 2020.

In the three months ended March 31, 2021 the Company is in the process of filing a patent, and $8,953 was spent in legal fees. In the three months ended March 31, 2021 there was no investment activities.

Cash flows from financing activities were $450,000 and $31,052 for the three months ended March 31, 2021 and 2020, respectively. The significant change was a $450,000 investment by our JV partner in the Company’s subsidiary, Pharmalectin.

Available cash was $91,635 and $43,891 at March 31, 2021 and March 31, 2020, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As at March 31, 2021, our assets consisted of $91,635 in cash, $274,715 in pre-paid expenses and $18,953 in intangible assets in form of capitalized patent expenses. We had total liabilities of $2,878,322, which were all current liabilities, and which consisted of $845,216 in accounts payable and accrued expenses (of which $368,367 was payable to related parties), and $1,612,356 in the form of ten convertible loans currently in default. As a result of defaulting on the notes, the debt premium as well as the debt discounts are fully amortized. On January 20, 2021 the Supreme Court of the State of New York, County of Nassau, granted Power Up a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750, in the balance sheet classed as other short-term debt. The equivalent numbers As at December 31, 2020, our assets consisted of $41,688 in cash, $274,715 in pre-paid expenses and $10,000 in intangible assets in form of capitalized patent expenses. We had total liabilities of $2,267,659, which were all current liabilities, and which consisted of $655,303 in accounts payable and accrued expenses (of which $307,176 was payable to related parties), and $1,612,356 in the form of ten convertible loans currently in default. As a result of defaulting on the notes, the debt premium as well as the debt discounts are fully amortized.

At March 31, 2021, we have total working capital of negative $2,511,972 and an accumulated deficit of $6,343,630. Comparatively, at December 31, 2020, we had total working capital of negative $1,951,256 and an accumulated deficit of $4,721,923. We believe that we must raise not less than $3,700,000 in addition to current cash on hand to be able to continue our business operations for approximately the next 15 months and repay the ten convertible notes.

At June 4, the Old Notes were repurchased by issuing a New Notes for a total of $1,000,000, while Power Up agreeing to a stipulation of discontinuance with prejudice of on-going lawsuit and forfeiture of awarded damages by a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750.

Future Financing

We have a commitment from our JV partner to invest a total of $5 million in the Company’s subsidiary; at March 31, 2021 $1,400,000 has been released, and at December 31, 2020 $950,000 had been released. If we are unable to raise additional capital from conventional sources and/or additional sales of stock in the future, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results. In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

We have no current commitment from our officers and directors or any of our shareholders, to supplement our operations or provide us with financing in the future. If we are unable to raise additional capital from conventional sources and/or additional sales of stock in the future, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results. In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

Contractual Obligations

As at March 31, 2021, our contractual obligations include ten convertible notes, with a face value of $938,400 and of accrued interest for these notes mounting to $350,545, described under Note 7 to the Financial Statements. As a result of the ten-day SEC suspension of April 16, 2020, the notes entered into default resulting in a default penalty of $673,956, increasing the principal owed to $1,612,356.

At June 4, the Old Notes were repurchased by issuing a New Notes for a total of $1,000,000, while Power Up agreeing to a stipulation of discontinuance with prejudice of on-going lawsuit and forfeiture of awarded damages by a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We do not currently own any real property. We lease access to shared office space at 75, Second Ave., Suite 605, Needham, MA 02494 on a month-to-month basis for $155 per month. We believe this facility is adequate for our current needs. As we receive funding and our operations expand, we anticipate that we will seek to lease additional office space.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

From the date of the Company’s Merger on September 21, 2018 we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest, and there are no transactions presently proposed, except as follows:

As at March 31, the Company owed $138,000 to David Platt and Ola Soderquist for 23 months of salary for the period May 2019 through March 2021, and $92,367 to Mike Sheikh for salary and expenses for the period May 2020 through March 2021.

On May 2, 2021, all outstanding debt to the Managers, $981,466, were replaced with convertible notes. On June 4 they were converted into stock, in reliance on an exemption under Section 4(2)(a).

DIRECTOR AND EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash all cash and non-cash compensation awarded to, earned by or paid to the Company’s chief executive officer and chief financial officer, regardless of compensation level. The Company’s chief executive officer and Chief Financial Officer are the only officers of the Company for whom compensation disclosure is required pursuant to instruction 1 to Item 402(m)(2) of Regulation S-K.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Total Compensation
David Platt, Chairman of the Board,	2019	$72,000	$-	$-	$72,000
Chief Executive Officer and President	2020	72,000	-	-	72,000
Ola Soderquist, Chief Financial Officer	2019	$72,000	$-	$-	$72,000
	2020	72,000	-	-	72,000
Mike Sheikh, VP Business Development	2019	$-	$-	$-	$-
	2020	48,000	-	8,800	56,800

Grants of Plan-Based Awards

The company granted 227,800 shares of Common Stock to each of its Executive Officers on January 15, 2021 for their ongoing work with the current clinical trial submissions with the FDA. There were no equity or non-equity awards granted to any of our Executive Officers from the Company’s inception through January 15, 2021. As of November 13, 2020, the non-employee directors are awarded 10,000 shares per attended meeting, prior to this the award was 1,000 shares per meeting.

Outstanding Equity Awards at December 31, 2020; Option exercises and vested

There were no outstanding options or equity awards held by the Company’s Executive Officers at December 31, 2020.

Director Compensation

Prior to November 13, 2020, our non-employee directors have received 1,000 shares of our common stock for each meeting that they attend, per quarter in arrears, for his or her services to the Company. Beginning November 13, 2020, our non-employee directors are entitled to receive 10,000 shares of our common stock for each meeting that they attend per quarter in arrears. There were 75,000 shares, at a fair market value of $14,457, issued as compensation to the board in 2020. There were 27,000 shares, at a fair market value of $21,668, issued in 2019. On January 15, 2021, the company granted 227,800 shares of Common Stock to Anders Utter, Alan Hoberman and Dale Conaway for their ongoing work with the current clinical trial submissions with the FDA. Except for the foregoing, there are currently no agreements in effect entitling them to compensation.

Employment Contracts

Our executive officers have entered into employment contracts and confidentiality, non-disclosure and assignment of invention agreements. Except for a commitment to pay each of David Platt and Ola Soderquist a monthly salary of $35,000 and Mike Sheik a monthly salary of $17,500, as well as the participation in a Safe Harbor 401K plan at 25% of gross salary up to the federal limit, currently $58,000 per year starting in January 2021. The employment agreements do not provide for the payment of any compensation to our executive officers but provide for the payment of $100,000 (subject to upward adjustment in certain circumstances) in severance upon termination of employment without cause, subject to execution of a general release, and make no provisions for any payment upon a change of control. The employment agreements also prohibit the sale of any common stock owned by our executive officers in the 180 days following the effective date of this Registration Statement. Our executive officers and directors may receive shares, or stock options at the discretion of our board of directors in the future. We do not have any bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to any of our executive officers or directors, except that stock options may be granted at the discretion of our board of directors from time to time.

Compensation Risk Assessment

We have formed a Compensation Committee. In setting compensation, the Compensation Committee will consider the risks to the Company’s stockholders and to achievement of its goals that may be inherent in its compensation programs. The Compensation Committee will review and discuss its assessment with management and outside legal counsel to confirm that the Company’s compensation programs are and will be within industry standards and designed with the appropriate balance of risk and reward to align employees’ interests with those of the Company without incenting employees to take unnecessary or excessive risks. We believe our compensation plans will be appropriately structured consistent with the Company’s status as a pre-revenue start-up enterprise, and will not be reasonably likely to result in a material adverse effect on the Company.

Securities Authorized for Issuance under Equity Compensation Plans

Securities Authorized for Issuance under Equity Compensation Plans

On January 18 the 2010 Employee, Director and Consultant Stock Plan (the “2010 Plan”) expired and on January 19, 2021, the Company established a 2021 Employee, Director and Consultant Stock Plan (the “2021 Plan”). The 2021 Plan was approved by the Company’s board of directors and will be submitted for consent by the shareholders within one year from its approval.  The material features of the 2021 Plan are described below and is identical to the expired 2010 Plan.

Administration

A designated Administrator, or in the absence of such, our Board of Directors’ Compensation Committee or both, in the sole discretion of our Board, administers the 2021 Plan, which was approved by the Company’s Board of Directors on January 19, 2021. The Board, subject to the provisions of the 2021 Plan, has the authority to determine and designate officers, employees, directors and consultants to whom awards shall be made and the terms, conditions and restrictions applicable to each award (including, but not limited to, the option price, any restriction or limitation, any vesting schedule or acceleration thereof, and any forfeiture restrictions). The Board may, in its sole discretion, accelerate the vesting of awards. The Board of Directors must approve all grants of Options and Stock Awards issued to our officers or directors.

Types of Awards

The 2021 Plan is designed to enable us to offer certain officers, employees, directors and consultants of us and our subsidiaries equity interests in us and other incentive awards in order to attract, retain and reward such individuals and to strengthen the mutuality of interests between such individuals and our stockholders.  In furtherance of this purpose, the 2021 Plan contains provisions for granting incentive and non-statutory stock options, stock wards and stock appreciation rights.

Stock Options. A “stock option” is a contractual right to purchase a number of shares of Common Stock at a price determined on the date the option is granted. The option price per share of Common Stock purchasable upon exercise of a stock option and the time or times at which such options shall be exercisable shall be determined by the Board at the time of grant. Such option price shall not be less than 100% of the fair market value of the Common Stock on the date of grant. The option price must be paid in cash, money order, check or Common Stock of the Company.  The Options may also contain at the time of grant, at the discretion of the Board, certain other cashless exercise provisions.

Options shall be exercisable at the times and subject to the conditions determined by the Board at the date of grant, but no option may be exercisable more than ten years after the date it is granted. If the Optionee ceases to be an employee of our company for any reason other than death, any option granted as an Incentive Stock Option exercisable on the date of the termination of employment may be exercised for a period of thirty days or until the expiration of the stated term of the option, whichever period is shorter. In the event of the Optionee’s death, any granted Incentive Stock Option exercisable at the date of death may be exercised by the legal heirs of the Optionee from the date of death until the expiration of the stated term of the option or six months from the date of death, whichever event first occurs.  In the event of disability of the Optionee, any granted Incentive Stock Options shall expire on the stated date that the Option would otherwise have expired or 12 months from the date of disability, whichever event first occurs.  The termination and other provisions of a non-statutory stock option shall be fixed by the Board of Directors at the date of grant of each respective option.

Common Stock Award. “Common Stock Award” is shares of Common Stock that will be issued to a recipient at the end of a restriction period, if any, specified by the Board if he or she continues to be an employee, director or consultant of us. If the recipient remains an employee, director or consultant at the end of the restriction period, the applicable restrictions will lapse and we will issue a stock certificate representing such shares of Common Stock to the participant. If the recipient ceases to be an employee, director or consultant of us for any reason (including death, disability or retirement) before the end of the restriction period unless otherwise determined by the Board, the restricted stock award will be terminated.

Eligibility

The Company’s officers, employees, directors and consultants of Bioxytran, Inc. are eligible to be granted stock options, and Common Stock Awards.  Eligibility shall be determined by the Board; however, all Options and Stock Awards granted to officers and directors must be approved by the Board.

Termination or Amendment of the 2021 Plan

The Board may at any time amend, discontinue, or terminate all or any part of the 2021 Plan, provided, however, that unless otherwise required by law, the rights of a participant may not be impaired without his or her consent, and provided that we will seek the approval of our stockholders for any amendment if such approval is necessary to comply with any applicable federal or state securities laws or rules or regulations.

Awards

On February 1, 2021, 45,000 options were issued to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board, and on April 1, 2021, 100,000 shares were issued to the Company’s Directors for their attendance in meetings during the 3 months ending March 31, 2021. These awards are made when the Company does not have sufficient cash to pay for the services provided to the Company.

Shares Subject to the 2021 Plan

Subject to adjustment, the aggregate number of shares of Stock which may be delivered under the 2021 Plan shall not exceed a number equal to 15% of the total number of shares of Stock outstanding immediately following the Effective Time, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock; provided, however, that, as of January 1 of each calendar year, commencing with the year 2011, the maximum number of shares of Stock which may be delivered under the 2021 Plan shall automatically increase by a number sufficient to cause the number of shares of Stock covered by the 2021 Plan to equal 15% of the total number of shares of Stock then outstanding, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock. As at July 19, 2021, there are 17,446,430 options or stock awards available for grant under the 2021 Plan.

Federal Tax Consequences

The Federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

Incentive Stock Options.  Incentive stock options granted under the 2021 Plan are designed to qualify for the special tax treatment for incentive stock options provided for in the Internal Revenue Code (the “Code”).  Under the provisions of the Code, an optionee who at all times from the date of grant until three months before the date of exercise is an employee of the Company, and who holds the shares of Common Stock obtained upon exercise of his incentive stock option for two years after the date of grant and one year after exercise, will recognize no taxable income on either the grant or exercise of such option and will recognize capital gain or loss on the sale of the shares.  If such shares are held by the optionee for the required holding period, the Company will not be entitled to any tax deduction with respect to the grant or exercise of the option.  If such shares are sold by the optionee prior to the expiration of the holding periods described above, the optionee will recognize ordinary income upon such disposition.  Upon the exercise of an incentive stock option, the optionee will incur an item of tax preference equal to the excess of the fair market value of the shares at the time of exercise over the exercise price, which may subject the optionee to the alternative minimum tax.

Non-Qualified Options. Under present Treasury regulations, an optionee who is granted a non-qualified option will not realize taxable income at the time the option is granted. In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price, and the Company will receive a corresponding deduction. Income tax withholding requirements apply upon exercise. The optionee’s basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the optionee will realize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the option is exercised.

Common Stock Awards. Recipients of shares of restricted Common Stock that are not “transferable” and are subject to “substantial risk of forfeiture” at the time of grant will not be subject to Federal income taxes until lapse or release of the restrictions on the shares. The recipient’s income and the Company’s deduction will be equal to the fair market value of the shares on the date of lapse or release of such restrictions. It has been the Company’s policy to value the cost of the issuance of said unregistered shares at the then bid price of the stock when issued.

The issuance of any of our common or preferred stock is within the discretion of our Board of Directors, which has the power to issue any or all of our authorized but unissued shares without stockholder approval.

Corporate Governance

The Company has established and approved charters for separate audit, compensation and nominating/governance committees of its board of directors.

Code of Ethics. A code of business conduct and ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the code. We are not currently subject to any law, rule or regulation requiring that we adopt a code of ethics; though the Code of Ethics has been adopted.

Board of Directors Independence. Our Board of Directors consists of six members. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors. Four of the members of the Board of Directors, Dale H. Conaway, D.V.M., Anders Utter, Alan Hoberman and Hana Chen-Walden are “independent” as defined in Section 4200(a)(15) of NASDAQ Stock Market Rules.

Audit Committee. Our Board of Directors has established an audit committee, whose members are initially Anders Utter, as Chairman, Alan Hoberman and Dale Conaway.

Nominating and Governance Committee. Our Board of Directors has established a nominating and governance committee, whose initial members are Alan Hoberman, Chairman, Anders Utter, and Dale Conaway.

Compensation Committee. The Board of Directors has appointed Dale Conaway, Chairman, Anders Utter and Alan Hoberman to our compensation committee.

Indemnification Agreements

None. Our By-laws provide for the indemnification of directors and officers. See “Indemnification of Directors and Officers.”

Director Independence

Four of the members of the board of directors are “independent” as defined under the rules of the NASDAQ Stock Market.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 300,000,000 shares of common stock, $.001 par value per share (“Common Stock”) and 50,000,000 shares of preferred stock, $.001 par value per share (“Preferred Stock”). As of July 19, 2021, we had 109,872,228 shares of common stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

 COMMON STOCK

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Directors are appointed by a plurality of the votes present at any special or annual meeting of shareholders (by proxy or in person), and a majority of the votes present at any special or annual meeting of shareholders (by proxy or in person) shall determine all other matters. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will be, duly and validly issued, fully paid and non-assessable.

PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors (“Board of Directors”) prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Additionally, while it is not possible to state the actual effect of the issuance of any shares of Preferred Stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of any shares of Preferred Stock, such rights may be superior to those associated with our common stock, and may include:

Restricting dividends on the common stock;

Rights and preferences including dividend and dissolution rights, which are superior to our common stock;

Diluting the voting power of the common stock;

Impairing the liquidation rights of the common stock; or

Delaying or preventing a change in control of the Company without further action by the stockholders.

REGISTRATION RIGHTS

In connection with the New Note Financing, we entered into registration rights agreements with the Holders. The shares underlying the New Notes. The New Notes are by contract subject to a 180-day lock-up period.

Provisions of the Company’s Charter or By-Laws which would delay, deter or prevent a change in control of the Company

There are no special provisions of the Company’s Certificate of Incorporation or By-Laws which would specifically delay, deter or prevent a change in control of the Company. Additionally, the Company has 50,000,000 shares of preferred stock authorized and undesignated. Shares of preferred stock designated by our Board of Directors in the future may have voting powers superior to our common stock, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the Board of Directors. Such preferred stock, if authorized in the future, may contain provisions (including voting rights) which could delay, deter or prevent a change in control of the Company.

SHARES AVAILABLE FOR FUTURE SALE

If all of the 5,300,000 shares of common stock being offered for sale in this offering are issued and sold, we will have 130,925,305 shares, which does not include shares of common stock issuable under our 2021 Stock Incentive Plan but includes the 17,653,077 shares of our common stock being registered by the Selling Stockholders concurrently herewith. Of those shares of common stock outstanding, only the shares registered and/or issued in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by an “affiliate” of us, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

Rule 144 governs resale of “restricted securities” for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an “affiliate” of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144, non-affiliates are able to sell restricted securities pursuant to Rule 144, after six months, subject to certain conditions, including if the Company is current in its reporting obligations with the Commission and remains current for an additional period of six months, and thereafter after one year, with no volume or reporting obligations.

Under Rule 144, affiliates are able to sell restricted securities pursuant to Rule 144 after six months, subject to certain conditions, including if the Company is current in its reporting obligations with the Commission and remains current for an additional period of six months, as well as other requirements described below. Resales by the Company’s affiliates of restricted and unrestricted common stock are subject to volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company (“Applicable Requirements”). The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale.

PLAN OF DISTRIBUTION

We are registering 5,300,000 shares of common stock which will be offered for sale in a self-underwritten offering to the public at a price of $1.00 per share. There is no minimum number of shares that we must sell in our direct offering, and therefore no minimum amount of proceeds will be raised. No arrangements have been made to place funds into an escrow or any similar account. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations. We are offering the shares without any underwriting discounts or commissions. If all 5,300,000 shares are not sold within twelve months from the effective date of the registration statement, the balance of the shares will terminate, and no further shares will be sold.

Our offering price of $1.00 was decided upon by our management and is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth, or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Such offering price was not based on the price of the issuance to our founders. Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

Our common stock is traded under the symbol “BIXT” on the “Expert Market” operated by OTC Markets Group, Inc. We intend to apply for quotation on the OTCQB through a market maker; however, there can be no assurance that our common stock will ever be quoted on any quotation service. In order to be eligible for trading on the OTCQB we must a market maker file an application with FINRA to have our common stock quoted on the OTCQB and remain current in our filings with the Securities and Exchange Commission. In order to be eligible for the OTCQB we must have a minimum bid price of $0.01, have at least 50 beneficial stockholders, each owning at least 100 shares, have a freely traded public float of at least 10% of our issued and outstanding shares of Common Stock or qualify from an exemption thereof and pay initial listing fees.  Only a limited market exists for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

Shares in This Offering Will Be Sold for the Company’s Account by our Officers and Directors

This is a self-underwritten offering with no minimum sale requirement. Our officers and directors will sell the Shares directly to the public, with no commission or other remuneration payable to them for any Shares that are sold by them. We may subsequently engage brokers or dealers to assist us in selling the Shares, in which case we will be obligated to pay commissions to such brokers or dealers. Dr. Platt will register as the issuer-agent in those states requiring such registration. In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Rule 3a4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. Those conditions are as follows:

a.	Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and

b.	Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.	Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or have been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) and (a)(4)(iii).

There are no current plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. However, if we decide to hire brokers or dealers to assist us in selling Shares, we may enter into such agreements and pay commissions and expenses of up to 10% of all proceeds raised by brokers, dealers, finders or selling agents who may participate in this offering.

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers or persons exempt from such registration. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. We will only offer and sell the Shares in those states where we register or qualify the Shares for sale or where an exemption from such registration or qualification requirement is available and we have complied with such exemption.

We intend to sell our shares in the Commonwealth of Massachusetts, New York, New Jersey, Florida, Pennsylvania, North Carolina and New Hampshire. However, we may expand the offering into additional states should the officers deem it appropriate to do so.

Terms of the Offering

The shares will be sold at the fixed price of $1.00 per share until the completion of this offering. There is no minimum amount of subscription required per investor, and subscriptions, once received, are irrevocable. This offering will commence on the effective date of this Prospectus and continue for a period not to exceed 365 days from the effective date of this Registration Statement (the “Expiration Date”).

Deposit of Offering Proceeds

This is a “best efforts” offering and, as such, we will be able to spend any of the proceeds. The funds will be transferred to our business account for use in the implementation of our business plans

Procedures and Requirements for Subscription

If you decide to subscribe for any shares in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check or certified funds to us. Subscriptions, once received by the Company, are irrevocable. All checks for subscriptions should be made payable to the Company. There is no minimum purchase requirement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded under the symbol “BIXT” on the “Expert Market” operated by OTC Markets Group, Inc. We intend to apply for quotation on the OTCQB through a market maker; however, there can be no assurance that our common stock will ever be quoted on any quotation service. In order to be eligible for trading on the OTCQB we must a market maker file an application with FINRA to have our common stock quoted on the OTCQB and remain current in our filings with the Securities and Exchange Commission. In order to be eligible for the OTCQB we must have a minimum bid price of $0.01, have at least 50 beneficial stockholders, each owning at least 100 shares, have a freely traded public float of at least 10% of our issued and outstanding shares of Common Stock or qualify from an exemption thereof and pay initial listing fees.  Only a limited market exists for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

The following tables set forth the range of high and low bid prices for our common stock for the each of the periods indicated as reported by the OTC Expert Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low
March 31, 2021	$0.24	$0.01

Quarter Ended	High	Low
December 31, 2020	$0.29	$0.03
December 31, 2020	0.21	0.00
June 30, 2020	0.31	0.00
March 31, 2020	$0.85	$0.14

Quarter Ended	High	Low
December 31, 2019	$0.82	$0.24
December 31, 2019	1.30	0.65
June 30, 2019	1.75	0.31
March 31, 2019	$0.55	$0.20

Quarter Ended	High	Low
December 31, 2018	$1.00	$0.40
September 30, 2018	1.31	0.30
June 30, 2018	$1.20	$0.54

On July 14, 2021, the last reported sale price of our common stock as reported on the OTC Expert Market was $0.0112 per share.

Our common shares are issued in registered form. The registrar and transfer agent for our shares is:

Action Stock Transfer, LLC

2469 E. Fort Union Blvd, Suite 214

Salt Lake City, UT 84121

Phone: 801-274-1088

Fax: 801-274-1099

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $1.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Common Stock

As of the date of this prospectus, we have approximately 383 holders of record of common stock, and approximately 1,000 holders of shares administered by brokers and retained in custody of by the Depository Trust Company (“DTC”). Our primary stockholders are Dr. David Platt, Ola Soderquist, Mike Sheikh and Offer Binder, who own 46,640,362; 23,337,088; 11,071,085; and 8,919,169 shares respectively of our common stock, or an aggregate of 89,967,704 outstanding shares, 81.9%.

Dividends

There have been no cash dividends declared on our common stock since our company was formed. Dividends are declared at the sole discretion of our Board of Directors. Our intention is not to declare cash dividends and retain all cash for our operations.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for our common stock offered in this offering. This Prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC’s public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC’s Internet site at http\\www.sec.gov.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification. Our directors and officers are indemnified to the fullest extent permitted under Nevada law.

Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section. The Company currently maintains such insurance.

Settlement by the Company. The right of any person to be indemnified is subject always to the right of the Company by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

On June 5, 2020 the Supreme Court of the State of New York, County of Nassau, issued a commencement of Action based on behalf of Power Up Lending Group, Ltd (“Power Up” or the “Claimant”). The Claimant request that due to the default of their note requesting a judgment for an amount of not less than $420,750. Among other claims Power Up asserts that the Company willfully failed to maintain the trading status, and manipulated its stock in its efforts to defraud the public and its investors by making false press statements and the like. The Company is denying any wrong-doing. However, on January 20, 2021 the Supreme Court of the State of New York, County of Nassau, granted Power Up a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750.

The underlying convertible note was, per agreement of the parties, cancelled on June 4, 2021, with Power Up agreeing to a stipulation of discontinuance with prejudice and forfeiture of on-going lawsuit and forfeiture of the mentioned awarded damages.

At present, there is no other pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by Robert J. Burnett, Witherspoon Brajcich McPhee, PLLC, Spokane, WA

EXPERTS

The financial statements of the Company as of and for the two years ended December 31, 2020 and 2019, appearing in this Prospectus and Registration Statement have been audited by Pinnacle Accountancy Group of Utah (a dba of the PCAOB-registered firm Heaton & Company, PLLC), Farmington, Utah, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern) and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

FINANCIAL STATEMENTS

The Financial Statements required by Article 8 of Regulation S-X are stated in U.S. dollars and are prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“US GAAP”). The following financial statements pertaining to Bioxytran, Inc. are filed as part of this Prospectus

BIOXYTRAN, INC.
CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

AND FOR THE UNAUDITED THREE MONTHS ENDED MARCH 31, 2021 AND 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Bioxytran, Inc.

Newton, Massachusetts

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bioxytran, Inc. (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Stock-Based Compensation

As described in Note 7 and 8 to the consolidated financial statements, the Company recorded stock-based compensation related to the issuance of common stock, stock options and warrants. Management establishes their estimates for the value of the stock-based compensation related to common stock issued for services using historical stock price information. Management uses a valuation model requiring various inputs to establish their estimates for the value of stock options and warrants.

The principal considerations for our determination that performing procedures relating to stock-based compensation is a critical audit matter are due to the material impact it has on the consolidated financial statements.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, evaluating the reasonableness of the historical stock price information used by management for the valuation of the common stock along with evaluating the reasonableness of the input’s management used in the valuation model related to the stock options and warrants to determine the stock-based compensation expense.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2018.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

April 9, 2021

BIOXYTRAN, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$41,688	$169,628
Pre-paid expenses	274,715	—
Other receivable	—	50,000
Total current assets	316,403	219,628

Intangibles, net	10,000	—

Total assets	$326,403	$219,628

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$348,127	$71,932
Accounts payable related party	307,176	96,000
Convertible notes payable, net of premium and discount	1,612,356	850,983
Total current liabilities	2,267,659	1,018,915

Total liabilities	2,267,659	1,018,915

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 50,000,000 shares authorized, nil issued and outstanding	—	—
Common stock, $0.001 par value; 300,000,000 shares authorized; 97,450,673 and 86,475,673 issued and outstanding as at December 31, 2020 and 2019, respectively	97,451	86,476
Additional paid-in capital	1,795,125	1,355,542
Non-controlling interest	888,091	—
Accumulated deficit	(4,721,923)	(2,241,305)
Total stockholders’ equity (deficit)	(1,941,256)	(799,287)

Total liabilities and stockholders’ equity (deficit)	$326,403	$219,628

See the accompanying notes to these consolidated financial statements.

BIOXYTRAN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND DECEMBER 31, 2019

	Year ended
	December 31, 2020	December 31, 2019
Operating expenses:
Research and development	$544,519	$—
General and administrative	476,315	507,273
Compensation expense	247,867	1,124,194
Total operating expenses	1,268,701	1,631,467

Loss from operations	(1,268,701)	(1,631,467)

Other (expense):
Interest expense	(1,014,769)	(41,845)
Debt discount amortization	(259,057)	(185,163)
Total other (expenses) income	(1,273,826)	(227,008)

Net loss before provision for income taxes	(2,542,527)	(1,858,475)

Provision for income taxes	—	—
Net loss	(2,542,527)	(1,858,475)

Net loss attributable to the non-controlling interest	61,909	—

NET LOSS ATTRIBUTABLE TO BIOXYTRAN	$(2,480,618)	$(1,858,475)

Loss per common share, basic and diluted	$(0.03)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	93,967,677	85,598,733

See the accompanying notes to these consolidated financial statements.

BIOXYTRAN, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2020 AND DECEMBER 31, 2019

	Common Stock		Preferred Stock		Additional Paid in Capital		Accumulated Deficit	Non- controlling Interest	Total Equity

	Shares	Amount	Shares	Amount	Common	Preferred
January 1, 2019	85,103,673	$85,104	—	$—	$72,412	$—	$(382,830)	$—	$(225,314)

Issuance of warrants					129,929				129,929
Options issued and vested - 2010 Plan					257,143				257,143
Shares issued to BoD & Mgmnt - 2010 Plan	27,000	27			21,641				21,668
Shares issued to Consultants - 2010 Plan	1,100,000	1,100			841,783				842,883
Debt premium on convertible note					(426,296)				(426,296)
Debt premium accretion					402,175				402,175
Shares issued for conversion of principal and accrued interest	225,000	225			36,775				37,000
Shares issued for cash	20,000	20			19,980				20,000
Net loss	-	-	—	—	—		(1,858,475)		(1,858,475)
December 31, 2019	86,475,673	$86,476	—	$—	$1,355,542	$—	$(2,241,305)	$—	$(799,287)

Issuance of warrants					145,438				145,438
Exercise of warrants	750,000	750		—	(750)
Options issued and vested - 2010 Plan					18,460				18,460
Shares issued to BoD & Mgmnt - 2010 Plan	8,875,000	8,875			31,982				40,857
Shares issued to Consultants - 2010 Plan	1,000,000	1,000			186,550				187,550
Debt premium on convertible note					(937,007)				(937,007)
Debt premium accretion					961,128				961,128
Shares issued for conversion of principal and accrued interest	350,000	350			33,782				34,132
Non-controlling interest								950,000	950,000
Net loss attributable to the non-controlling interest								(61,909)	(61,909)
Net loss							(2,480,618)		(2,480,618)
December 31, 2020	97,450,673	$97,451	—	—	$1,795,125	$—	$(4,721,923)	$888,091	$(1,941,256)

 See the accompanying notes to these consolidated financial statements.

BIOXYTRAN, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND DECEMBER 31, 2019

	Year Ended
	December 31, 2020	December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,542,527)	$(1,858,475)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt discount, incl. issuance of warrants	259,057	185,163
Default fee convertible notes	673,956	—
Stock-based compensation expense	247,867	1,121,694
Changes in operating assets and liabilities:
Pre-paid expenses	(274,715)
Other receivable	50,000	(50,000)
Accounts payable and accrued expenses	276,194	85,485
Accounts payable related party	211,176	85,100
Net cash used in operating activities	(1,098,992)	(431,033)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in intangibles	(10,000)	—
Net cash used in investing activities	(10,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from subsidiary stock transactions	950,000	—
Proceeds from sale of common stock	—	20,000
Proceeds from issuance of convertible notes payable	264,000	794,250
Repayment of convertible notes payable	(232,948)	(250,000)
Net cash provided by financing activities	981,052	564,250

Net increase (decrease) in cash	(127,940)	133,217
Cash, beginning of period	169,628	36,411
Cash, end of period	$41,688	$169,628

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$91,362	$1,612
Income taxes paid	$—	$—
NON-CASH INVESTING & FINANCING ACTIVITIES:
Issuance of warrants	$145,438	$129,929
Debt discount on convertible note	$—	$60,038
Debt premium on convertible note	$937,007	$426,296
Accretion of debt premium to additional paid-in capital	$961,128	$402,175
Common shares issued for the conversion of principal and accrued interest	$34,132	$37,000

See the accompanying notes to these consolidated financial statements.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

NOTE 1 – BACKGROUND AND ORGANIZATION

Business Operations

Bioxytran, Inc. (the “Company”) is an early-stage pharmaceutical company focused on the development, manufacture and commercialization of therapeutic drugs designed to address hypoxia in humans, which is a lack of oxygen to tissues, in a safe and efficient manner. If it is not addressed, lack of oxygen to tissues, or hypoxia, results in necrosis, which is the death of cells comprising body tissue. Necrosis cannot be reversed. Our lead drug candidate, code named BXT-25, is an oxygen-carrying small molecule consisting of bovine hemoglobin stabilized with a co-polymer with intended applications to include treatment of hypoxic conditions in the brain resulting from stroke, and hypoxic conditions in wounds to prevent necrosis and to promote healing. The Company’s initial focus is the treatment of hypoxic conditions in the brain resulting from stroke, and hypoxic conditions in wounds to prevent necrosis and to promote healing. The Company’s approach potentially will result in the creation of safe drug alternatives to existing therapies for effectively addressing hypoxic conditions in humans. Our drug development efforts are guided by specialists in co-polymer chemistry and other disciplines, and we intend to supplement our efforts with input from a scientific and medical advisory board whose members are leading physicians.

Our Subsidiary, Pharmalectin, Inc. (the “Subsidiary”) is pursuing their work with a candidate named, ProLectin-Rx, a complex polysaccharide derived from pectin that binds to, and blocks the activity of galectin-1, a type of galectin. Galectins are a member of a family of proteins in the body called lectins. These proteins interact with carbohydrate sugars located in, on the surface of, and in between cells. This interaction causes the cells to change behavior, including cell movement, multiplication, and other cellular functions. The interactions between lectins and their target carbohydrate sugars occur via a carbohydrate recognition domain, or CRD, within the lectin. Galectins are a subfamily of lectins that have a CRD that bind specifically to se. Galectins have a broad range of functions, including regulation of cell survival and adhesion, promotion of cell-to-cell interactions, growth of blood vessels, regulation of the immune response and inflammation. During viral infections galectins are upregulated and downregulated based on the type of virus.

Organization

Pharmalectin, Inc. was organized on October 5, 2017 as a Delaware corporation, under the name of Bioxytran, Inc., with a taxing structure for U.S. federal and state income tax as a C-Corporation with 95,000,000 authorized common shares with a par value of $0.0001, and 5,000,000 preferred shares with a par value of $0.0001. On September 21, 2018, the Company went under a reorganization in form of a reverse merger and is currently registered as a Nevada corporation with a taxing structure for U.S. federal and state income tax as a C-Corporation with 300,000,000 authorized common shares with a par value of $0.001, and 50,000,000 preferred shares with a par value of $0.001.

The Subsidiary was organized on October 5, 2017 as a Delaware corporation, with a taxing structure for U.S. federal and state income tax as a C-Corporation with 95,000,000 authorized common shares with a par value of $0.0001, and 5,000,000 preferred shares with a par value of $0.0001. The Subsidiary was founded under the name of Bioxytran “Bioxytran (DE)”. On April 29, 2020, the name was changed to Pharmalectin, Inc. There are currently 17,600,000 outstanding shares; 15,000,000 shares are held by Bioxytran and 2,600,000 shares by Pharmalectin Partners, LLC (the “Investor”). Pharmalectin Partners, LLC has agreed to buy an additional 12,400,000 shares for a total of $4,100,000, a total ownership of 50% of Pharmalectin, Inc. After full execution the shares are convertible to 17.5% of the shares in Bioxytran, Inc.

Basis of Presentation

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) in all material respects and have been consistently applied in preparing the accompanying consolidated financial statements. The Company has not earned any revenue from operations since inception. The Company chose December 31st as its fiscal year end.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Bioxytran, Inc. a Nevada Corporation and its wholly owned subsidiary, Pharmalectin, Inc. of Delaware (collectively, the “Company”). All intercompany accounts have been eliminated upon consolidation.

 NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Cash

For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Significant estimates include the fair value of the Company’s stock, stock-based compensation and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Net Loss per Common Share, basic and diluted

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

At December 31, 2020, we would, based on current market price of $0.24/share, be obligated to issue approximately 11,974,301 shares of common stock upon conversion of the currently outstanding Convertible Notes and 272,000 shares upon exercise of the warrants. For the Notes, the shares total is based on $1,867,991 of currently outstanding principal, default penalty and unpaid interest. At December 31, 2019, we would, based on current market price of $0.285/share, be obligated to issue approximately 5,628,000 shares of common stock upon conversion of the outstanding Convertible Note and 616,666 shares upon exercise of the warrants. For the Notes, the shares total was based on $850,983 of currently outstanding principal and unpaid interest

The conversion is priced to equal to the lesser of (i) the lowest trading price for the twenty-day period prior to the date of the Note or (ii) 65% of the lowest trading price during the twenty days prior to a conversion notice on the applicable trading market or the closing bid price on the applicable trading market. The Convertible Notes are limited to converting no more than 4.99% of our issued an outstanding common stock.

Stock Based Compensation

The Company measures the cost of services received from employees and non-employees in exchange for an award of equity instruments based on the fair value of the award on the grant date pursuant ASC 718. Stock-based compensation expense is recorded by the Company in the same expense classifications in the statements of operations, as if such amounts were paid in cash.

Accounting for subsidiary stock transactions

The Company accounts for subsidiary stock transactions in accordance with Opinions of the Accounting Principles Board 09 (APBO No. 9). In paragraph 28, this pronouncement excluded all adjustments form transactions in a company’s own stock “. . . from the determination of net income or the results of operations under all circumstances.” During the year ended December 31, 2020, the Company sold 9% of its subsidiary Pharmalectin for a total amount of $950,000. Accordingly, APIC has been adjusted with this amount for the year ended December 31, 2020, no such transaction took place during the year ended December 31, 2019.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or be settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion of the gross deferred tax asset will not be realized. The Company records interest and penalties related to income taxes as a component of provision for income taxes. The Company did not recognize any interest and penalty expense for the years ended December 31, 2020 and 2019.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, the Company adjusted its deferred tax assets and liabilities at December 31, 2017, using the new corporate tax rate of 21 percent. See Note 10.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. During the year ended December 31, 2020 the Company incurred $544,519 in research and development expenses, while during the year ended December 31, 2019 the Company did not incur any such expenses.

Intangibles – Goodwill and Other

Valuation of intangibles are in accordance with ASC 350. Costs associated with the application and award of patents in the U.S. and various other countries are capitalized and amortized on a straight-line basis over the term of the patents as determined at award date, which varies depending on the pendency period of the application, generally approximating seventeen years. Capitalized patent costs, also referred to as patent prosecution costs, include internal legal labor, professional legal fees, government filing fees and translation fees related to expanding the Company’s patent portfolio. Costs associated with the maintenance and annuity fees of patents are accounted for as prepaid assets at the time of payment and amortized over the shorter of the maintenance period or remaining life of the related patent.

Accrued Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate accrued expenses. This process involves identifying services that third parties have performed on our behalf and estimating the level of service performed and the associated cost incurred on these services as at each balance sheet date in our consolidated financial statements. Examples of estimated accrued expenses include professional service fees, such as those arising from the services of attorneys and accountants and accrued payroll expenses. In connection with these service fees, our estimates are most affected by our understanding of the status and timing of services provided relative to the actual services incurred by the service providers. In the event that we do not identify certain costs that have been incurred or we under- or over-estimate the level of services or costs of such services, our reported expenses for a reporting period could be understated or overstated. The date on which certain services commence, the level of services performed on or before a given date, and the cost of services are often subject to our judgment. We make these judgments based upon the facts and circumstances known to us in accordance with accounting principles generally accepted in the U.S.

Warrants

The Company has issued common stock warrants in connection with the execution of certain equity and debt financings. The fair value of warrants is determined using the Black-Scholes option-pricing model using assumptions regarding volatility of our common share price, remaining life of the warrant, and risk-free interest rates at each period end.

Fair Value

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As at December 31, 2020, the Company had cash of $41,688 and a negative working capital of $1,951,256. As at December 31, 2020, the Company has not yet generated any revenues, and has incurred cumulative net losses of $4,721,923. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

During the year ended December 31, 2020, the Company raised $264,000 from issuance of convertible notes, and paid back $232,948. The Company also raised $950,000 in cash proceeds from the issuance of common stock in our Subsidiary. During the same period in 2019, the Company raised $794,250 from the issuance of convertible notes, and paid back $250,000, and $20,000 in cash proceeds from the issuance of common stock. The Company is aware that its current cash on hand will not be sufficient to fund its projected operating requirements through the month of March 2021 and is pursuing alternative opportunities to funding.

The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company, or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 4 – PRE-PAID EXPENSES AND OTHER CURRENT ASSETS

On December 31, 2020, there was $274,715 in Pre-paid Expenses for a Contract Research Organization (CRO) for services planned for the first quarter of 2021. At December 31, 2019 there was $50,000 in Other Receivables for a convertible note signed at year end, and paid in the beginning of 2020.

NOTE 5 - INTANGIBLES

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment charges were recorded for the years ended December 31, 2020 and 2019.

Amortization of capitalized patent costs associated with the application and award of patents in the U.S. and various other countries are capitalized and amortized on a straight-line basis over the term of the patents as determined at the award date, which varies depending on the pendency period of the application, generally approximating seventeen years. The current patent application is still in process, and is therefore not yet amortized.

	Estimated Life (years)	December 31, 2020	December 31, 2019
Capitalized patent costs	20	$10,000	$—
Accumulated amortization		—	—

Intangible assets, net		$10,000	$—

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

NOTE 6 – ACCOUNTS PAYABLES AND ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

On December 31, 2020, there was $307,176 in Accounts Payables to related parties in form of payroll and advanced expenses. On December 31, 2019 there was $96,000 in Accounts Payables to related parties.

The following table represents the major components of accounts payables and accrued expenses and other current liabilities at December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2019
Accounts payable related party (1)	$307,176	$96,000
Professional fees	84,325	42,963
Interest	263,135	14,374
Payroll taxes	—	7,344
Other accounts payable	667	7,251
Default penalty	673,956	—
Convertible note payable	938,400	850,983
Total	$2,267,659	$1,018,915

(1)	$120,000 to each the CFO and the CEO for 8 months of salary for the period May 2019 through December 2020, and $67,176 to the VPBD for salary and expenses for the period May through December 2020, while there was $48,000 to each the CFO and the CEO at December 31,2019.

NOTE 7 – CONVERTIBLE NOTES PAYABLE

As long as the following convertible notes remain outstanding, the Company is restricted from incurring any indebtedness or liens, except as permitted (as defined), and cannot amend its charter in any matter that materially effects rights of noteholders, repay or repurchase more than de minimis number of shares of common stock other than conversion or warrant shares, repay or repurchase all or any portion of any indebtedness, or pay cash dividends.

Auctus Note #1

On October 24, 2019 (the “Date of Issuance”) the Company issued a convertible promissory note (the “Auctus Note #1”) with a face value of $250,000, maturing on October 23, 2020, and a stated interest of 8% to a third-party investor. The Auctus Note #1 is convertible into common stock of the Company, par value $.001 per share (the “Common Stock”) at any time after the earlier of: (i) 180 days from the date of the Auctus Note #1, or (ii) upon effective date of a registration statement. The conversion price of the Auctus Note #1 is equal to the lesser of : (i) the lowest trading price for the twenty-day period prior to the date of the Auctus Note #1 or (ii) 65% of the average of the three lowest trading prices during the twenty days prior to a conversion notice on the applicable trading market or the closing bid price on the applicable trading market. The Auctus Note #1 was funded on October 29, 2019, when the Company received proceeds of $222,205, after disbursements for the lender’s transaction costs, fees and expenses which in aggregate resulted in a total discount of $27,795 to be amortized to interest expense over the life of the Auctus Note #1.

Additionally, the variable conversion rate component requires that the Auctus Note #1 be valued at its stock redemption value (i.e., “if-converted” value) pursuant to ASC 480, Distinguishing Liabilities from Equity, with the excess over the undiscounted face value being deemed a premium to be added to the principal balance and amortized to additional paid-in capital over the life of the Auctus Note #1. As such, the Company recorded a premium of $343,796 as a reduction to additional paid-in capital based on a discounted “if-converted” rate of $0.21 per share (65% of the average of the three lowest trading prices during the 20 days preceding the note’s issuance), which computed to 1,211,828 shares of ‘if-converted’ common stock with a redemption value of $593,796 due to $0.49 per share fair market value of the Company’s stock on the Auctus Note #1’s date of issuance. Debt discount amortization is recorded as interest expense, while debt premium amortization is recorded as an increase to additional paid-in capital.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

Along with the Auctus Note #1, on the Date of Issuance the Company issued 208,333 Common Stock Purchase Warrants (the “Warrants”), exercisable immediately at a fixed exercise price of $0.60 with an expiration date of October 23, 2023. The Company has determined that the Warrants are exempt from derivative accounting and were valued at $101,937 on the Date of Inception using the Black Scholes Options Pricing Model. Assumptions used for the Black Scholes Options Pricing Model include (1) stock price of $0.49 per share, (2) exercise price of $0.60 per share, (3) term of 5 years, (4) expected volatility of 251% and (5) risk free interest rate of 2.51%. The note proceeds of $250,000 were then allocated between the fair value of the Auctus Note #1 ($250,000) and the Warrants ($101,937), resulting in a debt discount of $72,412. As the warrants were exercisable immediately, this debt discount was amortized in its entirety to interest expense on the Date of Issuance. Upon cashless conversion on March 12, 2020 an additional 166,667 warrants were issued for a market value of $66,363.

The Auctus Note #1 was paid off on October 24, 2019, and the warrants were exercised on March 12,2020

Auctus Note #2

On February 25, 2019, the Company entered into a $250,000 Senior Secured Promissory Note (“the Auctus Note #2”), dated February 25, 2019 at an interest rate of 8% per annum, maturing on February 24, 2020 (the “Maturity Date”). Issuance fees totaling $27,750 were recorded as a debt discount, resulting in net proceeds of $222,250. The Auctus Note #2 is convertible into common stock of the Company, par value $.001 per share (the “Common Stock”) at any time after the earlier of: (i) 180 days from the date of the Auctus Note #2 or (ii) upon effective date of a new registration statement. The conversion price of the Auctus Note #2 is equal to the lesser of : (i) the lowest trading price for the twenty-day period prior to the date of the Auctus Note #2 or (ii) 65% of the average of the three lowest trading prices during the twenty days prior to a conversion notice on the applicable trading market or the closing bid price on the applicable trading market. The Company may prepay the Auctus Note #2 at any time at a rate of 120% of outstanding principal and interest during the first 90 days it is outstanding and 130% of outstanding principal and interest for the next 90 days thereafter. Thereafter the prepayment amount increases 5% for each thirty-day period until 270 days from the issue date at which time it is fixed at 150% of the outstanding principal and interest on the Auctus Note #2.

Additionally, the variable conversion rate component requires that the Auctus Note #2 be valued at its stock redemption value (i.e., “if-converted” value) pursuant to ASC 480, Distinguishing Liabilities from Equity, with the excess over the undiscounted face value being deemed a premium to be added to the principal balance and accreted to additional paid-in capital over the life of the Auctus Note #2. As such, the Company recorded a premium of $82,500 as a reduction to additional paid-in capital based on a discounted “if-converted” rate of $0.20 per share (lowest trading price during the 20 days preceding the note’s issuance), which computed to 1,250,000 shares of ‘if-converted’ common stock with a redemption value of $332,500 due to $0.266 per share fair market value of the Company’s stock on the Auctus Note #2’s date of issuance. Debt discount amortization is recorded as interest expense, while debt premium accretion is recorded as an increase to additional paid-in capital. For the year ended December 31, 2020, the Company amortized $4,647 debt discount to operations as interest expense, and accreted $24,121 of premium to additional paid-in capital.

Along with the Auctus Note #2, on the Date of Issuance the Company issued 208,333 Common Stock Purchase Warrants (the “Warrants”), exercisable immediately at a fixed exercise price of $0.60 with an expiration date of February 24, 2024. The Company has determined that the Warrants are exempt from derivative accounting and were valued at $55,417 on the Date of Inception using the Black Scholes Options Pricing Model. Assumptions used for the Black Scholes Options Pricing Model include (1) stock price of $0.27 per share, (2) exercise price of $0.60 per share, (3) term of 5 years, (4) expected volatility of 323% and (5) risk free interest rate of 2.56%. The Auctus Note #2 proceeds of $250,000 were then allocated between the fair value of the Auctus Note #2 ($250,000) and the Warrants ($55,417), resulting in a debt discount of $45,361. As the warrants are exercisable immediately, this debt discount was amortized in its entirety to interest expense on the Date of Issuance. Upon cashless conversion on March 12, 2020 an additional 166,667 warrants were issued for a market value of $66,364.

The Auctus Note #2 was paid off on February 20, 2020, and the warrants were exercised on March 12,2020.

Current notes convertible

In the period January 1 to March 18, 2020 the Company entered into five contracts totaling $356,100 Senior Secured Promissory Note (“the Notes”), at an interest rate of 4-8% per annum, maturing in one year from issuance (the “Maturity Date”). Issuance fees totaling $50,100 were recorded as a debt discount, resulting in net proceeds of $306,000. The Notes are convertible into common stock of the Company, par value $.001 per share (the “Common Stock”) at any time after the earlier of: (i) 180 days from the date of the Notes or (ii) upon effective date of a new registration statement. The conversion price of the Notes is equal to the lesser of: (i) the lowest trading price for the twenty-day period prior to the date of the Notes or (ii) 65% of the average of the three lowest trading prices during the twenty days prior to a conversion notice on the applicable trading market or the closing bid price on the applicable trading market. The Company may prepay the Notes at any time at a rate of 120% of outstanding principal and interest during the first 90 days it is outstanding and 130% of outstanding principal and interest for the next 90 days thereafter. Thereafter the prepayment amount increases 5% for each thirty-day period until 270 days from the issue date at which time it is fixed at 150% of the outstanding principal and interest on the Notes.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

The Company also issued five-year warrants with cashless exercise provisions to purchase shares of Common Stock of the Company at an exercise price of $2.00 per share with cashless exercise provisions. For the year ending at December 31, 2020, the Company issued 72,000 warrants, resulting in an amortized debt discount of $12,711.

Default on Convertible Notes

On April 16, 2020, SEC ordered, pursuant to Section 12(k) of the Securities Exchange Act of 1934, that trading of BIXT was suspended for the period April 16 through April 29, 2020.

As a result of the SEC ordered suspension the Company defaulted on outstanding Convertible Notes; resulting in an increase of the interest to ranges between 15% and 24% and the principal to increase to 168% of principal loan amount. The convertible debt increased by $673,956 to $1,612,356 while the interest accrual increased to approximately $28,563/month, amounting to $263,135 at December 31, 2020. At the default date, April 16, 2020, remaining debt discount of $76,265 was amortized to interest expense and the remaining debt premium of $856,560 was accredited to additional paid-in capital.

A summary of the outstanding notes at December 31, 2020, are as follows:

Debtor	Date of Issuance	Default Date	Principal Amount	Default Penalty	Default Interest	Warrants Issued	Term	Exercise Price	Amortization of Warrants	Accrued Interest
GS Capital	10/30/2019	4/16/2020	$125,000	$65,808	24%	50,000	5	$2.00	$23,867	$34,700
Power Up #1	10/24/2019	4/16/2020	106,000	114,224	22%	—	—	—	—	38,491
Peak One	10/23/2019	4/16/2020	120,000	36,000	18%	50,000	5	2.00	21,606	19,925
Tangiers	10/23/2019	4/16/2020	106,300	48.261	18%	50,000	5	2.00	21,116	23,842
FirstFire	11/20/2019	4/16/2020	125,000	65,541	24%	50,000	5	2.00	17,979	34,477
Power Up #2	12/30/2019	4/16/2020	54,600	57,185	22%	—	—	—	—	18,743
EMA Financial	01/10/2020	4/16/2020	125,000	135,158	24%	50,000	5	2.00	5,948	44,357
Crown Bridge	02/20/2020	4/16/2020	55,000	28,015	15%	22,000	5	2.00	6,763	9,180
Power Up #3	02/19/2020	4/16/2020	56,600	58,039	22%	—	—	—	—	18,616
Power Up #4	03/18/2020	4/16/2020	64,900	65,725	22%	—	—	—	—	20,804
			$938,400	$673,956		272,000			$97,279	$263,135

Convertible notes payable consists of the following at December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2019
Principal balance	$938,400	$886,900
Default penalty	673,956	—
Unamortized debt discount	—	(60,038)
Unamortized debt premium	—	24,121
Outstanding, net of debt discount and premium	$1,612,356	$850,983

NOTE 8 – STOCKHOLDERS’ EQUITY

Preferred stock

As at December 31, 2020 and 2019, no preferred shares have been designated or issued.

Common stock

On May 30, 2019, 25,000 shares of common stock were issued as a result of conversion of accrued interest on the Auctus Note #1 at $0.20 per share for a total of $5,000.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

On July 18, 2019, 25,000 shares of common stock were issued as a result of conversion of accrued interest on the Auctus Note #1 at $0.20 per share for a total of $5,000.

On August 20, 2019, 20,000 shares of common stock were sold and issued from the active S-1 at $1 per share for a total of $20,000.

On August 22, 2019, 25,000 shares of common stock were issued as a result of conversion of accrued interest on the Auctus Note #1 at $0.20 per share for a total of $5,000.

On October 8, 2019, 50,000 shares of common stock were issued as a result of conversion of principal as well as accrued interest on the Auctus Note #1 at $0.20 per share for a total of $10,000.

On November 8, 2019, 100,000 shares of common stock were issued as a result of conversion of accrued interest on the Auctus Note #2 at $0.12 per share for a total of $12,000.

The Company recorded $864,551 in stock-based compensation for 1,127,000 issued shares in the year ended December 31, 2019. For details, see Shares Awarded and Issued under Note 9.

On January 3, 2020, 100,000 shares of common stock were issued as a result of conversion of accrued interest and principal on the Auctus Note #2 for a total of $12,000.

On February 18, 2020, 250,000 shares of common stock were issued as a result of conversion of accrued interest and principal on the Auctus Note #2 for a total of $22,132.

On March 12, 2020, 750,000 of common stock were issued in exchange for 416,666 warrants with cashless exercise, originating from Auctus Notes #1 and #2.

For the year ending December 31, 2020, 9,875,000 shares were awarded with an average cost per share of $0.01, under the 2010 Stock Plan for a total value of $228,407. For details, see Shares Awarded and Issued under Note 9.

As at December 31, 2020, the Company has 97,450,673 shares of common stock issued and outstanding. At December 31, 2019 there were 86,475,673 shares of common stock issued and outstanding.

Common Stock Warrants

The fair value of stock warrants granted for the year ended December 31, 2020 was calculated with the following assumptions:

	2020	2019
Risk-free interest rate	0.46 - 1.67%	1.34 - 2.32%
Expected dividend yield	0%	0%
Volatility factor (monthly)	158.22%	122.25%
Expected life of warrant	5 years	5 years

For the year ended December 31, 2020 the Company awarded 405,334 warrants, valued at $145,438, and 750,000 shares of common stock were issued in a cashless exercise. For the year ended December 31, 2019 the Company issued 408,333 Warrants as part of a convertible note agreements. The warrants total value allocated to debt discount was $129,929. For details, see Convertible Note Payable under Note 7.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

The following table summarizes the Company’s common stock warrant activity for the year ended December 31, 2020 and 2019:

	Number of Warrants	Weighted Average Exercise Price	Weighted- Average Remaining Expected Term
Outstanding as at January 1, 2019	208,333	$0.60	4.8
Granted	408,333	1.29	5.0
Exercised	—	—	—
Forfeited/Canceled	—	—	—
Outstanding as at December 31, 2019	616,666	$1.06	4.2
Granted	405,334	0.36	0.9
Exercised	(750,000)	—	—
Forfeited/Canceled	—	—	—
Outstanding as at December 31, 2020	272,000	$2.00	3.9

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

The following table summarizes information about stock warrants that are vested or expected to vest at December 31, 2020:

		Warrants Outstanding				Exercisable Warrants
Exercise Price	Number of Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value	Number of Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
$2.00	272,000	$2.00	3.90	$—	272,000	$2.00	3.90	$—
$2.00	272,000	$2.00	3.90	$—	272,000	$2.00	3.90	$—

The following table sets forth the status of the Company’s non-vested warrants as at December 31, 2020 and December 31, 2019:

	Number of Options	Weighted- Average Grant-Date Fair Value
Non-vested as at December 31, 2019	—	$—
Granted	405,334	0.13
Forfeited	—	—
Vested	405,334	0.13
Non-vested as at December 31, 2020	—	$—

The weighted-average remaining contractual life for warrants exercisable at December 31, 2020 is 3.90 years.

The aggregate intrinsic value for fully vested, exercisable warrants was $0 at December 31, 2020 and 2019 was $0.

Common Stock Options

For the year ended December 31, 2020 there were 192,000 options awarded under the 2010 Stock Option Plan. The options total fair value at the time of award was $18,460. For the year ended December 31, 2019 there were 341,000 options awarded under the 2010 Stock Option Plan. The options total fair value at the time of award was $257,143. For details, see Stock options granted and vested under note 9.

Sales of Shares in Subsidiary

For the year ended December 31, 2020 there were 2,600,000 shares sold in the Company’s Subsidiary, Pharmalectin, Inc. for a total of $950,000. For the year ended December 31, 2019 there were no such transaction.

 NOTE 9 – STOCK OPTION PLAN AND STOCK-BASED COMPENSATION

During the year ended December 31, 2010, the Company adopted a stock option plan entitled “The 2010 Stock Plan” (2010 Plan) under which the Company may grant Options to Purchase Stock, Stock Awards or Stock Appreciation Rights up to 15% of common stock, automatically adjusted on January 1 each year. As at December 31, 2020, there were 533,000 outstanding stock options valued at historic fair market value of $275,603 and 11,002,000 shares issued valued at a fair historic market value of $1,075,358 at the time of award. As at December 31, 2019, there were 341,000 outstanding stock options with a fair historic market value of $257,143 and 1,127,000 shares issued with a fair historic market value of $864,551 at the time of award.

Under the terms of the stock plans, the Board of Directors shall specify the exercise price and vesting period of each stock option on the grant date. Vesting of the options is typically immediate and the options typically expire in five years. Stock Awards may be directly issued under the Plan (without any intervening options). Stock Awards may be issued which are fully and immediately vested upon issuance.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

Shares Awarded and Issued:

On November 2, 2018, the Company granted 4,000 shares with a fair market value of $0.51 to four members of the Company Board as compensation for their contribution in the Company’s Board of Directors, for a total of $2,040. The shares were issued in 2019.

On November 6, 2018, the Company granted 1,000 shares with a fair market value of $0.52 to one member of the Audit Committee as compensation for his contribution in this Company Committee, for a total of $520. The shares were issued in 2019.

On November 29, 2018, the Company granted 4,000 shares with a fair market value of $1.00 to four members of the Audit Committee as compensation for his contribution in this Company Committee, for a total of $4,000. The shares were issued in 2019.

On March 7, 2019, the Company granted 3,000 shares with a fair market value of $0.27 to three members of the Audit Committee as compensation for their contribution in the Audit Committee, for a total of $810.

On March 11, 2019 the Company granted 100,000 shares with a fair market value of $0.266, to a consultant as compensation for their work with the Company’s IR, for a total of $26,600.

On May 10,2019 the Company granted 3,000 shares with a fair market value of $1.00 to three members of the Audit Committee as compensation for their contribution in the Audit Committee, for a total of $3,000.

On May 17, 2019, the Company granted 4,000 shares with a fair market value of $1.49 to four members of the Company Board as compensation for their contribution in the Company’s Board of Directors, for a total of $5,960.

On June 11, 2019 the Company granted 250,000 shares with a fair market value of $1.39 to a Financial Advisory Board Member for his contribution in the Company’s Advisory Board, for a total of $347,500.

On July 19, 2019 the Company granted 100,000 shares with a fair market value of $0.75 to a Financial Advisory Board Member for his contribution in the Company’s Advisory Board, for a total of $75,000.

On July 16, 2019 the Company granted 100,000 shares with a fair market value of $1.00 to a Financial Advisory Board Member for his contribution in the Company’s Advisory Board, for a total of $100,000.

On August 9, 2019, the Company granted 2,000 shares with a fair market value of $0.80 to two members of the Audit Committee as compensation for their contribution in the Audit Committee, for a total of $1,600.

On October 17, 2019 the Company granted 3,000 shares with a fair market value of $0.60 to four members of the Company Board as compensation for their contribution in the Company’s Board of Directors, for a total of $1,800.

On October 21, 2019 the Company granted 300,000 shares with a fair market value of $0.554 at the time of award, to a consultant as compensation for their work with the Company’s IR, for a total of $166,283.

On November 8, 2019 the Company granted 3,000 shares with a fair market value of $0.65 to four members of the Company Board as compensation for their contribution in the Company’s Board of Directors, for a total of $1,950.

On November 11, 2019 granted a subcontractor 250,000 shares with a fair market value of $0.51 at the time of award, as compensation for their work with the Company’s IR, for a total of $127,500.

On January 1, 2020 the Company granted 250,000 shares with a fair market value of $0.285/share at the time of award, to a consultant for assistance with the Companies PR work, for a total of $71,250.

On January 31, 2020 the Company granted two subcontractors a total of 200,000 shares with a fair market value of $0.14/share at the time of award, as compensation for their work with the Company’s marketing efforts, for a total of $28,000.

On February 21, 2020 the Company granted 3,000 shares with a fair market value of $0.439/share to three members of the Audit Committee as compensation for their contribution in the Audit Committee, for a total of $1,317.

On March 18, 2020 the Company granted 200,000 shares with a fair market value of $0.245/share at the time of award, to a consultant for assistance with the Companies PR work, for a total of $49,000.

On March 25, 2020, the Company granted 3,000 shares with a fair market value of $0.31/share to three members of the Company Board as compensation for their contribution in the Company’s Board of Directors, for a total of $930.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

On May 1, 2020 the Company appointed Mr. Mike Sheikh as EVP of Business Development. Mr. Sheikh was issued 8,800,000 shares with a fair market value of $0.003/share to be equally vested over a period of 3 years, but fully vested upon a change of control. The shares total fair value at the time of the award was $26,400.

On July 1, 2020, the Company granted 3,000 shares with a fair market value of $0.19/share to three members of the Company Board as compensation for their contribution in the Board and Committee contribution during the previous quarter, for a total of $570.

On August 3, 2020, the Company granted a total of 100,000 shares, to two Medical Consultants for their efforts in validating the Company’s science and potential clinical pathways. The shares total fair value at the time of award was $300.

On September 17, 2020, the Company granted a total of 50,000 shares, to a Medical Consultants for his efforts in validating the Company’s science and potential clinical pathways. The shares total fair value at the time of award was $1,500.

On October 1, 2020, the Company granted 3,000 shares with a fair market value of $0.02/share to three members of the Company Board as compensation for their contribution in the Board and Committee contribution during the previous quarter, for a total of $60.

On November 13, 2020, the Company granted 63,000 shares with a fair market value of $0.18/share to three members of the Company Board as compensation for their contribution in the Board and Committee contribution during the previous quarter, for a total of $11,580.

On November 13, 2020, the Company granted 200,000 shares with a fair market value of $0.19/share to two Medical Consultants for their efforts in validating the Company’s science and potential clinical pathways, for a total of $37,500.

	Number of Shares	Fair Value per Share	Weighted Average Market Value per Share
Shares Granted as at December 31, 2019	1,127,000	$0.27 - 1.49	$0.77
Shares Granted	9,875,000	0.003 - 0.44	0.02
Shares Granted as at December 31, 2020	11,002,000	$0.003 - 1.49	$0.10

For the year ended December 31, 2020, the Company recorded stock-based compensation expense of $228,407 in connection with share-based payment awards. For the year ended December 31, 2019, the Company recorded stock-based compensation expense of $864,551 in connection with share-based payment awards.

Stock options granted and vested:

On May 1, 2019, the Company granted 45,000 three-year vested options at an exercise price of $1.21, to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $44,820.

On July 1, 2019 the Company granted 3,000 three-year vested options at an exercise price of $1.09 to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $2,447.

On August 1, 2019 the Company granted 45,000 three-year vested options at an exercise price of $1.10 a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $39,731.

On September 13, 2019 the Company granted 200,000 three-year vested options at an exercise price of $0.95 to two Financial Advisory Board Members for their contribution in the Company’s Advisory Board. The options total fair value at the time of award was $141,060.

On October 1, 2019 the Company granted 3,000 three-year vested options at an exercise price of $0.73 a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $1,635.

On November 1, 2019 the Company granted 45,000 three-year vested options at an exercise price of $0.61 a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $27.450.

On January 1, 2020 the Company granted 3,000 three-year vested options at an exercise price of $0.31 to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $603.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

On February 1, 2020 the Company granted 45,000 three-year vested options at an exercise price of $0.15 to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $4,401.

On April 1, 2020 the Company granted 3,000 three-year vested options at an exercise price of $0.32 to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of the award was $646.

On May 1, 2020 the Company granted 45,000 three-year vested options at an exercise price of $0.001 to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of the award was $45.

On July 1, 2020 the Company granted 3,000 three-year vested options at an exercise price of $0.18/share to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of the award was $538.

On August 1, 2020 the Company granted 45,000 three-year vested options at an exercise price of $0.14/share to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of the award was $6,300.

On October 1, 2020 the Company granted 3,000 three-year vested options at an exercise price of $0.05/share to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of the award was $135.

On November 1, 2020 the Company granted 45,000 three-year vested options at an exercise price of $0.18/share to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of the award was $5,792.

The fair value of stock options granted and revaluation of non-employee consultant options for the year ended December 31, 2020 was calculated with the following assumptions:

	2020	2019
Risk-free interest rate	0.10 - 1.61%	1.34 - 2.32%
Expected dividend yield	0%	0%
Volatility factor (monthly)	158.22%	122.25%
Expected life of option	3 years	3 years

For the year ended December 31, 2020, the Company recorded compensation expense of $18,460 in connection with awarded stock options. The Company recorded $257,143 in awarded option valuation as compensation expense during 2019. As at December 31, 2020, there was no unrecognized compensation expense related to non-vested stock option awards.

The following table summarizes the Company’s stock option activity during the year ended at December 31, 2020:

	Number of Shares	Exercise Price per Share	Weighted Average Exercise Price per Share
Outstanding as at December 31, 2019	341,000	$0.61 - 1.21	$0.96
Granted	192,000	0.001 - 0.32	0.13
Exercised	—	—	—
Options forfeited/cancelled	—	—	—
Outstanding as at December 31, 2020	533,000	$0.001 - 1.21	$0.73

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

The following table summarizes information about stock options that are vested or expected to vest at December 31, 2020:

		Options Outstanding				Exercisable Options
Exercise Price	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
$0.001	45,000	$0.001	2.33	$—	45,000	$0.001	2.33	$—
0.05	3,000	0.05	2.75		3,000	0.05	2.75
0.15	90,000	0.15	2.33	—	90,000	0.15	2.33	—
0.18	45,000	0.18	2.83		45,000	0.18	2.83
0.20	3,000	0.20	2.50	—	3,000	0.20	2.50	—
0.31	3,000	0.31	2.00	—	3,000	0.31	2.00	—
0.32	3,000	0.32	2.25	—	3,000	0.32	2.25	—
0.73	3,000	0.73	1.83	—	3,000	0.73	1.83	—
0.61	45,000	0.61	1.75	—	45,000	0.61	1.75	—
0.95	200,000	0.95	1.70	—	200,000	0.95	1.70	—
1.09	3,000	1.09	1.50	—	3,000	1.09	1.50	—
1.10	45,000	1.10	1.58	—	45,000	1.10	1.58	—
1.21	45,000	1.21	1.33	—	45,000	1.21	1.33	—
$0.001-1.21	533,000	$0.71	2.10	$—	533,000	$0.71	2.10	$—

The following table sets forth the status of the Company’s non-vested stock options as at December 31, 2020 and December 31, 2019:

	Number of Options	Weighted- Average Grant-Date Fair Value
Non-vested as at December 31, 2019	—	$—
Granted	192,000	0.13
Forfeited	—	—
Vested	192,000	0.13
Non-vested as at December 31, 2020	—	$—

The weighted-average remaining contractual life for options exercisable at December 31, 2020 is 1.94 years.

The aggregate intrinsic value for fully vested, exercisable options was $0 at December 31, 2020. The aggregate intrinsic value of options exercised for the year ended at December 31, 2019 was $0. The actual tax benefit realized from stock option exercises for the year ended at December 31, 2020 and 2019 was $0 as no options were exercised.

At December 31, 2020 the Company has 3,189,296 options or stock awards available for grant under the 2010 Plan.

NOTE 10 – PROVISION FOR INCOME TAXES

Provision for Income Taxes

During the year ended December 31, 2020 and December 31, 2019, no provision for income taxes was recorded as the Company generated net operating losses.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

The tax effects of temporary differences that give rise to deferred tax assets are presented below:

	2020	2019
Deferred Tax Assets:
Net operating loss carryforward	$3,225,628	$832,590

Total deferred tax assets	677,382	174,840

Valuation allowance	(677,382)	(174,840)

Deferred tax asset, net of valuation allowance	$—	$—

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

Tax benefit at federal statutory rate	(21.0)%	(21.0)%

The Company assesses the likelihood that deferred tax assets will be realized. To the extent that realization is not likely, a valuation allowance is established. Based upon the Company’s history of losses since inception, management believes that it is more likely than not that future benefits of deferred tax assets will not be realized.

At December 31, 2020, the Company had approximately $3,225,628 of federal net operating losses that may be available to offset future taxable income, At December 31, 2019, the Company had approximately $832,590 of federal net operating losses that may be available to offset future taxable income. $2,870 of the net operating loss carry forwards (NOL), if not utilized, will expire in 2037 for federal purposes, the remaining amount of NOL can be carried forward indefinitely. As at the fiscal year 2020, a deduction for issued warrants and stock options and restricted shares awarded from the 2010 Stock Plan for a total of $1,448,240 has not yet been made, for the fiscal year 2019 this total was $1,324,035. The market value less exercise price for these awards will be deducted if and when the warrants and stock options are exercised, while the restricted shares will be deducted at market value at the date they were awarded, once the restriction is removed.

 Pursuant to the Internal Revenue Code Section 382 (“Section 382”), certain ownership changes may subject the net operating loss carryforwards (“carryforwards”) and research and development tax credit carryforwards to annual limitations which could reduce or defer the carryforwards. Section 382 imposes limitations on a corporation’s ability to utilize carryforwards if it experiences an ownership change. An ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of the carryforwards would be subject to an annual limitation under Section 382 determined by multiplying the value of its stock at the time of the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may be carried over to later years. The imposition of this limitation on its ability to use the carryforwards to offset future taxable income could cause the Company to pay U.S. federal income taxes earlier than if such limitation were not in effect and could cause such carryforwards to expire unused, reducing or eliminating the benefit of such carryforwards. The Company has not completed a Section 382 study to determine if there have been one or more ownership changes due to the costs associated with such a study. Until a study is completed and the extent of the limitations, if any, is able to be determined, no additional amounts have been written off or are being presented as an uncertain tax position.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2019 and future years, including a reduction in the U.S. federal corporate income tax rate to 21%, effective January 1, 2019.

The Company applies the provisions of ASC 740-10, Income Taxes. The Company has not recognized any liability for unrecognized tax benefits and does not believe there is any uncertainty with respect to its tax position. The Company’s policy with respect to unrecognized tax benefits is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending income tax examinations. Earlier years may be examined to the extent that tax credit or net operating loss carryforwards are used in future periods. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Employment contracts

The Company’s executive officers have entered employment contracts and confidentiality, non-disclosure and assignment of invention agreements. The employment agreements do not provide for the payment of any compensation to our executive officers but provide for the payment of $100,000 in severance upon termination of employment without cause and make no provisions for any payment upon a change of control.

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Legal fees for such matters are expensed as incurred and we accrue for adverse outcomes as they become probable and estimable.

On June 5, 2020 the Supreme Court of the State of New York, County of Nassau, issued a commencement of Action based on behalf of Power Up Lending Group, Ltd (“Power Up” or the “Claimant”). The Claimant request that due to the default of their note requesting a judgment for an amount of not less than $420,750. Among other claims Power Up asserts that the Company willfully failed to maintain the trading status, and manipulated its stock in its efforts to defraud the public and its investors by making false press statements and the like. The Company is denying any wrong-doing. However, the full requested amount has been included in the default calculation of the convertible debt.

Sales of Shares in Subsidiary

The Company has signed an agreement with Pharmalectin Partners, LLC for them to acquire 50% of the Company’s Subsidiary for a total value of $5,050,000. The single use of this investment is to develop ProLectin-I for SARS-CoV-2 treatment. At the date of December 31, 2020, $950,000 has been invested in the research and development of this drug. If the outlined milestones are met, the remainder of the investment will be disbursed during the first two quarters of 2021. If the outcome is successful, the shares can for a limited time, prior to commercialization, be converted into 17.5% of the Company’s outstanding common stock.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated events from December 31, 2020 through the date the financial statements were issued. The events requiring disclosure for this period are as follows;

Common stock

Shares Awarded and Issued under the 2010 Stock Plan:

On January 1, 2021 the Company granted 10,000 shares, with a fair market value of $0.24/share at the time of award, to a Medical Advisory Board Member for her contribution in the Company’s Advisory Board, for a total of $2,400.

On January 15, 2021 the company granted 3,189,200 shares of Common Stock valued at $0.24/share, equally divided to 227,800 shares/each to fourteen of the Company’s Managers, Board- and Medical Advisory Board members, as well as to indispensable Consultants currently working on the clinical trial submissions with the FDA, for a total value of $765,408.

The 2010 Stock Plan has been liquidated and did expire as at January 18, 2021.

2021 Stock Plan

On January 19, 2021, the “effective time”, the Board of Directors approved the 2021 Stock Plan. The Plan is established by the Company to attract and retain persons eligible to participate in the Plan, motivate Participants to achieve long-term Company goals, and further align Participants’ interests with those of the Company’s other stockholders. The Plan is adopted as at the Effective Time, subject to approval by the Company’s stockholders within 12 months before or after such adoption date. Unless the Plan is discontinued earlier by the Board, no Award shall be granted hereunder on or after the date 10 years after the effective date.

BIOXYTRAN, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2020 AND 2019

The aggregate number of shares of Stock which may be delivered under the Plan shall not exceed a number equal to 15% of the total number of shares of Stock outstanding immediately following the Effective Time, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock; provided, however, that, as at January 1 of each calendar year, commencing with the year 2022, the maximum number of shares of Stock which may be delivered under the Plan shall automatically increase by a number sufficient to cause the number of shares of Stock covered by the Plan to equal 15% of the total number of shares of Stock then outstanding, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock. The 2021 Stock Plan currently holds 17,014,376 shares.

Shares Awarded and Issued under the 2021 Stock Plan:

On April 1, 2021 the Company granted 10,000 shares, with a fair market value of $0.17/share at the time of award, to a Medical Advisory Board Member for her contribution in the Company’s Advisory Board, for a total of $1,700.

On April 1, 2021 the Company granted 30,000 shares each, with a fair market value of $0.17/share at the time of award, to three members of the Company Board as compensation for their contribution in the Board and Committee meetings during Q1, 2021, for a total of $15,300.

Stock Options Awarded and Issued Under the 2021 Stock Plan:

On February 1, 2021 the Company granted 45,000 three-year options at an exercise price of $0.20 to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $6,750.

Sales of Shares in Subsidiary, Convertible Notes and Conversion to Common Stock

At March 24, 2021, Pharmalectin Partners, LLC have invested an additional $450,000 in the Subsidiary, increasing their interest in the Subsidiary to 12%.

Litigation

On January 20, 2021 the Supreme Court of the State of New York, County of Nassau, granted Power Up a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750.

The management see no further subsequent events requiring disclosure.

BIOXYTRAN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020

(UNAUDITED)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$91,635	$41,688
Pre-paid expenses	274,715	274,715
Total current assets	366,350	316,403

Intangibles, net	18,953	10,000

Total assets	$385,303	$326,403

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$476,849	$348,127
Accounts payable related party	368,367	307,176
Convertible notes payable, net of premium and discount	1,612,356	1,612,356
Other short-term debt	420,750	—
Total current liabilities	2,878,322	2,267,659

Total liabilities	2,878,322	2,267,659

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 50,000,000 shares authorized, nil issued and outstanding	—	—
Common stock, $0.001 par value; 300,000,000 shares authorized; 100,649,873 issued and outstanding as at March 31, 2021 and 97,450,673 as at December 31, 2020	100,650	97,451
Additional paid-in capital	2,566,484	1,795,125
Non-controlling interest	1,183,477	888,091
Accumulated deficit	(6,343,630)	(4,721,923)
Total stockholders’ equity (deficit)	(2,493,019)	(1,941,256)

Total liabilities and stockholders’ equity (deficit)	$385,303	$326,403

See the accompanying notes to these unaudited condensed consolidated financial statements.

BIOXYTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

	3-Months Ended
	March 31, 2021	March 31, 2020
Operating expenses:
Research and development	$347,033	$—
General and administrative	567,320	110,542
Compensation expense	774,558	155,501
Total operating expenses	1,688,911	266,043

Loss from operations	(1,688,911)	(266,043)

Other (expense):
Interest expense	(87,410)	(107,730)
Debt discount amortization	—	(166,722)
Total other (expenses) income	(87,410)	(274,452)

Net loss before provision for income taxes	(1,776,321)	(540,495)

Provision for income taxes	—	—
Net loss	(1,776,321)	(540,495)

Net loss attributable to the non-controlling interest	154,614	—

NET LOSS ATTRIBUTABLE TO BIOXYTRAN	$(1,621,707)	$(540,495)

Loss per common share, basic and diluted	$(0.02)	$(0.01)

Weighted average number of common shares outstanding, basic and diluted	100,118,229	87,256,959

See the accompanying notes to these unaudited condensed consolidated financial statements.

BIOXYTRAN, INC.

CONDENSED CONSOLIDATED CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

	Common Stock		Preferred Stock		Additional Paid in Capital
	Shares	Amount	Shares	Amount	Common	Preferred	Accumulated Deficit	Non-controlling Interest	Total Equity
December 31, 2019	86,475,673	$86,476	—	$—	$1,355,542	$—	$(2,241,305)	$—	$(799,287)
Issuance of warrants					145,438				145,438
Conversion of warrants	750,000	750			(750)				-
Options issued and vested - 2010 Plan					5,004				5,004
Shares issued to BoD & Mgmnt - 2010 Plan	6,000	6			2,241				2,247
Shares issued to Consultants - 2010 Plan	650,000	650			147,600				148,250
Debt premium on convertible note					(937,007)				(937,007)
Debt premium accretion					104,568				104,658
Shares issued for conversion of principal and accrued interest	350,000	350			33,782				34,132
Net loss							(540,495)		(540,495)
March 31, 2020	88,231,673	$88,232	—	$—	$856,418	$—	$(2,781,800)	$—	$(1,837,150)

December 31, 2020	97,450,673	$97,451	—	—	$1,795,125	$—	$(4,721,923)	$888,091	$(1,941,256)
Options issued and vested - 2021 Plan					6,750				6,750
Shares issued to BoD & Mgmnt - 2010 Plan	1,366,800	1,367			326,665				328,032
Shares issued to Consultants - 2010 Plan	1,832,400	1,832			437,944				439,776
Subsidiary stock transactions								450,000	450,000
Net loss attributable to the non-controlling interest								(154,614)	(154,614)
Net loss							(1,621,707)		(1,621,707)
March 31, 2021	100,649,873	$100,650	—	—	$2,566,484	$—	$(6,343,630)	$1,183,477	$(2,493,019)

See the accompanying notes to these unaudited condensed consolidated financial statements.

BIOXYTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

	3-Months Ended
	March 31, 2021	March 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,776,321)	$(540,495)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt discount, incl. issuance of warrants	—	166,722
Default fee convertible notes	—	—
Stock-based compensation expense	774,558	155,501
Changes in operating assets and liabilities:
Pre-paid expenses	—	—
Other receivable	—	50,000
Accounts payable and accrued expenses	169,673	(8,517)
Accounts payable related party	20,240	20,000
Other short-term debt	420,750	—
Net cash used in operating activities	(391,100)	(156,789)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in intangibles	(8,953)	—
Net cash used in investing activities	(8,953)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from subsidiary stock transactions	450,000	—
Proceeds from issuance of convertible notes payable	—	264,000
Repayment of convertible notes payable	—	(232,948)
Net cash provided by financing activities	450,000	31,052

Net increase (decrease) in cash	49,947	(125,737)
Cash, beginning of period	41,688	169,628
Cash, end of period	$91,635	$43,891

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$—	$91,362
Income taxes paid	$—	$—
NON-CASH INVESTING & FINANCING ACTIVITIES:
Issuance of warrants	$—	$145,438
Debt discount on convertible note	$—	$76,265
Debt premium on convertible note	$—	$937,007
Accretion of debt premium to additional paid-in capital	$—	$104,568
Common shares issued for the conversion of principal and accrued interest	$—	$34,132

See the accompanying notes to these unaudited condensed consolidated financial statements.

BIOXYTRAN, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

NOTE 1 – BACKGROUND AND ORGANIZATION

Business Operations

Bioxytran, Inc. (the “Company”) is a clinical stage pharmaceutical company focused on the development, manufacture and commercialization of therapeutic drugs designed to address hypoxia in humans, which is a lack of oxygen to tissues, in a safe and efficient manner.

Our Subsidiary, Pharmalectin, Inc. (the “Subsidiary”) is a clinical stage pharmaceutical company focused on the development, manufacture and commercialization of therapeutic drugs designed to address conditions related to Covid-19.

Organization

Pharmalectin, Inc. was organized on October 5, 2017 as a Delaware corporation, under the name of Bioxytran, Inc., with a taxing structure for U.S. federal and state income tax as a C-Corporation with 95,000,000 authorized common shares with a par value of $0.0001, and 5,000,000 preferred shares with a par value of $0.0001. On September 21, 2018, the Company went under a reorganization in form of a reverse merger and is currently registered as a Nevada corporation with a taxing structure for U.S. federal and state income tax as a C-Corporation with 300,000,000 authorized common shares with a par value of $0.001, and 50,000,000 preferred shares with a par value of $0.001.

The Subsidiary was organized on October 5, 2017 as a Delaware corporation, with a taxing structure for U.S. federal and state income tax as a C-Corporation with 95,000,000 authorized common shares with a par value of $0.0001, and 5,000,000 preferred shares with a par value of $0.0001. The Subsidiary was founded under the name of Bioxytran “Bioxytran (DE)”. On April 29, 2020, the name was changed to Pharmalectin, Inc. There are currently 17,600,000 outstanding shares; 15,000,000 shares are held by Bioxytran and 2,600,000 shares by Pharmalectin Partners, LLC (the “Investor”). Pharmalectin Partners, LLC has agreed to buy an additional 12,400,000 shares for a total of $4,100,000, a total ownership of 50% of Pharmalectin, Inc. After full execution the shares are convertible to 17.5% of the shares in Bioxytran, Inc.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"), including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"), have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, they do not include all the information and notes necessary for comprehensive financial statements and should be read in conjunction with our audited consolidated financial statements

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Bioxytran, Inc. a Nevada Corporation and its wholly owned subsidiary, Pharmalectin, Inc. of Delaware (collectively, the “Company”). All intercompany accounts have been eliminated upon consolidation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Cash

For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Significant estimates include the fair value of the Company’s stock, stock-based compensation and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Net Loss per Common Share, basic and diluted

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

At March 31, 2021, we would, based on current market price of $0.17/share, be obligated to issue approximately 20,618,708 shares of common stock upon conversion of the currently outstanding Convertible Notes and 272,000 shares upon exercise of the warrants. For the Notes, the shares total is based on $1,962,901 of currently outstanding principal, default penalty and unpaid interest. At March 31, 2020, we would, based on the market price of $0.33/share, be obligated to issue approximately 5,161,511 shares of common stock upon conversion of the outstanding Convertible Note and 272,000 shares upon exercise of the warrants. For the Notes, the shares total was based on $1,048,800 of outstanding principal and unpaid interest at March 31, 2020.

The conversion is priced to equal to the lesser of (i) the lowest trading price for the twenty-day period prior to the date of the Note or (ii) 65% of the lowest trading price during the twenty days prior to a conversion notice on the applicable trading market or the closing bid price on the applicable trading market. The Convertible Notes are limited to converting no more than 4.99% of our issued an outstanding common stock.

Stock Based Compensation

The Company measures the cost of services received from employees and non-employees in exchange for an award of equity instruments based on the fair value of the award on the grant date pursuant ASC 718. Stock-based compensation expense is recorded by the Company in the same expense classifications in the statements of operations, as if such amounts were paid in cash.

Accounting for subsidiary stock transactions

The Company accounts for subsidiary stock transactions in accordance with Opinions of the Accounting Principles Board 09 (APBO No. 9). In paragraph 28, this pronouncement excluded all adjustments from transactions in a company’s own stock “. . . from the determination of net income or the results of operations under all circumstances.” During the 3 months ended March 31, 2021, the Company sold 9% of its subsidiary Pharmalectin for a total amount of $450,000. Accordingly, APIC has been adjusted with this amount for the 3 months ended March 31, 2021, no such transaction took place during the 3 months ended March 31, 2020.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or be settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion of the gross deferred tax asset will not be realized. The Company records interest and penalties related to income taxes as a component of provision for income taxes. The Company did not recognize any interest and penalty expense for the 3 months ended March 31, 2021 and 2020.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, the Company adjusted its deferred tax assets and liabilities at December 31, 2020, using the new corporate tax rate of 21 percent.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. During the 3 months ended March 31, 2021 the Company incurred $347,033 in research and development expenses, while during the 3 months ended March 31, 2020 the Company did not incur any such expenses.

Intangibles – Goodwill and Other

Valuation of intangibles are in accordance with ASC 350. Costs associated with the application and award of patents in the U.S. and various other countries are capitalized and amortized on a straight-line basis over the term of the patents as determined at award date, which varies depending on the pendency period of the application, generally approximating seventeen years. Capitalized patent costs, also referred to as patent prosecution costs, include internal legal labor, professional legal fees, government filing fees and translation fees related to expanding the Company’s patent portfolio. Costs associated with the maintenance and annuity fees of patents are accounted for as prepaid assets at the time of payment and amortized over the shorter of the maintenance period or remaining life of the related patent.

Accrued Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate accrued expenses. This process involves identifying services that third parties have performed on our behalf and estimating the level of service performed and the associated cost incurred on these services as at each balance sheet date in our consolidated financial statements. Examples of estimated accrued expenses include professional service fees, such as those arising from the services of attorneys and accountants and accrued payroll expenses. In connection with these service fees, our estimates are most affected by our understanding of the status and timing of services provided relative to the actual services incurred by the service providers. In the event that we do not identify certain costs that have been incurred or we under- or over-estimate the level of services or costs of such services, our reported expenses for a reporting period could be understated or overstated. The date on which certain services commence, the level of services performed on or before a given date, and the cost of services are often subject to our judgment. We make these judgments based upon the facts and circumstances known to us in accordance with accounting principles generally accepted in the U.S.

Warrants

The Company has issued common stock warrants in connection with the execution of certain equity and debt financings. The fair value of warrants is determined using the Black-Scholes option-pricing model using assumptions regarding volatility of our common share price, remaining life of the warrant, and risk-free interest rates at each period end.

Fair Value

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As at March 31, 2021, the Company had cash of $91,635 and a negative working capital of $2,511,972. The Company has not yet generated any revenues, and has incurred cumulative net losses of $6,343,630. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

During the three months ended March 31, 2021, the Company raised $450,000 in cash proceeds from the issuance of common stock in our Subsidiary. During the same period in 2020, the Company raised $264,000 from the issuance of convertible notes, and paid back $242,938. The Company is aware that its current cash on hand will not be sufficient to fund its projected operating requirements through the month of June 2021 and is pursuing alternative opportunities to funding.

The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company, or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

The Company’s management do not foresee that COVID-19 has any impact for the Company and its ability to carry out their plans.

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 4 – PRE-PAID EXPENSES AND OTHER CURRENT ASSETS

On March 31, 2021 and December 31, 2020, there were $274,715 in Pre-paid Expenses for a Contract Research Organization (CRO) for services planned for the second quarter of 2021.

NOTE 5 - INTANGIBLES

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment charges were recorded for the 3 months ended March 31, 2021 and the year ended December 31, 2020.

Amortization of capitalized patent costs associated with the application and award of patents in the U.S. and various other countries are capitalized and amortized on a straight-line basis over the term of the patents as determined at the award date, which varies depending on the pendency period of the application, generally approximating twenty years. The current patent applications are still on-going, and are therefore not yet subject to amortization.

	Estimated Life (years)	March 31, 2021	December 31, 2020
Capitalized patent costs	20	$18,953	$10,000
Accumulated amortization		—	—

Intangible assets, net		$18,953	$10,000

NOTE 6 – ACCOUNTS PAYABLES AND ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

On March 31, 2021, there was $368,367 in accounts payable to related parties in form of payroll and accrued expenses. On December 31, 2020 there was $307,176 in Accounts payable to related parties.

The following table represents the major components of accounts payables and accrued expenses and other current liabilities at March 31, 2021 and at December 31, 2020:

	March 31, 2021	December 31, 2020
Accounts payable related party (1)	$368,367	$307,176
Professional fees	125,468	84,325
Interest	350,545	263,135
Other accounts payable	836	667
Other short-term debt (2)	420,750	—
Default Penalty	673,956	673,956
Convertible notes payable	938,400	938,400
Total	$2,878,322	$2,267,659

(1)	$138,000 to each the CFO and the CEO for 23 months of salary for the period May 1, 2019, through March 31, 2021 and $92,367 to the VPBD for salary and expenses for a period of 11 months, May 1, 2020, through March 31, 2021. At December 31, 2020 there was $120,000 to each the CFO and the CEO for 20 months of salary for the period May 2019 through December 2020, and $67,176 to the VPBD for salary and expenses for the period May through December 2020.

(2)	On January 20, 2021 the Supreme Court of the State of New York, County of Nassau, granted Power Up a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750.

NOTE 7 – CONVERTIBLE NOTES PAYABLE

As long as the following convertible notes remain outstanding, the Company is restricted from incurring any indebtedness or liens, except as permitted (as defined), and cannot amend its charter in any matter that materially effects rights of noteholders, repay or repurchase more than de minimis number of shares of common stock other than conversion or warrant shares, repay or repurchase all or any portion of any indebtedness, or pay cash dividends.

A Convertible Note to Auctus issued on February 25, 2019, was paid off on February 20, 2020, at an amount of $325,000, including $91,362 in accrued interest and $690 in fees, and 750,000 cashless warrants were exercised on March 12, 2020.

Current convertible notes

In the period January 1 to March 18, 2020 the Company entered into five contracts totaling $356,100 Senior Secured Promissory Note (“the Notes”), at an interest rate of 4-8% per annum, maturing in one year from issuance (the “Maturity Date”). Issuance fees totaling $50,100 were recorded as a debt discount, resulting in net proceeds of $314,000. The Notes are convertible into common stock of the Company, par value $.001 per share (the “Common Stock”) at any time after the earlier of: (i) 180 days from the date of the Notes or (ii) upon effective date of a new registration statement. The conversion price of the Notes is equal to the lesser of: (i) the lowest trading price for the twenty-day period prior to the date of the Notes or (ii) 65% of the average of the three lowest trading prices during the twenty days prior to a conversion notice on the applicable trading market or the closing bid price on the applicable trading market. The Company may prepay the Notes at any time at a rate of 120% of outstanding principal and interest during the first 90 days it is outstanding and 130% of outstanding principal and interest for the next 90 days thereafter. Thereafter the prepayment amount increases 5% for each thirty-day period until 270 days from the issue date at which time it is fixed at 150% of the outstanding principal and interest on the Notes.

The Company also issued five-year warrants with cashless exercise provisions to purchase shares of Common Stock of the Company at an exercise price of $2.00 per share with cashless exercise provisions. For the three months ended at March 31, 2020, the Company issued 72,000 warrants, resulting in an amortized debt discount of $12,711.

Default on Convertible Notes

On April 16, 2020, SEC ordered, pursuant to Section 12(k) of the Securities Exchange Act of 1934, that trading of BIXT was suspended for the period April 16 through April 29, 2020.

As a result of the SEC ordered suspension the Company defaulted on outstanding Convertible Notes; resulting in an increase of the interest to ranges between 15% and 24% and the principal to increase to 168% of principal loan amount. The convertible debt increased by $673,956 to $1,612,356 while the interest accrual increased to approximately $28,711/month, amounting to $350,545 at March 31, 2021. At the default date, April 16, 2020, remaining debt discount of $76,265 was amortized to interest expense and the remaining debt premium of $856,560 was accredited to additional paid-in capital.

 A summary of the outstanding notes at March 31, 2021, are as follows:

Debtor	Date of Issuance	Default Date	Principal Amount	Default Penalty	Default Interest	Warrants Issued	Term	Exercise Price	Amortization of Warrants	Accrued Interest
GS Capital	10/30/2019	4/16/2020	$125,000	$65,808	24%	50,000	5	$2.00	$23,867	$45,992
Power Up #1	10/24/2019	4/16/2020	106,000	114,224	22%	—	—	—	—	50,438
Peak One	10/23/2019	4/16/2020	120,000	36,000	18%	50,000	5	2.00	21,606	26,849
Tangiers	10/23/2019	4/16/2020	106,300	48.261	18%	50,000	5	2.00	21,116	30,702
FirstFire	11/20/2019	4/16/2020	125,000	65,541	24%	50,000	5	2.00	17,979	45,753
Power Up #2	12/30/2019	4/16/2020	54,600	57,185	22%	—	—	—	—	24,807
EMA Financial	01/10/2020	4/16/2020	125,000	135,158	24%	50,000	5	2.00	5,948	61,030
Crown Bridge	02/20/2020	4/16/2020	55,000	28,015	15%	22,000	5	2.00	6,763	12,250
Power Up #3	02/19/2020	4/16/2020	56,600	58,039	22%	—	—	—	—	24,835
Power Up #4	03/18/2020	4/16/2020	64,900	65,725	22%	—	—	—	—	27,890
			$938,400	$673,956		272,000			$97,279	$350,545

Convertible notes payable consists of the following at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Principal balance	$938,400	$938,400
Default Penalty	673,956	673,056
Unamortized debt discount	-	-
Unamortized debt premium	-	-
Outstanding, net of debt discount and premium	$1,612,356	$1,612,356

NOTE 8 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 300,000,000 shares of Common Stock, and 50,000,000 shares of Preferred Stock.

Preferred stock

As of March 31, 2021, no preferred shares have been designated nor issued.

Common stock

On January 3, 2020, 100,000 shares of common stock were issued as a result of conversion of accrued interest and principal on the Auctus Note #2 for a total of $12,000.

On February 18, 2020, 250,000 shares of common stock were issued as a result of conversion of accrued interest and principal on the Auctus Note #2 for a total of $22,132.

On March 12, 2020, 750,000 of common stock were issued in exchange for 416,666 warrants with cashless exercise, originating from Auctus Notes #1 and #2.

For the 3 months ending March 31, 2020, 656,000 shares were awarded under the 2010 Stock Plan for a total value of $150,497.

For the 3 months ending March 31, 2021, 3,199,200 shares were awarded under the 2010 Stock Plan for a total value of $767,808.

As at March 31, 2021, the Company has 100,649,873 shares of common stock issued and outstanding. At December 31, 2020 there were 97,450,673 shares of common stock issued and outstanding.

Common Stock Warrants

For the 3 months ended March 31, 2021 the Company did not issue any warrants. For the 3 months ended March 31, 2020 the Company issued 408,333 Warrants as part of convertible note agreements. The warrants total value allocated to debt discount was $129,929. For details, see Convertible Note Payable under Note 7.

The fair value of stock warrants granted for the 3 months ended March 31, 2021 was calculated with the following assumptions:

March 31, 2020
Risk-free interest rate	0.46 - 1.67%
Expected dividend yield	0%
Volatility factor (monthly)	158.22%
Expected life of warrant	5 years

The following table summarizes the Company’s common stock warrant activity for the 3 months ended March 31, 2021 and 2020:

	Number of Warrants	Weighted Average Exercise Price	Weighted- Average Remaining Expected Term
Outstanding as at January 1, 2020	616,666	$1.06	4.2
Granted	405,334	0.36	0.9
Exercised	(750,000)	—	—
Forfeited/Canceled	—	—	—
Outstanding as at December 31, 2020	272,000	$2.00	3.9
Granted	—	—	—
Exercised	—	—	—
Forfeited/Canceled	—	—	—
Outstanding as at March 31, 2021	272,000	$2.00	3.7

The following table summarizes information about stock warrants that are vested or expected to vest at March 31, 2021:

		Warrants Outstanding				Exercisable Warrants
Exercise Price	Number of Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value	Number of Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
$2.00	272,000	$2.00	3.65	$—	272,000	$2.00	3.65	$—

The following table sets forth the status of the Company’s non-vested warrants as at March 31, 2021 and March 31, 2020:

	Number of Warrants	Weighted- Average Grant-Date Fair Value
Non-vested as at March 31, 2020	—	$—
Granted	405,334	0.13
Forfeited	—	—
Vested	405,334	0.13
Non-vested as at March 31, 2021	—	$—

The weighted-average remaining contractual life for warrants exercisable at March 31, 2021 is 3.65 years. The aggregate intrinsic value for fully vested, exercisable warrants was $0 at March 31, 2021 and at December 31, 2020 was $0.

Sales of Shares in Subsidiary

For the 3 months ended March 31, 2021 there were 1,350,000 shares sold in the Company’s Subsidiary, Pharmalectin, Inc. for a total of $450,000. For the 3 months ended March 31, 2020 there were no such transaction.

NOTE 9 – STOCK OPTION PLAN AND STOCK-BASED COMPENSATION

On January 19, 2010, the Company adopted a stock option plan entitled “The 2010 Stock Plan” (2010 Plan) under which the Company may grant Options to Purchase Stock, Stock Awards or Stock Appreciation Rights up to 15% of common stock, automatically adjusted on January 1 each year. Under the terms of the stock plans, the Board of Directors shall specify the exercise price and vesting period of each stock option on the grant date. Vesting of the options is typically immediate and the options typically expire in five years. Stock Awards may be directly issued under the Plan (without any intervening options). Stock Awards may be issued which are fully and immediately vested upon issuance.

As at January 18, 2021, the plan was retired and depleted. On January 19, 2021, the 2010 Plan was replaced with “The 2021 Stock Plan” (2021 Plan) with the same terms as the 2010 Plan, as at March 31, 2021, 45,000 options and 100,000 shares have been awarded from the 2021 Plan.

Shares Awarded and Issued 2010 Plan:

On January 1, 2020 the Company granted 250,000 shares with a fair market value of $0.285/share at the time of award, to a consultant for assistance with the Companies PR work, for a total of $71,250.

On January 31, 2020 the Company granted two subcontractors a total of 200,000 shares with a fair market value of $0.14/share at the time of award, as compensation for their work with the Company’s marketing efforts, for a total of $28,000.

On March 18, 2020 the Company granted 200,000 shares with a fair market value of $0.245/share at the time of award, to a consultant for assistance with the Companies PR work, for a total of $49,000.

On February 21, 2020 the Company granted 3,000 shares with a fair market value of $0.439/share to three members of the Audit Committee as compensation for their contribution in the Audit Committee, for a total of $1,317.

On January 1, 2021 the Company granted 10,000 shares, with a fair market value of $0.24/share at the time of award, to a Medical Advisory Board Member for her contribution in the Company’s Advisory Board, for a total of $2,400.

On January 15, 2021 the Company granted 3,189,200 shares of Common Stock valued at $0.24/share, equally divided to 227,800 shares/each to fourteen of the Company’s Managers, Board- and Medical Advisory Board members, as well as to indispensable Consultants currently working on the clinical trial submissions with the FDA, for a total value of $765,408.

	Number of Shares	Fair Value per Share	Weighted Average Market Value per Share
Shares Issued as of December 31, 2019	471,000	$0.27 – 1.49	$0.77
Shares Issued	656,000	0.14 – 0.44	0.22
Shares Issued as of March 31, 2020	1,127,000	$0.14 – 1.49	$0.57

Shares Issued as of December 31, 2020	11,002,000	$0.003 – 1.49	$0.10
Shares Issued	3,199,200	0.24	0.24
Shares Issued as of March 31, 2021	14,201,200	$0.003 – 1.49	$0.13

For the three months ended March 31, 2021, the Company recorded stock-based compensation expense of $150,497 in connection with share-based payment awards. The Company did not record any recorded stock-based compensation expense in the three first months of 2020.

Stock options granted and vested 2010 Plan:

On January 1, 2020 the Company granted 3,000 three-year options immediately vested at an exercise price of $0.31 a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $603.

On February 1, 2020 the Company granted 45,000 three-year options immediately vested at an exercise price of $0.15 a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $4,401.

Stock options granted and vested 2021 Plan:

On February 1, 2021 the Company granted 45,000 three-year options immediately vested at an exercise price of $0.20 to a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $6,750.

The fair value of stock options granted and revaluation of non-employee consultant options for the three months ended March 31, 2021 and 2020 was calculated with the following assumptions:

	March 31, 2021	March 31, 2020
Risk-free interest rate	0.17%	1.32 - 1.69%
Expected dividend yield	0%	0%
Volatility factor (monthly)	161.18%	126.37%
Expected life of options	3 years	3 years

For the three months ended March 31, 2021, the Company recorded compensation expense of $6,750 in connection with awarded stock options. For the three months ended March 31, 2020 the amount was $5,004. As at March 31, 2021, there was no unrecognized compensation expense related to non-vested stock option awards.

The following table summarizes the Company’s stock option activity for the three months ended March 31, 2021, and 2020:

	Number of Options	Exercise Price per Share	Weighted Average Exercise Price per Share
Outstanding as of December 31, 2019	341,000	$0.61 - 1.21	$0.96
Granted	48,000	0.15 - 0.31	0.16
Exercised	-	-	-
Options forfeited/cancelled	-	-	-
Outstanding as of March 31, 2020	389,000	$0.15 - 1.21	$0.76

Outstanding as of December 31, 2020	533,000	$0.001 - 1.21	$0.73
Granted	45,000	0.20	0.20
Exercised	-	-	-
Options forfeited/cancelled	-	-	-
Outstanding as of March 31, 2021	578,000	$0.001 - 1.21	$0.72

The following table summarizes information about stock options that are vested or expected to vest at March 31, 2021:

		Options Outstanding				Exercisable Options
Exercise Price	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
$0.001	45,000	$0.001	2.08	$—	45,000	$0.001	2.08	$—
0.05	3,000	0.05	2.50	—	3,000	0.05	2.50	—
0.15	90,000	0.15	2.08	—	90,000	0.15	2.08	—
0.18	45,000	0.18	2.58	—	45,000	0.18	2.58	—
0.20	48,000	0.20	2.80	—	48,000	0.20	2.80	—
0.31	3,000	0.31	1.75	—	3,000	0.31	1.75	—
0.32	3,000	0.32	2.00	—	3,000	0.32	2.00	—
0.73	3,000	0.73	1.50	—	3,000	0.73	1.50	—
0.61	45,000	0.61	1.59	—	45,000	0.61	1.59	—
0.95	200,000	0.95	1.45	—	200,000	0.95	1.45	—
1.09	3,000	1.09	1.25	—	3,000	1.09	1.25	—
1.10	45,000	1.10	1.33	—	45,000	1.10	1.33	—
1.21	45,000	1.21	1.08	—	45,000	1.21	1.08	—
$0.001-1.21	578,000	$0.62	1.78	$—	578,000	$0.62	1.78	$—

The following table sets forth the status of the Company’s non-vested stock options as of March 31, 2021 and December 31, 2020:

	Number of Options	Weighted- Average Grant-Date Fair Value
Non-vested as of December 31, 2020	-	$-
Granted	45,000	0.18
Forfeited	-	-
Vested	45,000	0.18
Non-vested as of March 31, 2021	-	$-

The weighted-average remaining estimated life for options exercisable at March 31, 2021 is 1.78 years.

The aggregate intrinsic value for fully vested, exercisable options was $0 at March 31, 2021. The aggregate intrinsic value of options exercised for the three months ended at March 31, 2021 was $0 as no options were exercised. The actual tax benefit realized from stock option exercises for the three months ended at December 31, 2020 was no options available for exercise.

As at March 31, 2021 the Company has 17,546,430 options or stock awards available for grant under the 2021 Plan.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Employment contracts

The Company’s executive officers have entered employment contracts and confidentiality, non-disclosure and assignment of invention agreements. The employment agreements provide for the payment of $100,000 in severance upon termination of employment without cause and make no provisions for any payment upon a change of control.

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Legal fees for such matters are expensed as incurred and we accrue for adverse outcomes as they become probable and estimable.

On June 5, 2020 the Supreme Court of the State of New York, County of Nassau, issued a commencement of Action based on behalf of Power Up Lending Group, Ltd (“Power Up” or the “Claimant”). The Claimant request that due to the default of their note requesting a judgment for an amount of not less than $420,750. Among other claims Power Up asserts that the Company willfully failed to maintain the trading status, and manipulated its stock in its efforts to defraud the public and its investors by making false press statements and the like. The Company is denying any wrong-doing. However, the full requested amount has been included in the default calculation of the convertible debt. On January 20, 2021 the Supreme Court of the State of New York, County of Nassau, granted Power Up a summary judgement against the Company for Breach of Contact, awarding Power Up damages in the amount of $420,750.

Subsidiary commitments

The Company has signed an agreement with Pharmalectin Partners, LLC for them to acquire 50% of the Company’s Subsidiary for a total value of $5,050,000. The single use of this investment is to develop ProLectin-I for SARS-CoV-2 treatment. At the date of March 31, 2021, $1,400,000 has been invested in the research and development of this drug. If the outlined milestones are met, the remainder of the investment will be disbursed during the second quarter of 2021. If the outcome is successful, the shares can during a limited time, prior to commercialization, be converted into 17.5% of the Company’s outstanding common stock.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated events from March 31, 2021 through the date the financial statements were issued. The events requiring disclosure for this period are as follows;

Common stock

Stock Options Awarded and Issued under the 2021 Stock Plan:

On May 1, 2021 the Company granted 45,000 three-year options at an exercise price of $0.19 a Medical Advisory Board Member for his contribution in the Company’s Advisory Board. The options total fair value at the time of award was $7,650.

Shares Awarded and Issued under the 2021 Stock Plan:

On April 1, 2021 the Company granted 10,000 shares to a Medical Advisory Board Member for her contribution to the Company during the first quarter of 2021. The total fair market value at the time of the award was $1,700, or $0.17/share.

On April 1, 2021 the Company granted 90,000 shares to three Board Members in reward of their attendance at Board and Committee meetings during the first quarter of 2021. The total fair market value at the time of the award was $15,300, or $0.17/share.

On April 22, 2021 the Company granted 150,000 shares to a Consultant to resolve issues with OTC and FINRA as a result of the SEC suspension. The total fair market value at the time of the award was $25,500, or $0.17/share.

Sales of Shares in Subsidiary, Convertible Notes and Conversion to Common Stock

On April 16, 2021, the Subsidiaries JV raised an initial $150,000 (450,000 shares) of a $3,500,000 (10,500,000 shares) Private Placement Offering to finance the ongoing clinical trials with ProLectin-Rx for treatment of COVID-19. The shares are convertible to Bioxytran common stock in a 1 for 1 exchange.

Issuance of Convertible Notes Payable

On May 3, 2021, the Company issued four 1-year convertible promissory notes (the “Notes”) with a face value of $1,165,000, maturing on May 2, 2022, and a stated interest of 6% to third-party investors. The Notes are convertible into common stock of the Company, par value $.001 per share (the “Common Stock”) from time to time, or at any time. Within 60 days of the Original Issuance Date, the company should prepare and file with the SEC a Registration Statement on Form S-1, shall include the Registrable Securities in the Registration Statement and use its best efforts to cause the Registration Statement to become effective and remain effective. The conversion price of the Notes is equal to $0.13 or 85% of the closing price of any Qualified Financing, which consists of any fundraising receiving gross proceeds of not less than $500,000, whichever is less. The Notes were funded on May 10, 2021, when the Company received proceeds of $1,165,000, with disbursements for the fees and commissions which in aggregate resulted in a total discount of $119,850 to be amortized to interest expense over the life of the Notes.

Through and including August 20, 2021, (the 25th day after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

5,300,000 Shares

Bioxytran, Inc.

Common Stock

P R O S P E C T U S

July 26, 2021